UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

ARMOR HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share (‘‘Company Common Stock’’), of Armor Holdings, Inc. (the ‘‘Company’’)

2)	Aggregate number of securities to which transaction applies:

35,591,765 shares of Company Common Stock, options to purchase 3,645,175 shares of Company Common Stock, 807,390 shares of restricted Company Common Stock and other Company Common Stock awards, and 7,211,766 shares of Company Common Stock issuable upon conversion of all of the Company’s 2% Senior Subordinated Convertible Notes due November 1, 2024 (the ‘‘Convertible Notes’’), all as of May 22, 2007.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0000307 by the sum of (a) the product of 35,591,765 issued and outstanding shares of Company Common Stock and the per share merger consideration of $88.00, plus (b) the product of 3,645,175 (the aggregate number of shares of Company Common Stock that could be issued and outstanding immediately prior to the effective time of the merger as a result of the exercise of options to purchase Company Common Stock that were outstanding as of May 22, 2007) and $ 55.11 per share (which is the difference between $88.00 and $32.89, which is the weighted average exercise price per share of such options), plus (c) the product of 807,390 shares of restricted Company Common Stock and other Company Common Stock awards and the per share merger consideration of $88.00, plus (d) the product of 7,211,766 shares of Company Common Stock issuable upon conversion of all of the Convertible Notes (assuming the holders thereof elect, at their option, to so convert) and the per share merger consideration of $88.00.

4)	Proposed maximum aggregate value of transaction:

$4,038,646,642

5)	Total fee paid:

$123,986

Fee paid previously with preliminary materials:

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

ARMOR HOLDINGS, INC.
13386 INTERNATIONAL PARKWAY
JACKSONVILLE, FLORIDA 32218

PROPOSED CASH MERGER — YOUR VOTE IS VERY IMPORTANT

June 26, 2007

To Our Stockholders:

On behalf of the board of directors of Armor Holdings, Inc., I cordially invite you to attend a special meeting of stockholders of Armor Holdings, Inc., to be held on July 25, 2007 at 9:00 a.m., local time, at One Landmark Square, 22nd Floor, Stamford, Connecticut 06901. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 7, 2007, among BAE Systems, Inc., Armor Holdings, Inc. and Jaguar Acquisition Sub Inc. Under the merger agreement, Jaguar Acquisition Sub Inc., a wholly owned subsidiary of BAE Systems, Inc., will be merged with and into Armor Holdings, Inc., with Armor Holdings, Inc. being the surviving corporation.

If the merger is completed, you will be entitled to receive $88.00 in cash, without interest, for each share of our common stock you own, unless you exercise and perfect your appraisal rights under Delaware law.

Our board of directors has unanimously approved the merger agreement and the merger. Our board of directors has determined that the terms of the merger agreement and the proposed merger are advisable and fair to and in the best interests of our stockholders. Our board of directors recommends that you vote FOR the adoption of the merger agreement. Our board of directors also recommends that you vote FOR the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting.

The enclosed proxy statement provides information about the merger agreement, the proposed merger and the transactions contemplated thereby and the special meeting. You may obtain additional information about us from documents filed with the Securities and Exchange Commission. We urge you to read the entire proxy statement carefully, including the appendices, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Whether or not you plan to attend the special meeting, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented, please complete, sign, date and mail the enclosed proxy at your first opportunity. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for the mailing of your proxy card.

This solicitation for your proxy is being made by us on behalf of our board of directors. If you fail to vote on the proposal to adopt the merger agreement, the effect will be the same as a vote AGAINST the proposal. If you complete, sign and submit your proxy card without indicating how you wish to vote, your shares will be voted in favor of adoption of the merger agreement and any postponement or adjournment of the special meeting referred to above. Returning the proxy card will not deprive you of your right to attend the special meeting and vote your shares in person.

On behalf of our board of directors, I thank you for your continued support and your consideration of this matter.

Cordially,
ARMOR HOLDINGS, INC. /s/ Warren B. Kanders Warren B. Kanders Chief Executive Officer and Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated June 26, 2007 and is first being mailed to our stockholders on or about June 26, 2007.

ARMOR HOLDINGS, INC.
13386 INTERNATIONAL PARKWAY
JACKSONVILLE, FLORIDA 32218

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 25, 2007

To Our Stockholders:

Notice is hereby given that a special meeting of stockholders of Armor Holdings, Inc., a Delaware corporation, will be held on July 25, 2007, at 9:00 a.m., local time, at One Landmark Square, 22nd Floor, Stamford, Connecticut 06901 for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 7, 2007, among us, BAE Systems, Inc., and Jaguar Acquisition Sub Inc.

2.	To approve the postponement or adjournment of the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement, if necessary or appropriate, if there are not sufficient votes for adoption of the merger agreement at the special meeting.

3.	To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has unanimously approved the merger agreement and the proposed merger. Our board of directors has determined that the terms of the merger agreement and the proposed merger are advisable and fair to and in the best interests of our stockholders. Our board of directors recommends that you vote FOR the adoption of the merger agreement. Our board of directors also recommends that you vote FOR the approval of any postponement or adjournment of the special meeting referred to above.

Only holders of record of our common stock at the close of business on June 26, 2007, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

Under the General Corporation Law of the State of Delaware, or the DGCL, holders of our common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the merger agreement and if they comply with the procedures under the DGCL explained in the accompanying proxy statement.

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Failure to vote on the proposal to adopt the merger agreement has the same effect as a vote AGAINST the proposal. Whether or not you plan to attend the special meeting, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented, please complete, sign, date and mail the enclosed proxy card at your first opportunity. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for the mailing of your proxy card.

This solicitation for your proxy is being made by us on behalf of our board of directors. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

If you have any questions or need assistance in voting your shares, please call D.F. King & Co., Inc. which is assisting us, toll-free at (800) 769-4414.

The merger agreement and the merger are described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By Order of the Board of Directors,
/s/ Ian T. Graham
Ian T. Graham Secretary June 26, 2007

i

Index to Appendices
Appendix A	Agreement and Plan of Merger dated as of May 7, 2007 by and among BAE Systems, Inc., Jaguar Acquisition Sub Inc., and Armor Holdings, Inc.
Appendix B	Opinion of Goldman, Sachs & Co. dated May 7, 2007
Appendix C	Section 262 of the General Corporation Law of the State of Delaware

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following section provides brief answers to some commonly asked questions regarding the merger agreement, the special meeting and the merger. This section is not intended to contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the information in the Appendices.

In this proxy statement, the terms ‘‘we,’’ ‘‘us’’, ‘‘our’’ and ‘‘Armor Holdings’’ refer to Armor Holdings, Inc. The term ‘‘BAE Systems’’ refers to BAE Systems, Inc.

Q:	What am I being asked to vote on?

A:	You are being asked to adopt the merger agreement, which provides for the acquisition of us by BAE Systems, and to vote on a proposal to approve the adjournment of the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting. After the merger, our common stock will cease to be listed on the New York Stock Exchange, we will no longer be a publicly traded company and will be a wholly owned direct subsidiary of BAE Systems and a wholly owned indirect subsidiary of BAE Systems’ parent, BAE Systems plc, a public limited company incorporated in England and Wales.

The merger agreement is attached as Appendix A to this proxy statement. We urge you to read it carefully.

Q:	Does our Board recommend that I vote in favor of the Merger?

A:	Yes. Our board of directors has unanimously approved the merger agreement and the proposed merger. Our board of directors has determined that the terms of the merger agreement and the proposed merger are advisable and fair to and in the best interests of our stockholders. Our board of directors recommends that you vote FOR the adoption of the merger agreement. Our board of directors also recommends that you vote FOR the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of our stockholders will be held at 9:00 a.m., local time, on July 25, 2007 at One Landmark Square, 22nd Floor, Stamford, Connecticut 06901.

Q:	Who is eligible to vote?

A:	Holders of our common stock at the close of business on June 26, 2007, the record date for the special meeting, are eligible to vote.

Q:	How many votes do I have?

A:	You have one vote for each share of our common stock that you owned at the close of business on June 26, 2007, the record date for the special meeting.

Q:	As a stockholder, what will I receive upon completion of the merger?

A:	As a result of the merger, our stockholders, other than those stockholders who properly exercise and perfect dissenters’ rights of appraisal as discussed in this proxy statement, will receive $88.00 in cash, without interest, in exchange for each share of our common stock owned.

Q:	What will holders of outstanding stock options and other stock awards under our stock incentive plans receive upon completion of the merger?

Each holder of a stock award that is issued and outstanding under our stock incentive plans will receive, in exchange for the cancellation of such award, an amount in cash, if any, equal to (A) in the case of options to purchase our common stock, (1) the excess, if any, of $88.00 over the exercise price per share of our common stock subject to the option, multiplied by (2) the number of shares of our common stock subject to the option, and (B) with respect to awards of restricted stock, (1) $88.00 multiplied by (2) the number of shares of common stock subject to the restricted stock award, in each case without interest and less any applicable withholding taxes.

Q.	Will the consideration I receive in the merger change for any reason?

A.	No. The value of the merger consideration you will receive if the merger is completed is fixed. The merger agreement does not contain any provision that would adjust the merger consideration based on fluctuations in the price of our common stock, the amount of working capital we hold at the consummation of the merger or changes in our results of operations prior to the consummation of the merger.

Q:	What are the U.S. federal income tax consequences of the merger to me?

A:	The receipt of cash by a United States holder in exchange for our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, United States holders of our common stock who receive cash in exchange for their shares pursuant to the merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and their adjusted tax basis in their shares of our common stock. If a stockholder holds our shares as a capital asset, such gain or loss should generally be a capital gain or loss. If the stockholder has held the shares for more than one year, the gain or loss should generally be a long-term capital gain or loss. The deductibility of capital losses is subject to limitations. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See ‘‘The Merger — Material U.S. Federal Income Tax Consequences’’ beginning on page 40.

Q:	What is the vote required to adopt the merger agreement?

A:	The affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote is required to adopt the merger agreement.

Q:	When do you expect to consummate the merger?

A:	We expect that the proposed merger will be completed in the third quarter of 2007 after all conditions to the proposed merger have been satisfied or waived by BAE Systems and Armor Holdings, including the affirmative vote of holders of at least a majority of all outstanding shares of our common stock entitled to vote in favor of adoption of the merger agreement and receipt of required approvals from government authorities. However, we cannot assure you that all conditions to the merger, as set forth in the merger agreement, will be satisfied or, if satisfied, the date by which they will be satisfied.

Q.	What happens if a third party makes an offer to acquire us before the merger is completed?

A.	Prior to the adoption of the merger agreement by our stockholders, our board of directors may, subject to certain requirements and rights of BAE Systems under the merger agreement, terminate the merger agreement in order to accept a superior acquisition proposal from a third party contemplating the acquisition of Armor Holdings, if our board of directors determines in good faith after consultation with our financial and legal advisors that the consideration payable to our stockholders under that superior acquisition proposal has a higher value than the consideration to be received by our stockholders in the merger and that the transaction contemplated by the superior acquisition proposal is reasonably capable of being completed. We must provide BAE Systems with notice of the receipt of any alternative acquisition proposal and give BAE Systems the opportunity to negotiate with us in good faith to adjust the terms and conditions of the merger agreement such that the alternative acquisition proposal is no longer superior to the merger agreement. See ‘‘The Merger Agreement — Termination’’ beginning on page 58. In the event that our board of directors terminates the merger agreement in response to a superior acquisition proposal, as well as in certain other circumstances, we would be obligated to pay BAE Systems a termination fee of $140 million. See ‘‘The Merger Agreement — Termination Fee’’ beginning on page 59.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully in its entirety, including its appendices, consider how the merger would affect you as a stockholder, and then submit your proxy. After you read this proxy statement, if you choose to submit your proxy, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting of our stockholders. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote for the adoption of the merger agreement in accordance with the recommendation of our board of directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

Q:	If my broker holds my shares in ‘‘street name,’’ will my broker vote my shares for me?

A:	Your broker cannot vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	What happens if I do not send in my proxy, if I do not instruct my broker to vote my shares or I abstain from voting?

A:	If you do not send in your proxy, do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote AGAINST adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of our stockholders and vote your shares in person, regardless of whether you sign and return your proxy card prior to the special meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the record holder.

Q:	May I vote by Internet or the telephone?

A:	The Company encourages you to use the electronic means available to you to vote your shares. How you vote will depend on how you hold your shares of Armor Holdings stock.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to vote by proxy. In addition to returning the enclosed proxy card or voting in person, as described above, you may also:

•	Vote by Internet – www.voteproxy.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

•	Vote by phone – Call toll-free 1-800-PROXIES (1-800-776-9437)

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. on July 24, 2007.

Beneficial Owner

Most stockholders of Armor Holdings hold their shares through a stockbroker, bank or other nominee, rather than directly in their own name. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.  Depending on your bank, broker or other nominee, you may be able to vote over the Internet or by telephone depending on its voting procedures. Please follow the directions that your bank, broker or other nominee provides.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying our Secretary at our executive offices located at 13386 International Parkway, Jacksonville, Florida 32218, Attention: Ian T. Graham, in writing or by submitting by mail a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not, by itself, cause your proxy to be revoked).

Please note that if you hold your shares in ‘‘street name’’ and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, the paying agent for the merger will send a letter of transmittal and written instructions for exchanging your shares of our common stock for the merger consideration, without interest. You should not send in your stock certificates until you receive the letter of transmittal. See ‘‘The Merger Agreement — Exchange Procedures’’ beginning on page 46.

Q.	Am I entitled to appraisal rights?

A.	Yes. You are entitled to appraisal rights under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, in connection with the merger. See ‘‘The Merger — Appraisal Rights’’ beginning on page 42 and also see Appendix C of this proxy statement.

Q:	Who can help answer my questions?

A:	The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the information incorporated by reference and the information in the Appendices. See ‘‘Where You Can Find More Information’’ beginning on page 66. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact:

D.F. King & Co., Inc.
48 Wall Street – 22nd Floor
New York, NY 10005
E-mail: AHinfo@dfking.com
(800) 769-4414
Banks and brokerage firms
please call (212) 269-5550

You may also wish to consult your own legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

SUMMARY

This summary, together with the preceding question and answer section, highlights the material information discussed in more detail elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the adoption of the merger agreement. To understand the merger more fully, you are urged to read carefully this entire proxy statement and all of its appendices, including the merger agreement, a copy of which is attached as Appendix A to this proxy statement, and all information incorporated by reference before voting on whether to adopt the merger agreement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Parties to the Merger (see page 15)

Armor Holdings, Inc.

13386 International Parkway
Jacksonville, Florida 32218
Phone: (904) 741-5400

Armor Holdings is a Delaware corporation that is headquartered in Jacksonville, Florida. Armor Holdings is a leading manufacturer and distributor of military tactical wheeled vehicles, including the Family of Medium Tactical Vehicles (FMTV), the U.S. Army’s primary transport platform, security products and vehicle armor systems serving military, law enforcement, homeland security and commercial markets.

BAE Systems, Inc.

1601 Research Boulevard
Rockville, Maryland 20850
Phone: (301) 838-6000

BAE Systems is a leading electronics, information systems, and technology services company, and one of the largest providers of systems and services for the U.S. Department of Defense. BAE Systems currently manages approximately 45,000 people across some 30 states, generating annual sales of more than $11 billion. BAE Systems designs, develops, manufactures, and supports a wide range of advanced aerospace products, electronic systems, and information technology for the U.S. government and commercial customers.

Jaguar Acquisition Sub Inc.

1601 Research Boulevard
Rockville, Maryland 20850
Phone: (301) 838-6000

Jaguar Acquisition Sub is a Delaware corporation that is a wholly owned subsidiary of BAE Systems. BAE Systems formed Jaguar Acquisition Sub in connection with the merger, and to date, Jaguar Acquisition Sub has engaged in no activities other than those incidental to its formation and the consummation of the merger.

The Merger (see page 16)

In the merger, Jaguar Acquisition Sub will merge with and into us, and we will no longer be a publicly traded company. Upon completion of the merger, Jaguar Acquisition Sub will cease to exist and we will continue as the surviving corporation and as a wholly owned subsidiary of BAE Systems. See ‘‘The Merger’’ beginning on page 16 and ‘‘The Merger Agreement’’ beginning on page 45. Following the merger, our stockholders will cease to have ownership interests in us or rights as stockholders of our common stock.

The Special Meeting (see page 12)

•	Date, Time and Place of the Special Meeting (see page 12)

The special meeting will be held on July 25, 2007 at 9:00 a.m., local time, at One Landmark Square, 22nd Floor, Stamford, Connecticut 06901.

•	Record Date, Quorum and Voting Information (see page 12)

Only holders of record of our common stock at the close of business on June 26, 2007, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. As of the close of business on June 26, 2007, there were outstanding and entitled to vote 35,591,765 shares of our common stock outstanding.

Each share of our outstanding common stock is entitled to one vote at the special meeting. You may vote by completing, signing and mailing your proxy card in the postage-paid envelope, or by attending the meeting and voting in person. Whether or not you intend to attend the special meeting, please grant your proxy to ensure that your shares are represented at the special meeting and your vote is counted.

Stockholder Vote Required to Adopt the Merger Agreement (see page 12)

You are being asked to consider and vote upon a proposal to adopt the merger agreement. Adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote. Abstentions and broker non-votes will have the effect of a vote AGAINST the merger. On the record date, there were 35,591,765 shares of our common stock outstanding and entitled to be voted at the special meeting. See ‘‘The Special Meeting’’ beginning on page 12.

Recommendation of Our Board of Directors (see page 20)

Our board of directors has determined that the terms of the merger agreement and the proposed merger are advisable and fair to and in the best interests of our stockholders. For information as to the reasons for our board of directors reaching such conclusion, see ‘‘The Merger — Recommendation of the Board of Directors and Reasons for the Merger’’ beginning on page 20. Our board of directors has unanimously approved the merger agreement and the proposed merger and recommends that you vote FOR the adoption of the merger agreement and FOR the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting.

Opinion of Our Board’s Financial Advisor (see page 22)

Our board of directors engaged Goldman, Sachs & Co. (referred to in this proxy statement as ‘‘Goldman Sachs’’) to assist it in connection with its evaluation of the proposed merger and to render an opinion as to whether the consideration to be received by the holders of our common stock pursuant to the merger was fair from a financial point of view to such holders. Goldman Sachs delivered its opinion to our board of directors that, as of May 7, 2007 and based upon and subject to the factors and assumptions set forth therein, the $88.00 per share in cash to be received by the holders of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 7, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. You are encouraged to read the opinion carefully in its entirety. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger agreement. Pursuant to an engagement letter between us and Goldman Sachs, we have agreed to pay Goldman Sachs a transaction fee of approximately $30.6 million, the principal portion of which is payable upon consummation of the merger. See ‘‘The Merger — Opinion of Our Board’s Financial Advisor’’ beginning on page 22.

Consideration; Effect of the Merger on Our Stockholders (see page 32)

Upon completion of the merger, each share of our common stock will be converted automatically into the right to receive $88.00 in cash, without interest, except for:

•	shares of our common stock owned or held by us or our subsidiaries, or BAE Systems, Jaguar Acquisition Sub and/or any of their respective subsidiaries, all of which will be canceled without any payment; and

•	shares of our common stock that are outstanding immediately prior to the effective time of the merger and that are held by a holder that has, with respect to such share, perfected and not withdrawn or lost the right to appraisal under Section 262 of the DGCL. See ‘‘The Merger — Appraisal Rights’’ beginning on page 42 and Appendix C.

Upon completion of the merger, our stockholders will cease to have ownership interests in us or rights as our stockholders, and BAE Systems will own all of the surviving corporation’s outstanding capital stock. Therefore, our stockholders will not participate in any of our future earnings or growth and will not benefit from any of our appreciation in value, nor will our stockholders be subject to any future risks related to our business. See ‘‘The Merger — Effects of the Merger’’ beginning on page 32.

Treatment of Stock Awards (see page 47)

At the effective time of the merger, each outstanding stock award under our incentive plans will be fully vested, exercisable and free of restrictions and will be canceled in exchange for (A) in the case of options to purchase our common stock, an amount in cash, if any, determined by multiplying (1) the excess, if any, of $88.00 over the per share exercise price of the option and (2) the number of shares of our common stock subject to the option, and (B) with respect to awards of restricted stock, an amount in cash determined by multiplying (1) $88.00 and (2) the number of shares of common stock subject to the restricted stock award, in each case net of any applicable withholding taxes and without interest. The merger agreement requires our board of directors or any committee administering stock option plans to take all actions necessary to cause all outstanding stock options granted under stock option plans to become vested and exercisable at the effective time of the merger. See ‘‘The Merger Agreement — Treatment of Stock Awards’’ beginning on page 47.

Interests of Our Officers and Directors (see page 34)

Some of our executive officers and directors have interests in the merger that are different from, or in addition to, the interests of our stockholders generally including:

•	vesting of options and restricted stock awards;

•	payment of severance and other benefits under certain circumstances; and

•	provision under the merger agreement of certain indemnification and insurance arrangements by BAE Systems for our current and former directors and present officers;

in each case following completion of the merger.

These interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than our stockholders. Our board of directors was aware of these interests and took them into account in its decision to approve the merger agreement. For information concerning theses interests, see ‘‘The Merger — Interests of Our Officers and Directors in the Merger’’ beginning on page 34.

Conditions to the Merger (see page 56)

The merger agreement contains conditions to each party’s obligation to consummate the merger, including the following:

•	adoption of the merger agreement by the holders of at least a majority of the outstanding shares of our common stock entitled to vote;

•	expiration or termination of any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to in this proxy statement as the ‘‘HSR Act’’ and the rules and regulations thereunder;

•	the period of time for any applicable review process under the Exon-Florio Statute, Sec. 721 of Title VII of the Defense Production Act of 1950, as amended, referred to in this proxy statement as ‘‘Exon-Florio’’, shall have expired and the President of the United States shall not have taken action to prevent the consummation of the merger or the transactions contemplated by the merger agreement;

•	absence of any injunction, order or other legal restraint or law in each case that has the effect of making the consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger;

•	material accuracy, as of the closing of the merger, of each party’s representations and warranties in the merger agreement; and

•	material compliance by each party with its covenants in the merger agreement.

In addition, the merger agreement contains conditions to BAE Systems’ obligation to consummate the merger, including the following:

•	absence of a material adverse effect (as defined in the merger agreement) having occurred since the date of the merger agreement; and

•	no pending or threatened litigation brought by a governmental authority challenging the merger or seeking, among other things, to impose restrictions on any of us, BAE Systems or Jaguar Acquisition Sub.

See ‘‘The Merger Agreement — Conditions to the Merger’’ on page 56 and ‘‘The Merger — Regulatory Approvals Required for the Merger’’ on page 39.

Restrictions Regarding Alternative Acquisition Proposals (see page 52)

We have agreed in the merger agreement that we will not, and will not authorize or permit any of our representatives to, directly or indirectly (i) solicit, initiate, or facilitate (including by way of disclosing nonpublic information) any alternative acquisition proposal or (ii) participate in any discussions or negotiations regarding any alternative acquisition proposal. Notwithstanding these limitations, prior to the adoption of the merger agreement by our stockholders, we may furnish information in response to and enter into discussions and negotiations with respect to an unsolicited alternative acquisition proposal that our board of directors determines in good faith after consultation with its outside legal counsel and financial advisor constitutes or is reasonably likely to lead to a superior acquisition proposal.

Prior to adoption of the merger agreement by our stockholders, our board of directors remains free to withdraw or modify its recommendation to our stockholders in a manner adverse to BAE Systems if our board of directors determines in good faith, after consulting with our legal counsel, that the failure to do so could reasonably be expected to result in a breach of our board of director’s fiduciary duties under applicable law. We must provide BAE Systems with advance notice of a potential withdrawal or modification of our board of directors’ recommendation and give BAE Systems the opportunity to respond. Such withdrawal or modification of our board of directors’

recommendation could result in the termination of the merger agreement by BAE Systems and the payment of a termination fee. See ‘‘The Merger Agreement — No Solicitation’’ on page 52.

Termination of the Merger Agreement (see page 58)

Under certain circumstances specified in the merger agreement either BAE Systems or we may terminate the merger agreement. These circumstances generally include:

•	if the merger has not been consummated by September 4, 2007 (subject to a 90-day extension under certain circumstances in order to obtain certain pending required approvals from governmental authorities), except that a party who has willfully and materially breached the merger agreement, which breach is a principal cause of the failure to consummate the merger, cannot terminate on this basis;

•	if a governmental entity enjoins the consummation of the merger after the terminating party has used its reasonable best efforts to remove or lift such injunction and such action has become final and nonappealable;

•	if our stockholders do not adopt the merger agreement; or

•	if, either party materially breaches any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of BAE Systems or Jaguar Acquisition Sub, on the one hand, or us, on the other hand (provided that the terminating party (and, if BAE Systems is the terminating party, Jaguar Acquisition Sub) is not then in material breach of any representation, warranty, covenant or other agreement contained herein), and such breach has not been cured within 30 days of notice.

BAE Systems may terminate the merger agreement:

•	if our board of directors changes in any manner adverse to BAE Systems or withdraws its recommendation that our stockholders adopt the merger agreement, approves or recommends a takeover proposal from a third party, or determines that the merger agreement or the merger is no longer advisable or recommends that our stockholders reject the merger agreement, the merger, or the related transactions; or

•	our board of directors fails to reaffirm its recommendation in favor of the merger within ten business days of BAE Systems’ request at any time when an acquisition proposal from a third party is outstanding.

We may terminate the merger agreement in order to enter into a definitive agreement for a superior acquisition proposal and pay the termination fee to BAE Systems.

Additionally, the merger agreement may be terminated upon the mutual consent of BAE Systems, Jaguar Acquisition Sub and us.

Termination Fee (see page 59)

If the merger agreement is terminated under specified circumstances, including termination by us in order to enter into a superior acquisition proposal or by BAE Systems if our board of directors changes its recommendation in favor of adoption of the merger agreement, we are obligated to pay to BAE Systems a termination fee of $140 million. See ‘‘The Merger Agreement — Termination Fee’’ beginning on page 59.

Tax Consequences (see page 40)

The receipt of cash by a United States holder in exchange for our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, United States holders of our common stock who receive cash in exchange for their shares pursuant to the merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and their adjusted tax basis in their shares of our common stock. If a stockholder holds our shares as a capital asset, such gain or loss should generally be a capital gain or loss. If the stockholder has held the shares for more than one year, the gain or loss should generally be a long-term capital gain or loss. The deductibility of capital losses is subject to limitations. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See ‘‘The Merger — Material U.S. Federal Income Tax Consequences’’ beginning on page 40.

Appraisal Rights (see page 42)

Record holders of our common stock have the right under the DGCL to exercise appraisal rights to receive payment in cash for the fair value of their shares of our common stock determined in accordance with the DGCL, if such rights are properly perfected. The fair value of shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined in accordance with the DGCL may be more or less than the merger consideration to be paid to holders of our common stock who choose not to exercise their appraisal rights. To preserve their rights, record holders of our common stock who wish to exercise appraisal rights must precisely follow specific procedures set forth in the DGCL. These procedures are described in this proxy statement, and the provisions of the DGCL that grant appraisal rights and govern such procedures are attached as Appendix C of this proxy statement. See the section entitled ‘‘The Merger — Appraisal Rights’’ on page 42.

Regulatory Approvals Required for the Merger (see page 39)

The HSR Act, and the rules and regulations promulgated thereunder require that each of us and BAE Systems file Notification and Report Forms with respect to the merger and related transactions with the Antitrust Division of the Department of Justice and the Federal Trade Commission and to observe a waiting period after these filings before completing the merger and the transactions contemplated by the merger agreement. On May 17, 2007, we and BAE Systems each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If early termination is not granted, the waiting period will expire at 11:59 p.m. on June 18, 2007 unless a request for additional information is made, or unless we and BAE Systems decide to withdraw our filings and refile at a later date, in which case the waiting period will recommence. On June 18, 2007, with our consent, BAE Systems voluntarily withdrew its HSR filing and refiled in order to extend the initial HSR review period.

The merger is subject to review under Exon-Florio by the Committee on Foreign Investment in the United States (which we refer to as CFIUS) because BAE Systems is a wholly owned subsidiary of a foreign corporation. Under Exon-Florio, the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. On June 21, 2007, the United States Department of the Treasury notified us that CFIUS had completed its review of the merger. CFIUS determined that there were no issues of national security to warrant an investigation under Exon-Florio. Therefore, CFIUS concluded action under Exon-Florio with respect to the merger.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The enclosed proxy is solicited by us on behalf of our board of directors for use at a special meeting of stockholders to be held on July 25, 2007 at 9:00 a.m., local time, at One Landmark Square, 22nd Floor, Stamford, Connecticut 06901 or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. We intend to first mail this proxy statement, the attached notice of special meeting and accompanying proxy card on or about June 26, 2007 to all stockholders entitled to vote at the special meeting.

Purposes of the Special Meeting

At the special meeting, our stockholders are being asked to consider and vote upon a proposal to adopt the merger agreement. You are also being asked to vote on any proposal to approve the adjournment or postponement of the special meeting to a later date to solicit additional proxies in favor of adoption of the merger agreement, if necessary or appropriate, if there are not sufficient votes for the adoption of the merger agreement at the special meeting. Under the merger agreement, Jaguar Acquisition Sub will be merged with and into us and each issued and outstanding share of our common stock that you own will be converted into the right to receive $88.00 in cash, without interest.

Our board of directors has unanimously approved the merger agreement and the proposed merger. Our board of directors recommends that you vote FOR the adoption of the merger agreement and FOR the approval of any postponement or adjournment of the special meeting referred to above.

Record Date, Quorum and Voting Information

Only holders of record of our common stock at the close of business on June 26, 2007, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. At the close of business on June 26, 2007, there were outstanding and entitled to vote 35,591,765 shares of our common stock, all of which were held by stockholders other than BAE Systems, Jaguar Acquisition Sub, us and/or our respective subsidiaries. A list of our stockholders entitled to vote at the special meeting will be available for review at our executive offices during regular business hours for a period of 10 days prior to the special meeting. Each holder of record of our common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on ‘‘routine’’ proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption of non-routine matters, such as the merger agreement. Proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting and will have the same effect as votes AGAINST adoption of the merger agreement.

The affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote is required to adopt the merger agreement. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote AGAINST adoption of the merger agreement. Accordingly, our board of directors urges you to complete, sign, date and return the enclosed proxy card in the accompanying self-addressed postage prepaid envelope as soon as possible.

Appraisal Rights

If you do not vote in favor of adoption of the merger agreement, and you otherwise comply with the applicable statutory procedures and requirements of the DGCL summarized elsewhere in this proxy statement, you will be entitled to exercise your appraisal rights and receive payments in cash for the fair value of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, in accordance with the DGCL, if such rights are properly perfected. The fair value of shares of our common stock as determined in accordance with the DGCL may be more or less than the merger consideration to be paid to the holders of our common stock who choose not to exercise their appraisal rights. You must precisely follow these specific procedures to exercise and perfect your rights of appraisal, or you may lose your appraisal rights. See ‘‘The Merger — Appraisal Rights’’ beginning on page 42 and see Appendix C.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke the proxy at any time before it is voted at the special meeting. A proxy may be revoked by sending to our Secretary at our executive offices located at 13386 International Parkway, Jacksonville, Florida 32218, a written notice of revocation or a duly executed proxy bearing a later date. In addition, a proxy may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. If a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name. If a stockholder has instructed a broker to vote the stockholder’s shares, the stockholder must follow such broker’s directions to change such instructions.

If the special meeting is postponed or adjourned, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as these proxies would have been voted at the original convening of the special meeting (except for any proxies that previously have been effectively revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Expenses of Proxy Solicitation

Except as provided below, we will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $20,000, plus reimbursement of expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or other electronic means, or by personal solicitation by our directors, officers or other regular employees or by representatives of D.F. King & Co., Inc. No additional compensation will be paid to our directors, officers or other regular employees for their services in connection with the solicitation of proxies.

Adjournments and Postponements

If the requisite stockholder vote adopting the merger agreement has not been received at the time of the special meeting, holders of our common stock may be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies in favor of the adoption of merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the special meeting is required to approve the adjournment proposal. Our board of directors recommends that you vote FOR the approval of any such adjournment or postponement of the meeting, if necessary.

Stock Certificates

Please do not send in your stock certificates representing shares of our common stock at this time. In the event the merger is completed, the paying agent for the merger will distribute instructions regarding the procedures for exchanging your existing stock certificates representing shares of our common stock for the merger consideration. See ‘‘The Merger Agreement — Exchange Procedures’’ beginning on page 46.

THE PARTIES TO THE MERGER

Armor Holdings, Inc.

We are a leading manufacturer of military tactical wheeled vehicles, including the Family of Medium Tactical Vehicles (FMTV), the U.S. Army’s primary transport platform. Armor Holdings is also a leading manufacturer and distributor of security products and vehicle armor systems serving military, law enforcement, homeland security and commercial markets. Armor Holdings is incorporated under the laws of the State of Delaware. Its principal executive office is at 13386 International Parkway, Jacksonville, Florida 32218, and its telephone number is (904) 741-5400. Armor Holdings’ common stock is traded on The New York Stock Exchange under the symbol ‘‘AH.’’

BAE Systems, Inc.

BAE Systems is a leading electronics, information systems, and technology services company, and one of the largest providers of systems and services for the U.S. Department of Defense. BAE Systems currently manages approximately 45,000 people across some 30 states, generating annual sales of more than $11 billion. BAE Systems designs, develops, manufactures, and supports a wide range of advanced aerospace products, electronic systems, and information technology for the U.S. government and commercial customers. BAE Systems is headquartered in Rockville, Maryland. BAE Systems is a wholly owned subsidiary of BAE Systems plc, a public limited company incorporated in England and Wales. BAE Systems’ principal executive offices are located at 1601 Research Boulevard, Rockville, Maryland 20850, and its telephone number is (301) 838-6000.

Jaguar Acquisition Sub Inc.

BAE Systems formed Jaguar Acquisition Sub as a Delaware corporation for the purpose of entering into the merger agreement and completing the merger. Jaguar Acquisition Sub is a wholly-owned subsidiary of BAE Systems and has not engaged in any business activity other than in connection with the proposed merger and related transactions. The mailing address of Jaguar Acquisition Sub’s principal executive office is c/o BAE Systems, 1601 Research Boulevard, Rockville, Maryland 20850, and its telephone number is (301) 838−6000.

THE MERGER

General

At the special meeting we will ask our stockholders to vote on a proposal to adopt the merger agreement. We have attached a copy of the merger agreement as Appendix A to this proxy statement. We urge you to read the merger agreement in its entirety because it is the legal document governing the merger.

Background of the Merger

Our board has, from time to time, reviewed our long-term strategies and objectives. As part of this process and with a view toward increasing shareholder value, our management has engaged, from time to time, in discussions with financial advisors regarding the possibility of exploring various strategic alternatives, including potential business combinations with other companies.

In January 2007, our senior management conducted an internal review of our strategic alternatives. This review included, among other things, a discussion of our markets, customer relationships and ability to compete with industry participants with greater scale and financial resources. At the conclusion of this review, our senior management determined that it should dedicate more time to reviewing potential alternative business strategies, including continuing to operate the business on a stand-alone basis, pursuing acquisitions, and a potential sale of our company.

On February 12, 2007, Warren B. Kanders, our Chairman and Chief Executive Officer, met with representatives of Rothschild Inc. Rothschild was acting on behalf of a company in the defense industry, which company we will refer to in this proxy statement as Company A, to discuss various strategic alternatives involving our company and Company A. Mr. Kanders discussed with the financial advisor the possibility of having a meeting with the chief executive officer of Company A.

On February 13, 2007, during a telephonic meeting of our board of directors, our senior management reviewed preliminary presentations from each of Goldman Sachs and another potential financial advisor concerning various long-term strategies for our company. At that meeting our board and management discussed the potential process and timing for an exploration of various strategic alternatives, including a sale of our company. Our board also appointed Deborah Zoullas as lead independent director in connection with this project. As lead independent director, Ms. Zoullas served as a liaison between our management and financial and legal advisors on the one hand and our board on the other with respect to various strategic alternatives, but otherwise had no separate powers or authority. Ms. Zoullas was selected for this position because of her prior investment banking and capital markets experience as well as her tenure at Morgan Stanley.

On February 16, 2007, at a meeting of our board of directors, each of Goldman Sachs and Merrill Lynch, Pierce, Fenner & Smith Incorporated made presentations concerning potential strategic alternatives, including our company continuing to operate on a stand-alone basis and grow organically, completing major acquisitions, selling divisions of our company or portfolios of assets, or selling our company to a strategic or financial buyer. Our legal counsel then outlined the fiduciary duties of our board of directors in connection with evaluating strategic alternatives, including a potential sale of our company under Delaware law. After the presentations, our board approved the engagement of Goldman Sachs to provide primary financial advisory services in connection with exploring a potential sale of our company. Our board also retained Merrill Lynch to offer a package of staple acquisition financing, if necessary, as well as to provide other ancillary services to us. Our board was aware at the time that Goldman Sachs had provided services to potential bidders for our company. However, given that any other financial advisor would likely also have relationships with companies in the defense industry sector, our board determined that it was nonetheless in the best interests of our company to retain Goldman Sachs and our board determined not to retain a separate financial advisor despite Goldman Sachs’ past work for BAE Systems once it was determined to finalize a merger agreement with BAE Systems. After considering the different types of potential bidders for our company, for a variety of reasons, including the ability of strategic buyers to understand our business, to achieve cost savings and synergies, to complete due diligence quickly and thereby not disrupt our ongoing business, and our knowledge of the leading strategic buyers and assessment of their financial capabilities, as well as the expected rates of return that financial buyers would seek to achieve, our board determined to focus on strategic buyers rather than financial buyers.

On March 2, 2007, Mr. Kanders met with the chief executive officer of Company A and they discussed possible strategic alternatives, including a sale of our company to Company A. Mr. Kanders and representatives of Goldman Sachs met again with the chief executive officer of Company A and Company A’s financial advisor. Subsequent to this meeting, but prior to the commencement of any management presentations, representatives of Company A expressed to Mr. Kanders and to representatives of Goldman Sachs a valuation range for our company in the $80 to $90 per share range, but noted that Company A was uncertain that it could go as high as $90 per share and that its final valuation could be as low as the high $70’s per share. Such valuation was based on information about our company that was publicly available to Company A, and, at that time, we had not provided any confidential information to Company A. In addition, Company A’s valuation was subject to further due diligence. Company A also conveyed that any offer could include stock of Company A as a portion of the total consideration.

In March 2007, after reviewing a broad list of potential strategic buyers, Goldman Sachs, at our request, contacted a total of six (6) potential strategic buyers that we and Goldman Sachs believed were most likely to be interested in pursuing an acquisition of our company based upon a range of factors including the likely size of the acquisition and our and Goldman Sachs’ judgment as to the financial capacity and other characteristics of the potential strategic buyers. The parties that responded with a preliminary interest were sent introductory information about us and a confidentiality agreement. Five parties executed a confidentiality agreement. One of these parties was BAE Systems. Another party was Company A. The remaining parties will be referred to as Company B, Company C, and Company D. The sixth party expressed that it was not interested in participating in the process because they determined that our operating focus was not consistent with their current acquisition priorities.

From March 14, 2007 through April 4, 2007, members of our senior management team met with the senior management of the five parties who had expressed preliminary interest in a transaction and executed a confidentiality agreement, following which such parties were given access to certain confidential information.

Between March 14, 2007 and April 4, 2007, we received verbal indications of interest from three of the five parties which had signed confidentiality agreements, including Company A (as discussed above), Company B, and BAE Systems, which reflected preliminary possible offers for our whole company ranging from $73 per share to $90 per share. BAE Systems’ verbal indication of interest reflected a preliminary possible offer of $83 to $85 per share. Following the management meetings, Company C and Company D decided not to proceed further with a possible transaction with us because they each determined that our operating focus was not consistent with their respective current acquisition priorities. At meetings of our board of directors held on March 27, 2007 and April 18, 2007, our senior management updated our board on the sales process, which included discussions about the parties that had been contacted by Goldman Sachs and the initial indications of interests from each of the three parties expressing interest. At these meetings, our board discussed the strengths and weaknesses of each interested party and their respective indications of interest, including the price per share ranges. On April 9, 2007, Company A, which had submitted a verbal indication of interest in the $80 to $90 range, contacted representatives of Goldman Sachs to advise them that they had decided not to proceed further with a possible transaction because they determined that the price they would have to pay in order to be successful would likely be higher than they were willing to pay, and that our operating focus was not consistent with their current acquisition priorities.

On April 11, 2007, members of our senior management met again with members of Company B’s management to discuss various issues, including a further review of our company’s financial data. This meeting resulted in Company B expressing continued interest in a possible acquisition of our company.

On April 13, 2007, Goldman Sachs was contacted by a private equity firm inquiring whether Goldman Sachs was engaged by our company and expressing their possible interest in our company. On April 20, 2007, Mr. Kanders received an unsolicited e-mail from a principal of the same private equity firm. The e-mail suggested a meeting between representatives of the private equity firm and Mr. Kanders. For the reasons previously considered by our board of directors in not pursuing financial buyers, on April 26, 2007, Mr. Kanders responded that he would defer on having a meeting at the current time, which decision was consistent with our board’s prior determination to focus on strategic buyers rather than financial buyers.

On April 24, 2007, final bid instruction letters were sent by Goldman Sachs to each of the two remaining interested parties, BAE Systems and Company B. Each party was also sent a form of merger agreement which contemplated a first-step cash tender offer for all of our outstanding shares of common stock to be followed by a second-step merger. Each party was requested to submit a mark-up of the merger agreement by noon on May 2, 2007 and final bids by noon on May 4, 2007. Each of BAE Systems and Company B independently requested a one-step form of merger agreement without an initial tender offer, which we provided.

On May 2, 2007, we received a merger agreement markup from BAE Systems. BAE Systems’ markup reflected a one-step merger transaction in which the consideration would be all cash. On May 3, 2007, we received a merger agreement markup from Company B. Company B’s markup also reflected a one-step merger transaction in which the consideration would be all cash. Company B delivered a list of additional due diligence requirements.

On May 4, 2007, BAE Systems submitted a final bid that contemplated the following material terms:

•	$84.00 per share;

•	structured as a one-step, all cash merger;

•	the revisions to the draft merger agreement previously provided on May 2; and

•	additional limited due diligence requirements.

That same day, Goldman Sachs contacted Company B. Company B did not provide a written final bid or revise its updated verbal valuation range but did express interest in continuing its due diligence.

That evening there was a telephonic meeting of our board of directors at which time Goldman Sachs updated our board on the sales process, including a discussion of BAE Systems’ final bid. At that meeting, our legal advisors discussed with our board the principal legal issues raised by BAE Systems’ revisions to the merger agreement, including concerns regarding the certainty of the merger being consummated, and advised our board that certain modifications to the merger agreement would be required to address these concerns. Following the meeting, Goldman Sachs contacted BAE Systems on our behalf and communicated that BAE Systems needed to increase their offer price to $88.00 per share and amend key provisions of their proposed merger agreement in order for our board to support a transaction. Goldman Sachs also contacted Company B to communicate on behalf of us a similar invitation to Company B as had been communicated with BAE Systems.

Later in the evening of May 4, BAE Systems responded that it would increase its offer to $88.00 per share and make certain of the modifications to the proposed merger agreement requested on our behalf by Goldman Sachs. The proposed merger agreement, with BAE Systems’ proposed modifications, caused us to believe that the parties would be able to promptly reach agreement on mutually acceptable terms. The principal modifications related to provisions that our legal advisors believed would decrease the conditionality of the agreement and increase the likelihood that the merger would be consummated and included, among other things, the addition of materiality standards for representations and warranties, clarifying certain events and circumstances which would trigger a ‘‘material adverse effect’’, increasing the efforts that BAE Systems would make in pursuing clearance under the HSR Act and reducing the level of BAE Systems’ oversight over the conduct of our business prior to closing. After discussions surrounding these issues with BAE Systems, we agreed to hold in-person negotiations with representatives of BAE Systems in New York beginning the following morning to attempt to negotiate a definitive written agreement. Our decision to seek direct and immediate negotiations with BAE Systems was based primarily on:

•    the price offered by BAE Systems;

•	the few due diligence issues to be resolved and our view as to whether BAE Systems would view the remaining due diligence issues as material;

•	our view as to the reasonable nature of the draft merger agreement presented by BAE Systems, giving effect to the agreed upon areas of modification, and our expectation that we would be able to resolve the remaining contractual issues promptly and on a reasonable basis; and

•	BAE Systems expressly affirming its ability to consummate a transaction without a financing condition, including its intention to complete, shortly after the announcement of the signing of the merger agreement, an equity financing in connection with the proposed merger that was not subject to the merger being consummated, which we believed provided greater closing certainty.

Commencing on May 5, 2007, and continuing through the evening hours of May 6, 2007, our representatives and representatives of BAE Systems, together with our respective advisors, engaged in negotiations regarding the merger agreement and the terms of the proposed merger. During the day on May 5, Company B advised Goldman Sachs of its decision not to increase its bid, citing its belief that its existing bid (which was less than BAE Systems’ final bid) reflected at least the fair value of our company.

Early in the evening of May 6, 2007, our board of directors met with our legal and financial advisors to review our strategic alternatives, the history of our sale process, the negotiations with BAE Systems, the terms of the proposed merger agreement and the merger, and our directors’ duties and responsibilities under applicable law.

Our legal advisors reiterated their advice to our board of directors as to the directors’ responsibilities in the context of exploring a sale of our company and the proposed merger. Our legal advisors then described the terms and provisions of the merger agreement, including, among other things, the conditions to closing, restrictions on our ability to solicit alternative acquisition proposals and the termination and termination fee provisions.

Representatives of Goldman Sachs made a presentation to our board of directors regarding the proposed merger. In its presentation, Goldman Sachs discussed its preliminary views as to whether the consideration of $88.00 per share in cash proposed to be received by holders of our common stock pursuant to the merger was fair from a financial point of view to such holders. At the conclusion of such presentation, Goldman Sachs indicated that it would be able to deliver a written opinion regarding the fairness of the merger consideration if a definitive agreement on the terms previously described to Goldman Sachs at the meeting was reached with BAE Systems.

Our board of directors then considered the proposed merger, the merger agreement and the transactions contemplated thereby, including the positive and negative factors described below in the section entitled ‘‘— Recommendation of Our Board of Directors and Reasons for the Merger’’, as well as our company’s standalone prospects, projected financial performance (including the assumptions and risks relating to such projections), and other possible strategic alternatives to the sale of our company pursuant to a cash merger. Following a discussion of the Goldman Sachs presentation, our board of directors determined that, subject to receiving the written opinion from Goldman Sachs confirming its preliminary view that the merger consideration of $88.00 per share was fair to our stockholders from a financial point of view:

•	the merger agreement and the merger are advisable and fair to and in the best interest of our shareholders;

•	approved and adopted the form of merger agreement and the merger; and

•	unanimously recommended that our stockholders adopt the merger agreement.

Following the meeting of our board of directors, our representatives and the representatives of BAE Systems, together with our respective advisors, finalized the merger agreement. Goldman Sachs then delivered to our board of directors its written opinion dated May 7, 2007 that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration of $88.00 per share in cash proposed to be received by holders of our common stock pursuant to the merger was fair from a financial point of view to such holders. A summary of the material financial analyses performed by Goldman Sachs in connection with rendering the fairness opinion is described under the caption ‘‘— Opinion of Our Board’s Financial Advisor’’. Thereafter, on the morning of May 7, 2007, before the opening of the financial markets in New York, we, BAE Systems and Jaguar Acquisition Sub executed the merger agreement. BAE Systems and we each issued a press release at that time.

Recommendation of the Board of Directors and Reasons for the Merger

At its meeting on the evening of May 6, 2006, our board of directors unanimously determined that, subject to receiving the written opinion from Goldman Sachs confirming its preliminary view that the merger consideration of $88.00 per share was fair to our stockholders from a financial point of view, the terms of the merger agreement and the proposed merger are advisable and fair to, and in the best interests of, our stockholders and unanimously approved and adopted the merger agreement and the merger. Our board of directors considered a number of factors, as more fully described above under ‘‘— Background of the Merger’’ in making its determination. Our board of directors recommends that you vote FOR the adoption of the merger agreement.

In recommending the adoption of the merger agreement, our board of directors considered a number of factors that it believed supports its recommendation, including:

•	as discussed in the section entitled ‘‘— Background of the Merger,’’ following our authorization to explore a sale of the company, Goldman Sachs contacted six parties who might reasonably be interested in a possible transaction with us and inquired whether they might be interested in a possible transaction with us. Each of these companies that expressed a current interest in a possible transaction was afforded ample time and information to submit an offer;

•	the fact that the merger consideration of $88.00 per share, all in cash, represented a substantial premium over the market price of our common stock over periods of time before the public announcement of the merger agreement, namely, an approximate 31% premium over the 60-day trading average closing price through May 4, 2007, a 26% premium over the 30-day trading average closing price through May 4, 2007, a 18% premium over the five-day trading average closing price through May 4, 2007 and a 7% premium over the market closing price of $82.15 per share on May 4, 2007, the last trading day prior to the public announcement. Our board of directors judged that the merger consideration was negotiated on an arm’s-length basis and represented the highest price that could be negotiated at the time for a transaction that did not entail substantial risk of non-consummation;

•	our board’s consultation and advice from management, with financial advisors and with legal counsel;

•	the financial analyses and presentation by Goldman Sachs and its opinion dated May 7, 2007 to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $88.00 per share cash merger consideration to be received by holders of our common stock pursuant to the merger, which analyses and opinion our board of directors considered in their totality. See Appendix B to this proxy statement and ‘‘— Opinion of our Board’s Financial Advisor’’ beginning on page 22 of this proxy statement for more information on the analyses and opinion, including the assumptions made, matters considered and limits of review;

•	the proposed merger is for cash only, which provides more certainty of value to our shareholders compared to a transaction pursuant to which shareholders receive stock or other non-cash consideration that could fluctuate in value, nor will our stockholders be subject to any future risks related to our business;

•	the ability of our shareholders to recognize a significant cash value through the proceeds of the merger versus the risk of continuing to operate as a stand-alone company, taking into account uncertainties regarding future military needs and budgetary constraints of governmental authorities, the unpredictability of stock market valuations, and the uncertainty of achieving management’s projections;

•	the terms of the merger agreement, including the price, and the conditions to closing the merger and the likelihood of closing the transaction (including the absence of a financing condition);

•	subject to certain conditions, including the payment of a termination fee under certain circumstances, the terms of the merger agreement allow our board of directors to exercise its fiduciary duties to consider potential alternative transactions and to withdraw its recommendation to our stockholders to adopt the merger and to terminate to accept a superior acquisition proposal;

•	BAE Systems’ strong financial position to consummate the transactions contemplated by the merger agreement; and

•	under Delaware law, our stockholders have the right to demand appraisal of their shares, which rights are described below under ‘‘— Appraisal Rights’’ beginning on page 42 and Appendix C.

Our board also considered a variety of risks and other potentially negative factors concerning the merger, including the following:

•	the fact that our stockholders will not participate in any future earnings or growth of our company (as we will no longer exist as an independent, publicly traded company) and will not benefit from any appreciation in the value of our common stock after the merger;

•	the fact that certain conditions to the closing of the merger must be met, including regulatory approvals (notwithstanding our board’s belief in the probability that the merger will be completed based on, among other things, BAE Systems’ commitment pursuant to the merger agreement to take certain actions necessary to obtain required regulatory approvals);

•	the risks and costs to us if the merger is not closed, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships (see section entitled ‘‘— Risks that the Merger Will Not Be Completed’’ beginning on page 33);

•	the fact that an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the closing of the merger or the termination of the merger agreement without the consent of BAE Systems (not to be unreasonably withheld or delayed), which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company;

•	the fact that, under the terms of the merger agreement, we are restricted in our ability to solicit alternative acquisition proposals;

•	the termination fee of $140 million, payable by us upon the occurrence of certain events, and the possible deterrent effect that paying such fee might have on the desire of other potential acquirors, including the private equity sponsors that had approached the company, to propose an alternative transaction that may be more advantageous to our stockholders; and

•	the fact that, under the terms of the merger agreement, certain of our directors and executive officers have interests in connection with the merger that are different from, or in addition to, the interests of our stockholders generally (see the section entitled ‘‘The Merger — Interests of Our Officers and Directors in the Merger’’ beginning on page 34).

Our board of directors based its ultimate decision on its business judgment that the benefits and risks of pursuing the merger significantly outweigh the benefits and risks of alternatives currently available to the company, including remaining an independent publicly-traded company. Our board of directors unanimously concluded that the merger consideration of $88.00 per share of common stock was fair to our stockholders from a financial point of view to such holders and that the merger agreement and the merger contemplated thereby is advisable and fair to, and in the best interest of our shareholders.

The preceding discussion is not, and is not intended to be, exhaustive, but, rather, includes material factors considered by our board of directors. In light of the number and the wide variety of positive and negative factors that our board of directors considered in connection with its evaluation of the proposed merger and the complexity of these matters, our board of directors did not find it practicable, and has not tried, to quantify, rank or otherwise assign relative weights to the specific factors it considered. Individual members of our board of directors may have given different weight to different factors. Our board of directors considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

Opinion of Our Board’s Financial Advisor

Goldman Sachs rendered its opinion to our board of directors that, as of May 7, 2007 and based upon and subject to the factors and assumptions set forth in its opinion, the $88.00 per share in cash to be received by the holders of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 7, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. You are encouraged to read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of our company for the five fiscal years ended December 31, 2006;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of our company;

•	certain other communications from us to our stockholders; and

•	certain internal financial analyses and forecasts for us prepared by our management.

Goldman Sachs also held discussions with members of the senior management of our company regarding their assessment of the past and current business operations, financial condition and future prospects of our company. In addition, Goldman Sachs reviewed the reported price and trading activity for our common stock, compared certain financial and stock market information for us with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the defense industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. Goldman Sachs assumed with the consent of our board of directors that the internal financial forecasts prepared by the management of our company had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of our company. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of our company or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of our company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of our company to engage in the merger.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 7, 2007 and is not necessarily indicative of current market conditions.

Analysis at Various Prices.    Goldman Sachs performed certain analyses based on historical financial information, SEC filings and projected financial information provided by our management as of March 14, 2007. Using market prices per share of our common stock of $70.69 (May 1, 2007), $72.08 (May 2, 2007) and $82.15 (May 4, 2007) and the transaction price of $88.00 per share, Goldman Sachs calculated for us an implied equity value of our company. For purposes of such calculations Goldman Sachs assumed 35.6 million shares of our common stock outstanding as of April 30, 2007; the exercise of 3.6 million options with a weighted average strike price of $32.89; the conversion of our outstanding 2% Convertible Notes due 2024; the exercise of 78,890 shares of restricted stock and the issuance of 450,000 performance restricted shares. Goldman Sachs further assumed, upon a change of control, the issuance of additional shares upon conversion of such 2% Convertible Notes due 2024; the issuance of 130,000 shares of change of control restricted stock; and the issuance of 53,500 shares of S&P performance stock. Goldman Sachs added to this implied equity value the net debt to be incurred by BAE as part of the merger, which Goldman Sachs assumed to be $850.2 million on the basis of our SEC filings, to derive an implied enterprise value of our company. Based on these calculations, Goldman Sachs calculated the multiples described below:

•	our implied enterprise value as a multiple of our sales for the latest twelve months, referred to as LTM, and as a multiple of our management’s estimates of our sales for the 2007 and 2008 fiscal years;

•	our implied enterprise value as a multiple of our earnings before interest, taxes and depreciation and amortization, or EBITDA, for the latest twelve months and as a multiple of our management’s estimates of our EBITDA for the 2007 and 2008 fiscal years; and

•	our implied enterprise value as a multiple of our net income for the latest twelve months and as a multiple of our management’s estimates of our net income for the 2007 and 2008 fiscal years.

The following table presents the results of Goldman Sachs’ analysis ($ in millions, except per share prices):

Assumed Share Prices
	May 1, 2007	May 2, 2007	May 4, 2007	Transaction Price
	$70.69	$72.08	$82.15	$88.00
Equity Value	$2,797	$2,861	$3,326	$3,684
Enterprise Value	$3,647	$3,711	$4,176	$4,534
Enterprise Value/Sales
LTM	1.3x	1.3x	1.5x	1.6x
2007 Estimate	1.1x	1.1x	1.2x	1.3x
2008 Estimate	0.9x	0.9x	1.1x	1.1x
Enterprise Value/EBITDA
LTM	12.4x	12.7x	14.2x	15.5x
2007 Estimate	8.8x	9.0x	10.1x	11.0x
2008 Estimate	8.0x	8.1x	9.2x	9.9x
Enterprise Value/Net Income
LTM	21.6x	22.1x	25.7x	28.5x
2007 Estimate	14.6x	15.0x	17.4x	19.3x
2008 Estimate	12.8x	13.1x	15.2x	16.8x

Historical Stock Trading Analysis.    Goldman Sachs reviewed the historical trading prices and volumes for our common stock for the one-year, three-year and five-year periods ended May 4, 2007. In addition, Goldman Sachs analyzed the consideration to be received by holders of our common stock pursuant to the merger agreement in relation to the closing market price of our common stock on each of May 4, 2007, May 3, 2007, May 2, 2007 and May 1, 2007 and the average market prices of our common stock over the five day, 10 day, 20 day, 30 day and 60 day periods ending on May 4, 2007.

This analysis indicated that the price per share to be paid to our stockholders pursuant to the merger agreement represented:

•	a premium of 7.1% based on the closing market price of $82.15 per share on May 4, 2007;

•	a premium of 13.3% based on the closing market price of $77.69 per share on May 3, 2007;

•	a premium of 22.1% based on the closing market price of $72.08 per share on May 2, 2007;

•	a premium of 24.5% based on the closing market price of $70.69 per share on May 1, 2007;

•	a premium of 17.6% based on the latest five days average market price of $74.82 per share;

•	a premium of 21.4% based on the latest 10 days average market price of $72.46 per share;

•	a premium of 24.1% based on the latest 20 days average market price of $70.88 per share;

•	a premium of 25.8% based on the latest 30 days average market price of $69.96 per share; and

•	a premium of 30.7% based on the latest 60 days average market price of $67.34 per share.

Analyst Price Targets.    Goldman Sachs reviewed and compared the price targets issued by eleven Wall Street equity research analysts for our common stock during April 2007. The price targets of the analysts ranged from a low of $75.00 per share to a high of $81.00 per share, with a median of $80 per share, as compared to a closing market price of $82.15 per share on May 4, 2007.

The following table presents the specific price targets for the Company of each of the Wall Street equity research analysts reviewed by Goldman Sachs:

	Wall Street Equity Research Analysts
	Advisor	Date	Price Target
Bear, Stearns & Co. Inc.	Peter J. Barry	April 20, 2007	$81.00
Wachovia Capital Markets, LLC	Gary Liebowitz	April 20, 2007	$80.50
Prudential Equity Group, Inc.	Byron K. Callan	May 4, 2007	$80.00
Stanford Group Company	Josephine Millward	April 20, 2007	$80.00
Stifel Nicolaus & Company, Inc.	Stephen E. Levenson	April 20, 2007	$80.00
Friedman, Billings, Ramsey Group & Co.	Brian J Butler	April 20, 2007	$80.00
Lehman Brothers Inc.	Jeffrey T. Kessler	April 20, 2007	$77.00
Credit Suisse Securities (USA) LLC	Robert M. Spingarn	April 20, 2007	$77.00
Stephens Inc.	Tim Quillin	May 4, 2007	$77.00
Wm Smith Securities, Inc.	Joshua Sharf	April 23, 2007	$77.00
Goldman, Sachs & Co.	Richard Safran	April 20, 2007	$75.00

Illustrative Implied Future Equity Value Analysis.    Goldman Sachs performed an illustrative analysis of the present value of our implied future share price based on our management’s earnings per share, or EPS, growth forecasts; estimates of the Institutional Brokers’ Estimate System, or IBES estimates, of EPS growth; and IBES estimates plus assumed EPS growth of 25%, 15%, 10% and 5% for each of 2010 to 2011. In performing such analysis, Goldman Sachs applied an assumed price to earnings, or P/E, ratio of 15.0x, which ratio is substantially reflective of our equity value as a multiple of our management’s estimates of our net income for the 2007 fiscal year as of May 2, 2007.

Based on the foregoing, Goldman Sachs derived theoretical future implied equity values per share of our common stock ranging from, in 2011, $103.00 per share (which sum reflected IBES median EPS, plus extrapolated EPS growth of 5% per year for 2010 to 2011) to $146.00 per share (which sum reflected IBES median EPS, plus extrapolated EPS growth of 25% per year for 2010 to 2011).

Using the same range of EPS estimates and forward P/E ratio, Goldman Sachs also derived the present value of these theoretical implied equity values per share with respect to our common stock by discounting such values back to current present value assuming a 10% equity discount rate. Goldman Sachs determined this equity discount rate based upon its analysis of the estimated cost of capital of our company, which included consideration of historical rates of return for publicly traded common stocks in the defense sector, risks inherent in the industry, and specific risks associated with the continuing operations of our company. Based on the foregoing, Goldman Sachs derived present values of theoretical implied equity values per share of our common stock ranging from $70.00 per share (which sum reflected IBES median EPS, plus extrapolated EPS growth of 5% per year for 2010 to 2011) to $100.00 per share (which sum reflected IBES median EPS, plus extrapolated EPS growth of 25% per year for 2010 to 2011).

Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information for our company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the defense industry:

Small and Mid Cap Defense

•	Cubic Corporation;

•	Alliant Techsystems, Inc.;

•	Ceradyne, Inc.;

•	DRS Technologies, Inc.;

•	EDO Corporation;

•	FLIR Systems, Inc.;

•	Harris Corporation;

•	L-3 Communications Corporation;

•	Orbital Sciences Corporation;

•	DynCorp International LLC; and

•	Teledyne Technologies, Inc.

US Large Cap Defense

•	General Dynamics Corporation;

•	Lockheed Martin Corporation;

•	Northrop Grumman Corporation; and

•	Raytheon Company.

Truck Related

•	Oshkosh Truck Corporation; and

•	Terex Corporation.

Although none of the selected companies is directly comparable to our company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of our company.

Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings and IBES estimates. The multiples and ratios of our company were calculated using the closing price of our common stock on May 4, 2007, as well as IBES estimates and information obtained from our management. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, Goldman Sachs calculated:

•	enterprise value as a multiple of estimated fiscal year 2007 EBITDA;

•	enterprise value as a multiple of estimated fiscal year 2008 EBITDA;

•	enterprise value as a multiple of estimated fiscal year 2007 earnings before interest and tax, or EBIT; and

•	enterprise value as a multiple of estimated fiscal year 2008 EBIT.

The following table presents the ratios and market multiples derived for each of the companies reviewed by Goldman Sachs in connection with its Selected Companies Analysis:

Comparison of Selected Companies
	Enterprise Value Multiples:				Price/Earnings Ratio:
	2007 EBITDA	2008 EBITDA	2007 EBIT	2008 EBIT	2007 P/E	2008 P/E	2009 P/E
Armor Holdings (IBES)	10.6x	9.0x	12.4x	10.6x	17.1x	15.2x	13.1x
Armor Holdings (Management)	10.1x	9.2x	12.1x	10.9x	17.4x	15.2x	—
Small to Mid Cap Defense
Cubic Corporation	10.8x	—	12.1x	—	19.7x	—	—
Alliant Techsystems, Inc.	10.3x	9.3x	12.4x	11.0x	16.6x	14.4x	—
Ceradyne, Inc.	6.9x	7.8x	7.6x	9.4x	12.0x	13.2x	27.2x
DRS Technologies, Inc.	9.6x	8.8x	11.9x	10.8x	15.6x	13.7x	—
EDO Corporation	10.0x	8.7x	14.3x	11.0x	19.5x	15.6x	14.0x
FLIR Systems, Inc.	15.8x	13.4x	17.3x	14.9x	26.8x	23.0x	22.4x
Harris Corporation	9.5x	8.4x	11.0x	9.6x	16.3x	14.6x	—
L-3 Communications Corporation	9.9x	9.1x	11.2x	10.4x	16.1x	14.4x	13.4x
Orbital Sciences Corporation	13.5x	12.0x	16.2x	13.6x	26.2x	23.3x	20.5x
DynCorp International LLC	7.8x	6.8x	10.7x	—	17.1x	12.0x	—
Teledyne Technologies, Inc.	10.0x	9.0x	12.3x	10.8x	18.5x	16.4x	—
US Large Cap Defense
General Dynamics Corporation	10.0x	9.2x	11.3x	10.2x	16.8x	15.0x	14.0x
Lockheed Martin Corporation	8.4x	8.0x	9.9x	9.4x	15.1x	14.4x	13.2x
Northrop Grumman Corporation	8.5x	8.0x	10.5x	9.9x	14.8x	13.5x	12.4x
Raytheon Company	9.0x	8.1x	10.7x	9.6x	17.7x	15.2x	13.6x
Truck Related
Oshkosh Truck Corporation	10.4x	—	—	—	15.7x	12.3x	—
Terex Corporation	8.2x	7.1x	—	—	14.4x	12.5x	—

The results of these analyses for the selected companies within the above ‘‘Small and Mid Cap Defense’’ category are summarized as follows:

Enterprise Value as a multiple of:	Selected Companies Small to Mid Cap Defense		Armor Holdings (IBES)	Armor Holdings (Management)
	Range	Median
2007 EBITDA	6.9x-15.8x	10.0x	10.6x	10.1x
2008 EBITDA	6.8x-13.4x	8.9x	9.0x	9.2x
2007 EBIT	7.6x-17.3x	12.1x	12.4x	12.1x
2008 EBIT	9.4x-14.9x	10.8x	10.6x	10.9x

The results of these analyses for the selected companies within the above ‘‘US Large Cap Defense’’ category are summarized as follows:

Enterprise Value as a multiple of:	Selected Companies US Large Cap Defense		Armor Holdings (IBES)	Armor Holdings (Management)
	Range	Median
2007 EBITDA	8.4x-10.0x	8.7x	10.6x	10.1x
2008 EBITDA	8.0x-9.2x	8.1x	9.0x	9.2x
2007 EBIT	9.9x-11.3x	10.6x	12.4x	12.1x
2008 EBIT	9.4x-10.2x	9.8x	10.6x	10.9x

The results of these analyses for the selected companies within the above ‘‘Truck Related’’ category are summarized as follows:

Enterprise Value as a multiple of:	Selected Companies Truck Related		Armor Holdings (IBES)	Armor Holdings (Management)
	Range	Median
2007 EBITDA	8.2x-10.4x	9.3x	10.6x	10.1x
2008 EBITDA	7.1x-7.1x	7.1x	9.0x	9.2x
2007 EBIT	0.00x-0.00x	NA	12.4x	12.1x
2008 EBIT	0.00x-0.00x	NA	10.6x	10.9x

Goldman Sachs also calculated the selected companies’ estimated calendar years 2007, 2008 and 2009 price/earnings ratios to the results for our company. The following table presents the results of this analysis for the selected companies within the above ‘‘Small and Mid Cap Defense’’ category:

Price/Earnings Ratio:	Selected Companies Small to Mid Cap Defense		Armor Holdings (IBES)	Armor Holdings (Management)
	Range	Median
2007	12.0x-26.8x	17.1x	17.1x	17.4x
2008	12.0x-23.3x	14.5x	15.2x	15.2x
2009	13.4x-27.2x	20.5x	13.1x	—

The following table presents the results of this analysis for the selected companies within the above ‘‘US Large Cap Defense’’ category:

Price/Earnings Ratio:	Selected Companies US Large Cap Defense		Armor Holdings (IBES)	Armor Holdings (Management)
	Range	Median
2007	14.8x-17.7x	16.0x	17.1x	17.4x
2008	13.5x-15.2x	14.7x	15.2x	15.2x
2009	12.4x-14.0x	13.4x	13.1x	—

The following table presents the results of this analysis for the selected companies within the above ‘‘Truck Related’’ category:

Price/Earnings Ratio:	Selected Companies Truck Related		Armor Holdings (IBES)	Armor Holdings (Management)
	Range	Median
2007	14.4x-15.7x	15.0x	17.1x	17.4x
2008	12.3x-12.5x	12.4x	15.2x	15.2x
2009	NA	NA	13.1x	—

Selected Mergers Analysis.    Goldman Sachs analyzed certain information relating to the following selected transactions in the defense industry since 2001:

•	our acquisition of Stewart & Stevenson Services, Inc. (announced February 2006);

•	DRS Technologies, Inc.’s acquisition of Engineered Support Systems, Inc. (announced September 2005);

•	BAE Systems’ acquisition of United Defense Industries, Inc. (announced in March 2005);

•	BAE Systems plc’s acquisition of Alvis plc (announced June 2004);

•	General Dynamics Corporation’s bid for Alvis plc (announced March 2004 — not completed);

•	General Dynamics Corporation’s acquisition of GM Defense (announced December 2002);

•	United Defense Industries, Inc.’s acquisition of US Marine Repair, Inc. (announced May 2002);

•	General Dynamics Corporation’s acquisition of Advanced Technical Products, Inc. (announced May 2002);

•	Northrop Grumman Corporation’s acquisition of TRW, Inc. (announced June 2002); and

•	Northrop Grumman Corporation’s acquisition of Newport News Shipbuilding, Inc. (announced May 2001).

For each of the selected transactions, Goldman Sachs calculated and compared enterprise value as a multiple of LTM sales and enterprise value as a multiple of LTM EBITDA.

The following table presents the results of this analysis:

Acquiror	Target	Enterprise Value ($ millions)	Selected Multiples
			LTM Sales	LTM EBITDA
Armor Holdings	Stewart & Stevenson Services, Inc.	757	1.0	—
DRS Technologies, Inc.	Engineered Support Systems, Inc.	1,960	1.9	14.0
BAE Systems	United Defense Industries, Inc.	4,199	1.8	12.3
BAE Systems	Alvis plc	653	1.0	13.5
General Dynamics Corporation	Alvis plc*	565	0.9	11.7
General Dynamics Corporation	GM Defense	1,100	1.1	—
United Defense Industries, Inc.	US Marine Repair, Inc.	316	0.7	9.5
General Dynamics Corporation	Advanced Technical Products, Inc.	233	1.1	9.1
Northrop Grumman Corporation	TRW, Inc.	11,708	0.7	9.1
Northrop Grumman Corporation	Newport News Shipbuilding, Inc.	2,801	1.3	10.5

*	Acquisition was not completed.

The results of this analysis for the selected transactions are summarized as follows:

Enterprise Value as a Multiple of:	Selected mergers		Proposed merger
	Range	Median
LTM Sales	0.7x-1.9x	1.1x	1.6x
LTM EBITDA	9.1x-14.0x	11.1x	15.5x

Discounted Cash Flow Analysis.    Goldman Sachs performed a discounted cash flow analysis to determine indications of implied equity values per share of our common stock based on our management projections. In performing the discounted cash flow analysis, Goldman Sachs selected discount rates ranging from 8.0% to 11.0%, which discount rates were based on Goldman Sachs’ business judgment, including its judgment as to our weighted average cost of capital, and applied those rates to implied prices per share of our common stock calculated using an illustrative terminal multiple of estimated EBITDA for the fiscal year 2011 and based on multiples ranging from 8.0x to 10.0x. Goldman Sachs also selected perpetuity growth rates ranging from 2.0% to 4.0% and applied those perpetuity growth rates in connection with its discounted cash flow analysis to reflect the impact of inflation and other factors that could impact our future free cash flow generation.

Based on the foregoing, Goldman Sachs derived illustrative implied equity values per share of our common stock ranging from $68.32 to $97.57 per share (based upon a terminal multiple of estimated 2011 EBITDA) or $55.01 to $138.90 per share (based upon the stated perpetuity growth rates), in each case assuming net debt of $850.2 million and 39.7 million outstanding shares on a fully diluted basis.

Illustrative Leveraged Buyout Analysis.    Goldman Sachs performed an illustrative leveraged buyout analysis using our management’s forecasts so as to estimate the implied equity returns that a hypothetical financial buyer paying a purchase price of $70.00, $75.00, $80.00 and $85.00 per share of our common stock and assuming the completion of an exit transaction at the end of a period of four years at a multiple of 9.0x estimated EBITDA might achieve over such period assuming base leverage of 7.0x, 7.25x, 7.5x, 7.75x and 8.0x our estimated LTM EBITDA as of March 31, 2007. This analysis implied internal rates of return of between 19.9% and 22.2% at an assumed purchase price of $70.00 per share; between 15.4% and 16.8% at an assumed purchase price of $75.00 per share; between 12.1% and 12.9% at an assumed purchase price of $80.00 per share; between 9.2% and 9.5% at an assumed purchase price of $85.00 per share; and of 6.7% at an assumed purchase price of $90.00 per share.

Using the same forecasts, Goldman Sachs also performed a an illustrative analysis so as to estimate the implied equity returns that a hypothetical financial buyer paying a purchase price of $70.00, $75.00, $80.00 and $85.00 per share of our common stock and assuming base leverage of 7.75x our estimated LTM EBITDA as of March 31, 2007 might achieve over a period of four years assuming the completion of an exit transaction at the end of such period at a range of estimated EBITDA exit multiples ranging from 8.0x to 10.0x. This analysis implied internal rates of return of between 16.0% and 26.4% at an assumed purchase price of $70.00 per share; between 11.1% and 21.1% at an assumed purchase price of $75.00 per share; between 7.5% and 17.2% at an assumed purchase price of $80.00 per share; between 4.4% and 13.9% at an assumed purchase price of $85.00 per share; and between 1.8% and 11.0% at an assumed purchase price of $90.00 per share. Goldman Sachs’ analysis, which assumed, for purposes of analyzing implied rates of return, hypothetical purchase prices ranging from $70 to $90, leverage ratios ranging from 7.0x to 8.0x LTM EBITDA as of March 31, 2007 and exit multiples ranging from 8.0x to 10.0x EBITDA as of March 31, 2007, indicated that, even assuming the full realization of Armor’s forecasts, the returns to a financial buyer at prices at or near the $88 per share offered by BAE Systems would be lower than the returns typically sought by financial buyers.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to our company or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of providing its opinion to our board of directors as to the fairness from a financial point of view of the $88.00 per share in cash to be received by the holders of our common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of our company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between our company BAE Systems and was approved by our board of directors. Goldman Sachs provided advice to our company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to us or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix B.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to us in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to our company from time to time, including having acted as lead manager with respect to a public offering of 4,000,000 shares of our common stock in June 2004 and as lead manager with respect to a public offering of our 2% Senior Subordinated Convertible Notes due November 1, 2024 (aggregate principal amount $300,000,000) in October 2004. Goldman Sachs has provided certain investment banking services to BAE Systems plc from time to time, including having acted as BAE Systems plc’s financial advisor in connection with the acquisition of Alvis plc in August 2004; as book runner with respect to BAE Systems plc’s $3,000,000,000 term loan in March 2005; as BAE Systems’ financial advisor in connection with the acquisition of United Defense Industries, Inc. in June 2005; as co-manager in a public offering of BAE Systems plc’s Floating Rate Notes due 2008, 2010 and 2015 in July 2005; and having acted as BAE Systems plc’s financial advisor in connection with the divestiture of BAE Systems plc’s minority interest in Airbus in October 2006. Goldman Sachs also may provide investment banking services to our company and BAE Systems in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to us, BAE Systems and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of our company and BAE Systems for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Following its review of strategic alternatives for our company (see ‘‘—Background of the Merger’’, commencing on page 16), our board determined to pursue the sale of our company and selected Goldman Sachs to act as our financial advisor in connection with the contemplated transaction. The board of directors of our company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. We engaged Goldman Sachs to act as our financial advisor pursuant to a letter agreement dated March 15, 2007. Pursuant to the terms of that engagement letter, we have agreed to pay Goldman Sachs a transaction fee of approximately $30.6 million, $25.6 million of which is payable upon consummation of the transaction. In addition, Armor has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws. Had we consummated one of the strategic alternatives other than a sale of our company on which Goldman Sachs had advised us, a transaction fee would have been payable to Goldman Sachs in an amount to be agreed upon but in no event less than $5.0 million.

Effects of the Merger

If the merger is approved by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Jaguar Acquisition Sub will be merged with and into us, with us being the surviving corporation. After the merger, BAE Systems will own all of our capital stock.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned or held by us, BAE Systems, Jaguar Acquisition Sub and/or our respective subsidiaries and shares held by stockholders who validly exercise and perfect appraisal rights) will be converted into the right to receive $88.00 in cash, without interest. At the effective time of the merger, each outstanding stock award under our incentive plans will be fully vested and exercisable and will be canceled in exchange for (A) in the case of options to purchase our common stock, an amount in cash, if any, determined by multiplying (1) the excess, if any, of $88.00 over the per share exercise price of the option and (2) the number of shares of our common stock subject to the option, and (B) with respect to awards of restricted stock, an amount in cash determined by multiplying (1) $88.00 and (2) the number of shares of common stock subject to the restricted stock award, in each case net of any applicable withholding taxes and without interest.

At the effective time of the merger, our stockholders will cease to have ownership interests in us or rights as our stockholders. Therefore, you will not participate in any of our future earnings or growth and will not benefit from any of our appreciation in value.

Our common stock is currently registered under the Exchange Act and is quoted on the New York Stock Exchange under the symbol ‘‘AH’’. As a result of the merger, we will be a privately held corporation, and there will be no public market for our common stock. After the merger, our common stock will cease to be listed on the New York Stock Exchange. In addition, registration of our common stock under the Exchange Act will be terminated.

If any condition to the merger is not satisfied or waived, including the necessary regulatory approvals, the merger will not be consummated. In that event, you will not receive any cash or other consideration as a result of these transactions.

Risks that the Merger Will Not Be Completed

Completion of the merger is subject to various risks, including, but not limited to, the following:

•	that the merger agreement will not be adopted by the holders of at least a majority of the outstanding shares of our common stock entitled to vote;

•	that we will experience a material adverse effect (as defined in the merger agreement);

•	that the parties will not have performed in all material respects their obligations contained in the merger agreement at or before the effective time of the merger;

•	that we will not secure required governmental consents to, and approvals for, the merger;

•	that the representations and warranties made by the parties in the merger agreement will not be true and correct to the extent required in the merger agreement immediately before the effective time of the merger;

•	that there may be brought or pending any suit, action or proceeding by any governmental authority seeking to restrain or prohibit the consummation of the merger; and

•	that there shall have been enacted or issued any injunction, order or other legal restraint preventing or prohibiting the consummation of the merger.

As used in the merger agreement, a ‘‘material adverse effect’’ with respect to us includes any event, change, circumstance or effect that individually, or in the aggregate, is material and adverse to the financial condition, results of operations, assets or business of Armor Holdings and its subsidiaries, taken as a whole, or would materially impair or delay our ability to perform our obligations under the merger agreement or consummate the transactions contemplated by the merger agreement.

In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard events, changes, circumstances or effects resulting from or in connection with the following:

•	any adoption, proposal, implementation or change in laws, rules, or regulations or interpretations thereof by any governmental authority, unless such event, change, circumstance or effect has a materially disproportionate effect on us and our subsidiaries, taken as a whole, compared with other companies operating in the same industry;

•	any change in appropriations arising from any U.S. fiscal year or supplemental budget or from any foreign government budget;

•	changes in global, national or regional political conditions (including any outbreak, escalation, or diminishment of hostilities or war or any act of terrorism) or in general economic, business, regulatory, financial, capital market or political conditions, unless such event, change, circumstance or effect has a materially disproportionate effect on us and our subsidiaries, taken as a whole, compared with other companies operating in the same industry;

•	any change affecting any of the industries in which we and our subsidiaries operate, unless such event, change, circumstance or effect has a materially disproportionate effect on us and our subsidiaries, taken as a whole, compared with other companies operating in the same industry;

•	changes in GAAP or changes in its interpretation;

•	changes in our market price or the trading volume of our securities or any suspension of trading in securities generally on any securities exchange on which our equity securities trade (however, any underlying event causing or contributing to the change in market price or trading volume will not be excluded in making a determination);

•	certain changes resulting from the announcement or the existence of the merger agreement and the transactions contemplated thereby;

•	our failure or inability to meet any internal or public projections, forecasts or estimates of revenues or earnings (however, any underlying event causing such failure will not be excluded in making a determination); or

•	any action taken by us or our subsidiaries which is required by the merger agreement.

In addition, the merger agreement specifically provides that any event, change, circumstance or effect that was not known to BAE Systems as of the date of the merger agreement that, individually or in the aggregate (together with all other facts or circumstances whether or not known to BAE Systems as of the date of the merger agreement), has resulted in, or could reasonably be expected to result in, the suspension or debarment (as those terms are generally used in connection with government contracts) of us or any of our subsidiaries, affiliates or divisions (or any portion of the foregoing), from participation in the award of any contract with, or grant of any authorization from, any United States (whether Federal, state or local) governmental authority, in each case will be deemed to constitute a material adverse effect.

Interests of Our Officers and Directors in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our executive officers and directors have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger and to recommend that our stockholders vote in favor of adopting the merger agreement.

Stock Options and Restricted Stock Grants of our Officers and Directors

Our executive officers and directors will receive the same per share consideration for their shares of our common stock in the merger as all of our other stockholders. For the common stock holdings of our executive officers and directors see ‘‘Security Ownership of Certain Beneficial Owners and Management’’ beginning on page 62. In addition, under the terms of the merger agreement, the vesting of all unvested portions of stock options, restricted stock grants, restricted stock units or other equity awards granted to our executive officers and directors will be accelerated in full and any restrictions placed on them will be removed, each effective immediately prior to the effective time of the merger.

If our stockholders adopt the merger agreement and the merger is completed, each outstanding stock award will be cancelled in exchange for a lump sum cash payment (less any applicable withholding tax), if any, equal to (A) with respect to stock options, the product of (1) the total number of shares of our common stock subject to the stock option grant immediately prior to the effective time of the merger and (2) the excess, if any, of $88.00 over the exercise price per share of our common stock subject to the stock option grant and (B) with respect to awards of restricted stock, the product of (1) the total number of shares of our common stock subject to the restricted stock award immediately prior to the effective time of the merger and (2) $88.00.

The following table sets forth the number of shares of our common stock subject to outstanding stock options held by our executive officers and directors as of June 26, 2007, and the amount, assuming no option exercises prior to the consummation of the merger, that each executive officer and director will receive in exchange for the cancellation and termination of their options in connection with the merger:

Executive Officers and Directors	Shares subject to Options		Payment upon Merger in respect of Vested Options
Warren B. Kanders	1,285,259	(1)	$75,999,879
Robert R. Schiller	506,606	(2)	28,582,808
Glenn J. Heiar	200,000	(3)	10,792,500
Robert F. Mecredy	225,000	(4)	12,266,746
Dennis M. Dellinger	50,000	(5)	1,544,000
Burtt R. Ehrlich	53,500	(6)	2,711,255
David R. Haas	50,000	(7)	2,487,500
Nicholas Sokolow	110,000	(8)	6,842,575
Deborah A. Zoullas	77,794	(9)	4,540,732

(1)	Consists of 956,459 vested options that are not subject to a lock-up and 328,800 vested options that are subject to a lock-up.
(2)	Consists of 287,405 vested options that are not subject to a lock-up and 219,201 vested options that are subject to a lock-up.
(3)	Consists of 66,250 vested options that are not subject to a lock-up and 133,750 vested options that are subject to a lock-up.
(4)	Consists of 93,750 vested options that are not subject to a lock-up and 131,250 vested options that are subject to a lock-up.
(5)	Consists of 10,000 vested options that are not subject to a lock-up and 40,000 unvested options.
(6)	Consists of 37,850 vested options that are not subject to a lock-up and 15,625 vested options that are subject to a lock-up.
(7)	Consists of 34,375 vested options that are not subject to a lock-up and 15,625 vested options that are subject to a lock-up.
(8)	Consists of 94,375 vested options that are not subject to a lock-up and 15,625 vested options that are subject to a lock-up.
(9)	Consists of 62,169 vested options that are not subject to a lock-up and 15,625 vested options that are subject to a lock-up.

The following table summarizes the restricted stock awards held by our executive officers and directors as of June 26, 2007, and the value of these awards based on the merger consideration of $88.00 per share. Shares of restricted stock listed in the table below represent either unvested restricted stock awards or vested restricted stock awards that are subject to a lock-up agreement, all of which will be cancelled upon the merger in exchange for the merger consideration of $88.00 per share.

Executive Officers and Directors	Number of Shares of Restricted Stock		Payment upon Merger in respect of Restricted Stock
Warren B. Kanders	303,724	(1)	$26,727,712
Robert R. Schiller	153,724	(2)	13,527,712
Glenn J. Heiar	25,652	(3)	2,257,376
Robert F. Mecredy	26,117	(3)	2,298,296
Dennis M. Dellinger	10,000		880,000
Burtt R. Ehrlich	—		—
David R. Haas	—		—
Nicholas Sokolow	—		—
Deborah A. Zoullas	—		—

(1)	Includes 300,000 performance shares if the Company achieves a rolling four quarter EBITDA of $304.8 million as well as a $70 stock price for five consecutive trading days. As of June 26, 2007, the EBITDA and stock price targets described in the preceding sentence had been achieved.
(2)	Includes 150,000 performance shares if the Company achieves a rolling four quarter EBITDA of $304.8 million as well as a $70 stock price for five consecutive trading days. As of June 26, 2007, the EBITDA and stock price targets described in the preceding sentence had been achieved.
(3)	Includes 25,000 shares of common stock that fully vest in the event of a change in control.

Employment and Severance Agreements with our Executive Officers

We have entered into employment or severance agreements containing change in control provisions with Warren B. Kanders, our Chief Executive Officer and Chairman of our board of directors, Robert R. Schiller, our President and Chief Operating Officer, Glenn J. Heiar, our Chief Financial Officer, Robert F. Mecredy, our President — Aerospace & Defense Group, and Dennis M. Dellinger, our Chief Operating Officer — Aerospace & Defense Group, providing for certain benefits if, as more fully described in the footnotes to the table below, their employment is terminated under certain circumstances or, in the case of certain of these executives, if they choose to terminate their employment, following a change in control, which the merger would constitute. In addition to the vesting of unvested options and stock awards, which is addressed in the foregoing tables, the employment and severance agreements provide change in control benefits including, but not limited to, cash severance payments based on base salary and prior bonus and medical benefits. Additionally, our supplemental executive retirement plan, or SERP, provides for the crediting of additional years of service upon a change in control for purposes of calculating benefits payable under our SERP.

The table below reflects the change in control benefits, other than with respect to acceleration of options and restricted stock awards, which is addressed in the foregoing tables, that the executives will be entitled to receive if, as more fully described in the footnotes to the table below, their employment is terminated under certain circumstances or, in the case of certain executives, if they choose to terminate their employment, following the consummation of the merger. The amounts shown in the table below assume that such termination was effective as of June 26, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of each executive’s separation from our company.

Executive Officer(1)	Cash Severance				Supplemental Executive Retirement Plan Payment ($)		Medical Benefits ($)		Other ($)		Total ($)
	Salary ($)		Bonus ($)
Warren B. Kanders	$3,000,000	(2)	$9,900,000	(3)	$1,264,000	(4)	$33,009	(5)	$3,237,525	(6)	$17,434,534
Robert R. Schiller	2,100,000	(7)	8,100,000	(8)	622,000	(4)	33,009	(9)	—		10,855,009
Glenn J. Heiar	325,000	(10)	—		222,000	(4)	11,003	(11)	—		558,003
Robert R. Mecredy	400,000	(12)	—		916,000	(4)	11,003	(13)	—		1,327,003
Dennis M. Dellinger	680,000	(14)	600,000	(15)	336,000	(4)	22,006	(16)	15,000	(17)	1,653,006

(1)	The benefits summarized in this table are triggered: (A) in the case of Messrs. Kanders and Schiller, if such executive terminates his employment following the consummation of the merger; (B) in the case of Messrs. Heiar and Mecredy, if such executive is terminated without cause following the consummation of the merger, provided that the medical benefits summarized in the table are also payable if such executive terminates his employment following a change in control; and (C) in the case of Mr. Dellinger, if his employment is terminated following the consummation of the merger other than (i) by us for cause, (ii) by reason of death or disability, or (iii) by Mr. Dellinger without good reason.

We have also entered into indemnification agreements with Messrs. Kanders and Schiller relating to payment of any excess parachute payments, within the meaning of Section 280G(b)(1) of the Code, to which they may become subject as a result of the consummation of the merger.

(2)	Mr. Kanders to receive three times his annual salary of $1,000,000.
(3)	Mr. Kanders to receive three times his highest annual bonus of $3,300,000.
(4)	Executive officer to be credited with four additional years of service for purpose of calculating benefits payable under our SERP if such executive officer is terminated without cause or terminates his employment for good reason within two years of the completion of the merger.
(5)	Mr. Kanders to receive 36 months of medical benefits valued at $11,003 per year.
(6)	Mr. Kanders to receive five times the greatest annual amount of the full cost of maintaining his principal office including, without limitation, costs for rent, utilities, secretarial services, information services, transportation services and similar office-related expenses.
(7)	Mr. Schiller to receive three times his annual salary of $700,000.
(8)	Mr. Schiller to receive three times his highest annual bonus of $2,700,000.
(9)	Mr. Schiller to receive 36 months of medical benefits valued at $11,003 per year.
(10)	Mr. Heiar to receive one times annual salary of $325,000.
(11)	Mr. Heiar to receive twelve months of medical benefits valued at $11,003 per year.
(12)	Mr. Mecredy to receive one times annual salary of $400,000.
(13)	Mr. Mecredy to receive twelve months of medical benefits valued at $11,003 per year.
(14)	Mr. Dellinger to receive two times annual salary of $340,000.
(15)	Mr. Dellinger to receive two times his annual bonus of $300,000.
(16)	Mr. Dellinger to receive 24 months of medical benefits valued at $11,003 per year.
(17)	In the event Mr. Dellinger’s employment is terminated upon a change in control, he is to receive one year of outplacement services valued at $15,000.

Consulting Arrangements

Pursuant to the employment agreements of Mr. Kanders and Mr. Schiller, if they terminate their employment upon the consummation of the merger, as they are entitled to do under their employment agreements, then we could request that they provide consulting services to our company for a period of six months following the effective date of such change in control and their termination of their respective employment agreement and we would be required to pay them a consulting fee for the six-month period in an amount equal to the compensation they would have received under their employment agreement had it been in effect for the six-month period. This consulting fee would be in addition to any other payments that Messrs. Kanders and Schiller would be entitled to receive upon a change in control and termination of employment.

Employee Compensation and Benefits

From and after the effective time of the merger until December 31, 2008, BAE Systems has agreed to provide our employees as of the effective time of the merger and former employees (and those of our subsidiaries), which we refer to in this proxy statement as ‘‘Covered Employees’’, with employee benefits and compensation plans, programs and arrangements (including base salary and annual bonus opportunities) substantially comparable, in the aggregate (but excluding the value of equity awards), to those provided by us or our subsidiaries to such persons immediately prior to the effective time of the merger. Nothing in the merger agreement prevents BAE Systems from terminating any employee subject to applicable severance obligations or agreements or benefit arrangements in accordance with their terms.

From and after the effective time of the merger, BAE Systems shall provide all Covered Employees with service credit (for purposes of eligibility, participation, vesting, levels of benefits and benefit accruals (other than benefit accruals under any defined benefit pension plan) under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by BAE Systems or any of its subsidiaries in which Covered Employees are eligible to participate) for all periods of employment with us or any of our subsidiaries prior to the completion of the merger to the extent credited by us for purposes of a comparable plan (provided that there will be no duplication of benefits) and cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of BAE Systems or any of its subsidiaries to be waived with respect to the Covered Employees and their eligible dependents to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the completion of the merger. If our medical and/or dental benefit plans for Covered Employees are terminated prior to the end of a plan year, Covered Employees and their dependents who are then participating in a deductible-based medical and/or dental plan sponsored by us will be given credit for deductibles and eligible out-of-pocket maximums during the portion of the plan year preceding the termination date in a comparable deductible-based medical and/or dental plan of BAE Systems or any of its subsidiaries for the corresponding benefit plan year.

We and BAE Systems shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, Covered Employees of the Company and its Subsidiaries, including any benefits or rights arising as a result of the merger.

We and BAE Systems have also agreed that each of our Covered Employees will be eligible to participate in a bonus plan maintained by BAE Systems for the remainder of the fiscal year ending December 31, 2007 on substantially the same terms and conditions in the aggregate and pursuant to substantially the same targets and performance measures similar to those established for our fiscal year ending December 31, 2007. Our performance in respect of calculations made under the 2007 bonus plan will be calculated without taking into account any expenses or costs associated with or arising as a result of the merger or any transactions contemplated by the merger agreement that would not reasonably be expected to have been incurred had the transactions contemplated by the merger agreement not occurred.

Deferred Compensation Plans

Following the closing of the merger, all account balances under our management deferred compensation plans and all previously deferred annual bonus payments will be paid out in cash to participants therein, which include our executive officers, by us or the surviving corporation of the merger, less any required withholding taxes.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that the provisions relating to indemnification, advancement of expenses and exculpation of our present and former directors and present officers in the certificate of incorporation and bylaws of the surviving corporation (which shall be in a form substantially similar to the provisions existing as of the date of the merger agreement in our restated certificate of incorporation and amended and restated bylaws, as amended immediately prior to the completion of the merger) shall not be amended, repealed or otherwise modified for six years and one day after the effective time of the merger in any manner that would adversely affect the rights thereunder of any individual who was one of our directors or officers either at the effective time of the merger or the date of the merger agreement.

Pursuant to the merger agreement, the surviving corporation agrees to indemnify, defend and hold harmless our present and former directors, and the present officers against all costs or expenses (including reasonable attorneys’ fees and costs of investigation), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether asserted or claimed prior to, at, or after the effective time of the merger, arising out of actions or omissions in their capacity as our directors or officers before or at the effective time of the merger, to the fullest extent permitted by law, other than actions or omissions constituting criminal conduct or any violation of federal, state or foreign securities laws.

Under the merger agreement, on or prior to the date of the merger agreement, either we or BAE Systems will purchase ‘‘run-off’’ or ‘‘tail’’ insurance for directors’ and officers’ liability insurance and fiduciary liability coverage with respect to matters existing or occurring at or before the effective time of the merger, with a claims period of at least six years from the effective time of the merger. Such insurance shall contain coverage in an amount and scope no less favorable than those provided in the director’s and officer’s liability insurance currently provided by us as of the date of the merger agreement; however, none of BAE Systems, the surviving corporation or Armor Holdings is obligated to pay an annual premium for such coverage in excess of 300% of the most recent annual premium paid by us as of the date of the merger agreement, in which event the obligation shall be only to provide the maximum coverage available for an annual premium not in excess of such amount.

If BAE Systems or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity or transfers all or substantially all of its assets to any entity, the surviving or transferee entity shall assume the indemnification and insurance obligations discussed above.

Regulatory Approvals Required For The Merger

The HSR Act, and the rules and regulations promulgated thereunder require that each of us and BAE Systems file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the Department of Justice, or the DOJ, and the Federal Trade Commission, or the FTC. We and BAE Systems filed the Notification and Report Form with the Antitrust Division and the Federal Trade Commission on May 17, 2007. The parties are required to observe a waiting period after these filings before completing the merger and the transactions contemplated by the merger agreement. If early termination is not granted, the waiting period will expire at 11:59 p.m. on June 18, 2007, unless the DOJ or FTC issues a second request for additional information, in which case the waiting period will expire 30 days after substantial compliance with such request, or unless we and BAE Systems decide to withdraw our filings and refile at a later date, in which case the waiting period will recommence. On June 18, 2007, with our consent, BAE Systems voluntarily withdrew its HSR filing and refiled in order to extend the initial HSR review period. The DOJ, the FTC, state antitrust authorities or a private person or entity could seek to enjoin the merger under federal or state antitrust laws at any time before completion of the merger or to compel rescission or divestiture at any time subsequent to the merger. We cannot assure you that a challenge to the merger will not be made by the DOJ, the FTC, state antitrust authorities or a private person or entity or that, if made, BAE Systems and we would prevail or would not be required to accept various conditions, including divestitures, to complete the merger, or that such challenge would not delay or prevent the consummation of the merger. In addition, in connection with the merger, we and BAE Systems are required to provide notification to, and obtain the approval from, the German Federal Cartel Office (the Bundeskartellamt), which approval has been obtained.

Under Exon-Florio, the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. The merger is subject to review under Exon-Florio by CFIUS. CFIUS, which has been selected by the President to administer Exon-Florio, is comprised of representatives from twelve government entities, including the Departments of the Treasury, State, Commerce, Defense, Homeland Security and Justice, the Office of Management and Budget, the United States Trade Representative’s Office and the Council of Economic Advisors. On June 21, 2007, the United States Department of the Treasury notified us that CFIUS had completed its review of the merger. CFIUS determined that there were no issues of national security to warrant an investigation under Exon-Florio. Therefore, CFIUS concluded action under Exon-Florio with respect to the merger.

Under the merger agreement, both we and BAE Systems have agreed to use our reasonable best efforts to obtain all required governmental approvals and avoid any action or proceeding by a governmental entity in connection with the execution of the merger agreement and completion of the merger, including, subject to the limitations below, disposing of or holding separate any businesses or assets of us, BAE Systems or any of their respective affiliates. Notwithstanding the above, the merger agreement does not require BAE Systems and its affiliates (i) to agree to any prohibition, limitation or restriction on our or our affiliates’ operations or the operations of BAE Systems or any of its affiliates, or any material portion of our or our affiliates’ business or assets or a material portion of the business and assets of BAE Systems or any of its affiliates’, as a result of the merger or any of the transactions contemplated by the merger agreement, or (ii) to compel us or our affiliates, or BAE Systems or any of its affiliates, to dispose of or hold separate any portion of their respective business or assets that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of (x) us and our subsidiaries, taken as a whole, or (y) BAE Systems and its subsidiaries, taken as a whole (measured against our financial condition, results of operations and assets of our and our subsidiaries’ business, taken as a whole) as a result of the merger or any of the transactions contemplated by the merger agreement.

Certain Litigation Regarding the Merger

On May 10, 2007, a purported shareholder class action complaint, captioned Marc Whiteman v. Armor Holdings, Inc., et al., was filed in the Circuit Court of the 4th Judicial Circuit for Duval County, Florida. We and our directors were named as defendants in this complaint. The complaint generally alleges that, in connection with approving the merger, our directors breached their fiduciary duties owed to our stockholders. The plaintiff alleges that the directors violated duties owed to plaintiff and our other public stockholders, including their duties of loyalty, good faith and independence, engaged in self-dealing, and failed to properly value our company. The complaint does not seek monetary damages but seeks, among other things, certification of the case as a class action, a declaration that the merger agreement was entered into in violation of the directors’ fiduciary duties, an injunction precluding consummation of the merger and reasonable attorneys’ fees. Based on our review of the complaint, we believe that the claims are without merit and we intend to defend them vigorously.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to United States holders (as defined below) of our common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code in this proxy statement, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address state, local or foreign tax consequences that may be applicable to the parties specified in the first sentence of this paragraph, and such parties should consult their own tax advisors with respect to such consequences.

United States Holders

The following discussion applies only to United States holders of our common stock who hold such shares as capital assets and may not apply to shares of our common stock acquired pursuant to the exercise of employee stock options or other compensation arrangements (and does not apply to the exchange or cancellation of employee stock options, including the receipt of cash therefor), and this discussion does not address tax issues relevant to certain classes of taxpayers who may be subject to special treatment under the Code, such as banks, other financial institutions, insurance companies, tax-exempt investors, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, persons who hold their shares of our common stock as part of a position in a ‘‘straddle’’ or as part of a ‘‘hedging’’ or ‘‘conversion’’ transaction, persons who are deemed to sell their shares of our common stock under the constructive sale provisions of the Code, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, expatriates, S corporations, entities classified as partnerships for U.S. federal income tax purposes or stockholders who hold shares of our common stock as dealers. All such United States holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the merger to their particular situations.

This summary is not a substitute for an individual analysis of the tax consequences of the merger to you. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax consequences) holds shares of our common stock, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships and partners in partnerships holding shares of our common stock should consult their tax advisors.

For purposes of this discussion, a ‘‘United States holder’’ means a holder that is:

•	a citizen or resident alien of the United States,

•	a corporation (or other entity treated as an association taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state,

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if:

•	a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or

•	the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

In general, United States holders of shares of our common stock who receive cash in exchange for their shares pursuant to the merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the adjusted tax basis in their shares of our common stock. If a stockholder holds our common stock as a capital asset, the gain or loss should generally be a capital gain or loss. If the stockholder has held the shares for more than one year, the gain or loss should generally be a long term capital gain or loss. The deductibility of capital losses is subject to limitations.

Holders of our common stock are entitled to appraisal rights under Delaware law in connection with the merger. If a United States holder receives cash pursuant to the exercise of appraisal rights, that United States holder generally will recognize gain or loss measured by the difference between the amount of cash received and the adjusted tax basis in their shares of our common stock. This gain should be long-term capital gain or loss if the United States holder held our common stock for more than one year. Any holder of our common stock that plans to exercise appraisal rights in connection with the merger is urged to consult a tax advisor to determine the related tax consequences.

U.S. federal income tax law requires that a holder of our common stock provide the disbursing agent with his or her correct taxpayer identification number, which is, in the case of a United States holder who is an individual, a social security number, or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders, including, among others, corporations and some foreign individuals, are not subject to backup withholding and reporting requirements. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a holder will be subject to backup withholding on any reportable payment. Any amounts withheld under the backup withholding rules from a payment to a United States holder will be allowed as a credit against that United States holder’s U.S. federal income tax and may entitle the United States holder to a refund, if the required information is furnished to the Internal Revenue Service.

To prevent backup withholding, each United States holder of our common stock must complete the Substitute Form W-9 which will be provided by the disbursing agent with the transmittal letter and certify under penalties of perjury that

•	the taxpayer identification number provided is correct or that the United States holder is awaiting a taxpayer identification number, and

•	the United States holder is not subject to backup withholding because

•	the United States holder is exempt from backup withholding,

•	the United States holder has not been notified by the Internal Revenue Service that such holder is subject to backup withholding as a result of the failure to report all interest or dividends, or

•	the Internal Revenue Service has notified the United States holder that such holder is no longer subject to backup withholding.

The Substitute Form W-9 must be completed, signed and returned to the disbursing agent.

Appraisal Rights

THE FOLLOWING DISCUSSION IS A SUMMARY OF THE MATERIAL STATUTORY PROCEDURES TO BE FOLLOWED BY A HOLDER OF OUR COMMON STOCK IN ORDER TO DISSENT FROM THE MERGER AND PERFECT DISSENTERS’ RIGHTS OF APPRAISAL. IF YOU WANT TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD REVIEW CAREFULLY SECTION 262 OF THE DGCL, WHICH IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. YOU ARE URGED TO CONSULT A LEGAL ADVISOR BEFORE ELECTING OR ATTEMPTING TO EXERCISE THESE RIGHTS. THE FAILURE TO PRECISELY FOLLOW ALL NECESSARY LEGAL REQUIREMENTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. THIS DESCRIPTION IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262 OF THE DGCL. STOCKHOLDERS SEEKING TO EXERCISE APPRAISAL RIGHTS MUST STRICTLY COMPLY WITH THESE PROVISIONS.

Under the DGCL, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to seek appraisal of your common stock and to receive the ‘‘fair value’’ of those shares in cash, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, or the Chancery Court, in lieu of the merger consideration. Holders of our common stock electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL, or Section 262, in order to perfect their rights.

Section 262 requires that holders of record of our common stock be notified that appraisal rights will be available not less than 20 days before the annual meeting to vote on the merger agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C since failure to timely and properly comply precisely with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote on the merger agreement is taken. A demand for appraisal must reasonably inform us of the identity of the holder of record of our common stock and that such holder intends thereby to demand appraisal of his or her shares of our common stock. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of adoption of the merger agreement. A vote in favor of adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the merger consideration for your shares of our common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of our common stock.

All demands for appraisal should be addressed to Armor Holdings, Inc. at 13386 International Parkway, Jacksonville, Florida 32218, Attention: Ian T. Graham, Secretary, before the vote on the merger agreement is taken at the annual meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock for which appraisal is sought.

To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such record stockholder, fully and correctly, as such holder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold of record may not directly demand appraisal. The beneficial holder must, in such cases, have the record holder submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a record stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of our common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the completion of the merger, the surviving corporation must give written notice that the merger has become effective to each record stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the completion of the merger, any record stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration for his or her shares of our common stock. Within 120 days after the completion of the merger, either the surviving corporation or any record stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition in the event there are record stockholders seeking appraisal. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a record stockholder and a copy of the petition is served on the surviving corporation, the surviving corporation will then be obligated, within 20 days after such service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all record stockholders who have demanded appraisal of their shares. After notice to record stockholders who have demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those record stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the record stockholders who have demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the record stockholders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued, if any, as the Chancery Court so determines, to the record stockholders entitled to receive the same, upon surrender by such holders of the stock certificates with respect to those shares.

In determining fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the merger consideration that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a record stockholder, the Chancery Court may order all or a portion of the expenses incurred by any record stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after completion of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment to holders of record as of a date prior to the completion of the merger; however, if no petition for appraisal is filed within 120 days after the completion of the merger, or if a record stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after completion of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after completion of the merger may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Chancery Court will be dismissed as to any record stockholder without the approval of the Chancery Court, and such approval may be subject to such conditions as the Chancery Court deems just.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, which is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Appendix A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. To understand the merger more fully, and for a more complete legal description of the merger, you are urged to read carefully the entire proxy statement, including the merger agreement and the other appendices.

The descriptions of the merger agreement in this proxy statement have been included to provide you with information regarding its terms. Except for its status as the contractual document between the parties with respect to the merger, it is not intended to provide factual information about BAE Systems, Jaguar Acquisition Sub or us. The representations and warranties described below were made by each of BAE Systems, Jaguar Acquisition Sub and us to the other, as applicable. The assertions embodied in those representations and warranties were made solely for purposes of the contract among BAE Systems, Jaguar Acquisition Sub and us and may be subject to important qualifications and limitations agreed to by BAE Systems, Jaguar Acquisition Sub and us in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk among BAE Systems, Jaguar Acquisition Sub and us rather than establishing matters as facts.

Structure of the Merger

The merger agreement provides that, following the adoption of the merger agreement by our stockholders and the satisfaction or waiver of the other conditions to the merger, including receipt of certain specified required regulatory approvals, Jaguar Acquisition Sub will be merged with and into us. We will be the surviving corporation in the merger and will be a wholly owned subsidiary of BAE Systems and, as a result of the merger, will cease to be a publicly traded company.

Effective Time of the Merger

The merger will become effective upon the execution, delivery and filing of a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or at a later time, if agreed to by the parties and specified in the certificate of merger). We expect that the merger will be completed in the third quarter of 2007 after all conditions to the proposed merger have been satisfied or waived by BAE Systems and Armor Holdings, including the affirmative vote of holders of at least a majority of all outstanding shares of our common stock entitled to vote in favor of adoption of the merger agreement and required approvals from government authorities. However, we cannot assure you that all conditions to the merger, as set forth in the merger agreement, will be satisfied or waived or, if satisfied or waived, the date by which they will be satisfied or waived.

Certificate of Incorporation; Bylaws and Directors and Officers of the Surviving Corporation

When the merger becomes effective, our certificate of incorporation, as amended and in effect immediately before the effective time, will become the certificate of incorporation of the surviving corporation. The bylaws of Jaguar Acquisition Sub, as in effect immediately prior to the effective time, will become the bylaws of the surviving corporation as of the effective time, except to the extent they need to be amended to effectuate the indemnification obligations of BAE Systems and Armor Holdings provided in the merger agreement.

The directors of Jaguar Acquisition Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation following the merger until their respective successors are duly elected or appointed and qualified. Our officers as of the effective time will become the officers of the surviving corporation, subject to the right of the board of directors of the surviving corporation to appoint or replace officers.

Merger Consideration

At the effective time of the merger each issued and outstanding share of our common stock, except those shares owned or held by us or our subsidiaries, or BAE Systems, Jaguar Acquisition Sub or any of their respective subsidiaries, will automatically be cancelled and converted into the right to receive $88.00 in cash, without interest, upon surrender of their share certificates in accordance with the terms and conditions of the merger agreement; provided, that shares of our common stock that are outstanding immediately prior to the effective time of the merger and that are held by a holder that has, with respect to such share, perfected and not withdrawn or lost their right to dissent under Section 262 of the DGCL shall not be converted into or represent a right to receive merger consideration of $88.00 per share and shall be entitled only to such rights as are granted by Section 262 of the DGCL after compliance with the procedures contained therein. See ‘‘The Merger  — Appraisal Rights’’ on page 42.

At the effective time of the merger, each issued and outstanding share of common stock of Jaguar Acquisition Sub will be converted into one fully paid and non-assessable share of common stock, $0.01 par value, of the surviving corporation.

Exchange Procedures

Immediately prior to the effective time of the merger, BAE Systems shall deposit with our current transfer agent or a disbursing agent agreed upon between BAE Systems and us (either, as the case may be, is referred to herein as the ‘‘disbursing agent’’) an amount in cash sufficient to pay the aggregate merger consideration payable to all holders of our common stock and all holders of stock awards. BAE Systems will also make funds available to the disbursing agent from time to time after the effective time as needed to pay the merger consideration. The disbursing agent will deliver to BAE Systems any cash remaining in its possession, together with any earnings in respect thereof, one year after the effective time of the merger. Thereafter, any former holder of our common stock may look only to BAE Systems or the surviving corporation (solely as a general creditor thereof) for payment of merger consideration to which they may be entitled. None of us, BAE Systems, Jaguar Acquisition Sub or the disbursing agent will be liable to any former stockholder of ours for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Within four business days after the effective time of the merger, BAE Systems will cause the disbursing agent to mail or deliver to each party that was, immediately prior to the effective time, a holder of record of shares of our common stock a transmittal letter containing instructions to effect the surrender of the holder’s certificates in exchange for payment of the merger consideration. Our stockholders who surrender their stock certificates to the disbursing agent, together with a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter, will receive $88.00 per share of our common stock surrendered to the disbursing agent, less any applicable withholding taxes.

You should not return your stock certificates representing shares of our common stock with the enclosed proxy card, and you should not forward your stock certificates to the disbursing agent without a transmittal letter.    In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the transmittal letter.

If payment of the merger consideration is to be made to a person other than the person in whose name a share certificate is registered, it will be a condition of payment that such certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either pay any applicable taxes required or establish, to the reasonable satisfaction of the disbursing agent, that the tax has been paid or is not applicable.

At and after the effective time of the merger, our stock transfer books will be closed and no further issuances or transfers of our shares will be made. Any certificates presented to the surviving corporation or the disbursing agent after the effective time will be exchanged as set forth above.

If any share certificate is lost, stolen or destroyed, the distributing agent will pay the merger consideration for the number of shares represented by such certificate upon delivery by the person seeking payment of an affidavit in lieu of the certificate, and if required by the surviving corporation or the disbursing agent, an indemnity bond in form and substance and with surety reasonably satisfactory to the surviving corporation or the disbursing agent.

Treatment of Stock Awards

We will terminate our existing stock award plans immediately prior to the effective time without prejudice to the rights of the holders of stock awards that are outstanding pursuant thereto and thereafter grant no further stock awards or permit the receipt of shares pursuant thereto. At the effective time of the merger, each outstanding stock award will be fully vested and exercisable and will be canceled in exchange for a lump sum cash payment equal to: (A) with respect to stock option awards, the product of (1) the excess, if any, of $88.00 over the per share exercise price of the option award and (2) the number of shares of the Company’s common stock subject to the option award; and (B) with respect to awards of restricted stock, the product of (1) the total number of shares of the Company’s common stock subject to each holder’s stock award immediately prior to the effective time of the merger and (2) $88.00.

Representations and Warranties

The representations and warranties described below were made by each of BAE Systems, Jaguar Acquisition Sub and us to the other, as applicable. The assertions embodied in those representations and warranties were made solely for purposes of the contract among BAE Systems, Jaguar Acquisition Sub and us and may be subject to important qualifications and limitations agreed to by BAE Systems, Jaguar Acquisition Sub and us in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk among BAE Systems, Jaguar Acquisition Sub and us rather than establishing matters as facts.

Our Representations and Warranties

We make various representations and warranties in the merger agreement with respect to us and our subsidiaries that are subject, in some cases, to disclosures and specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, valid existence and good standing;

•	our certificate of incorporation, bylaws, and minutes of stockholders, board of directors, and committee meetings from January 1, 2004 through December 31, 2006;

•	our capital structure and outstanding indebtedness for borrowed money;

•	our ownership of each of our subsidiaries;

•	the corporate power and authority of us and each of our subsidiaries to own our and their respective properties and assets and carry on our and their respective businesses as they are now being conducted;

•	our and each of our subsidiaries’ power and authority to execute, deliver and perform their respective obligations under the merger agreement and to consummate the transactions contemplated thereby;

•	our due authorization, execution and delivery of the merger agreement;

•	the enforceability of the merger agreement against us;

•	the consents, approvals and filings required for us and our subsidiaries to execute, deliver and perform the merger agreement or to consummate the merger;

•	the absence of breaches, violations or defaults under our organizational documents, material contracts and law that may occur as a result of us entering into or performing the merger agreement or by us consummating the transactions contemplated thereby;

•	the filing or furnishing of all forms, statements, reports and schedules with the SEC and the accuracy of our filings with the SEC and compliance with applicable rules and regulations since December 31, 2003;

•	the absence of undisclosed material liabilities that would have a material adverse effect relating to us;

•	the absence of any joint ventures, off-balance sheet partnership or any similar contract or arrangement where the result, purpose or effect is to avoid disclosure of any transaction involving us or our subsidiaries;

•	the absence of our subsidiaries being subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act;

•	the conduct of our business, and the absence of certain changes in our business, since December 31, 2006;

•	the absence of a material adverse effect relating to us since December 31, 2006;

•	legal proceedings;

•	the absence of any material judgment, decree, order, ruling, award, assessment, writ, injunction, stipulation or determination against us or our subsidiaries;

•	the adequacy of the governmental authorizations and permits needed to conduct our business;

•	our compliance with applicable laws, including various export control laws, anti-bribery laws and laws relating to government contracting matters and governmental orders;

•	our material contracts, including government contracts and government subcontracts;

•	our good and marketable title to, or valid leasehold interests, our respective assets, free and clear of certain liens;

•	our intellectual property rights;

•	tax matters affecting us and our subsidiaries;

•	matters relating to employee benefit plans affecting us and our subsidiaries;

•	the inapplicability of certain state anti-takeover statutes;

•	the brokers’ and finders’ fees;

•	our receipt of a fairness opinion from our primary financial advisor;

•	our compliance with the Sarbanes-Oxley Act;

•	our maintenance of a system of internal controls over financial reporting;

•	labor matters;

•	environmental matters affecting us and our subsidiaries;

•	matters relating to this proxy statement;

•	transactions with related persons; and

•	the maintenance of insurance policies by us and our subsidiaries.

Representations and Warranties of BAE Systems and Jaguar Acquisition Sub

BAE Systems and Jaguar Acquisition Sub make various representations and warranties in the merger agreement, on a joint and several liability basis, with respect to BAE Systems and Jaguar Acquisition Sub that are subject, in some cases, to disclosures and specified exceptions and qualifications. Their joint and several representations and warranties about BAE Systems and/or Jaguar Acquisition Sub relate to, among other things:

•	their due organization, valid existence and good standing;

•	the capitalization of Jaguar Acquisition Sub and the ownership of its issued and outstanding capital stock;

•	their corporate power and authority to own their properties and assets and carry on its businesses as they are now being conducted;

•	their corporate power and authority to execute, deliver and perform their obligations under the merger agreement and to consummate the transactions contemplated thereby;

•	their due authorization, execution and delivery of the merger agreement;

•	the enforceability of the merger agreement against them;

•	their ability to satisfy the obligation to pay the merger consideration by having sufficient funds available;

•	their consents, approvals and filings required for them to execute, deliver and perform the merger agreement or to consummate the merger;

•	absence of breaches, violations or defaults under their constituent documents, contracts, law, and required consents and approvals;

•	the brokers’ and finders’ fees;

•	their lack of knowledge of any material inaccuracy or misstatement in, or breach of, our representations or warranties and their lack of knowledge of any reason why the conditions to closing the merger would not be timely satisfied;

•	their acknowledgment of limitations on our liability for information provided by us to them;

•	matters relating to this proxy statement; and

•	their and their affiliates’ ownership of any of our securities as of the date of the merger agreement.

Standard for Breach of Representations and Warranties

No representation or warranty made by us (other than our representations and warranties relating to (i) our capitalization and outstanding securities, which shall be true in all respects except for de minimus variations and (ii) no material adverse effect having occurred since December 31, 2006, which shall be true in all respects) or BAE Systems and Jaguar Acquisition Sub will be deemed untrue, and neither us, BAE Systems nor Jaguar Acquisition Sub will be deemed to have breached a representation or warranty, where such failure to be true or breach of such representation or warranty, has not had, and would not reasonably be expected to have, a ‘‘material adverse effect’’ (as defined below) with respect to us, BAE Systems or Jaguar Acquisition Sub, as the case may be.

Covenants Relating to the Conduct of the Business Pending the Merger

From the date of the merger agreement to the effective time of the merger, except (i) as expressly contemplated in the merger agreement or the disclosure schedule provided to BAE Systems and Jaguar Acquisition Sub, (ii) as may be required by applicable law or the requirements of the New York Stock Exchange or (iii) as may be consented to in writing by BAE Systems, we have agreed to do (and agreed to cause our subsidiaries to do) the following:

•	to carry on our business and the business of our subsidiaries in the usual and ordinary course (consistent with past practice) in all material respects;

•	to use our commercially reasonable efforts to preserve our business organizations;

•	to not enter into any new material line of business;

•	to not issue, deliver, sell, pledge, dispose of or otherwise encumber any stock or any other securities or any rights with respect to our stock, including securities convertible into, or any rights, warrants or options to acquire, any such stock;

•	to not permit additional shares of our stock to become subject of new grants under one of our stock incentive plans or otherwise, except for issuances, grants or awards pursuant to existing agreements providing for the issuance of up to 20,000 shares of our common stock or options to purchase our common stock, in the aggregate;

•	to not make, declare, set aside or pay dividends on, or make any other distributions in respect of, any of our stock or on rights relating to our stock, other than dividends from our wholly owned subsidiaries to us or to another of our wholly owned subsidiaries;

•	to not split, combine, redeem, reclassify, or effect any reorganization or recapitalization of any of our stock and to not redeem, purchase or otherwise acquire any shares of our stock or rights relating to our stock;

•	to not sell, lease, transfer, mortgage, encumber or otherwise dispose of any of our or our subsidiaries’ assets, businesses or properties, except for sales, leases, transfers, mortgages, or other dispositions in the ordinary course of business consistent with past practice of inventory or that are not, taken together, material to us and our subsidiaries, taken as a whole;

•	to not acquire all or any portion of the assets, business, properties or shares of stock or other securities or rights of any party (including by merger, consolidation or otherwise), other than the purchase of inventory and real property in the ordinary course of business or capital expenditures in accordance with our 2007 budget;

•	to not amend our certificate of incorporation, bylaws or any other organizational documents in any manner, or subject to certain limitations amend any of our subsidiaries’ organizational documents;

•	to not implement or adopt any change in financial accounting principles, practices or methods, or revalue any assets that are material to us and our subsidiaries, in each case other than as required by generally accepted accounting principles in the United States, referred to in this proxy statement as GAAP, or other applicable regulatory requirements applicable to U.S.-publicly owned business organizations generally;

•	to not enter into, amend, modify or renew any employment, collective bargaining agreement, consulting, change in control, severance or similar agreement with any director or executive, or grant any salary or wage increase, equity awards or incentive or bonus payment, except: (1) to make changes that are required by applicable law or the terms of an existing benefit arrangement as in effect as of the date of the merger agreement; (2) for ordinary course merit based or annual salary increases in accordance with past practice, other than to our executive officers; (3) for employment arrangements for newly hired or promoted employees other than our officers, (4) for employment arrangements for our newly hired or promoted officers (but not our executive officers) in the ordinary course of business consistent with past practice after good faith consultation with BAE Systems; or (5) the granting and payment of certain cash bonuses to employees, directors and officers as set forth in the disclosure schedule to the merger agreement;

•	to not enter into, establish, adopt, amend, modify or renew any employee benefit arrangement or take any action to accelerate the vesting or exercisability of any compensation or benefits payable thereunder, except: (1) as may be required by applicable law or the terms of an existing benefit arrangement as in effect on the date of the merger agreement; (2) amendments that do not increase benefits or result in increased administrative costs; (3) employment arrangements for our newly hired or promoted officers (but not our executive officers) after good faith consultation with BAE Systems; or (4) for employment arrangements for newly hired employees who are not officers in the ordinary course of business consistent with past practice;

•	to not (1) repurchase, prepay or incur any indebtedness for borrowed money, or guarantee any indebtedness of third parties or enter into any agreements to maintain the financial condition of another person, or issue or sell debt securities, warrant or other rights to acquire debt securities, except for (A) prepayments of revolving loans under our senior secured credit agreement, (B) ordinary course revolving loans incurred in the ordinary course of business, consistent with past practice, under our senior secured credit agreement in an aggregate amount not to exceed the sum of (i) the aggregate principal amount outstanding thereunder as of March 31, 2007, plus (ii) $95,000,000, (C) an additional amount for short-term borrowings under foreign credit facilities in an aggregate principal amount not to exceed $5,000,000 and (D) additional short-term indebtedness not exceeding $5,000,000; or (2) make any loans or advances or make any capital contributions to, or investments in, any other person, except for loans or advances to customers and suppliers in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $5,000,000, and except for loans, advances, capital contributions or investments in us or our subsidiaries, without limit;

•	to not settle any material claim, action or proceeding involving (i) the payment of sums in excess of $5,000,000 net of insurance by us or any of our subsidiaries or (ii) the imposition of material restrictions on our or our subsidiaries operations or terms which materially impair our ability to do business in the ordinary course consistent with past practice;

•	to not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of us or any of our subsidiaries;

•	to not take, or not fail to take, any action which would reasonably be expected to result in any of the conditions to the merger not being satisfied in a timely manner; and

•	to not agree or commit to do, directly or indirectly, by contract or otherwise, any of the actions prohibited above.

Reasonable Best Efforts and Certain Pre-Closing Obligations

We, BAE Systems and Jaguar Acquisition Sub have each agreed, subject to the terms and conditions in the merger agreement, to use our respective reasonable best efforts to take all actions and to do all things necessary, proper or desirable, or advisable under applicable laws, to permit the consummation of the merger as promptly as practicable and to otherwise enable the consummation of the transactions contemplated by the merger agreement, and to provide each other party to the merger agreement with cooperation reasonably necessary in connection therewith, provided that, in the event any objections are asserted with respect to the transactions contemplated by the merger agreement under antitrust law or Exon-Florio or any suit is threatened to be instituted, by any governmental authority or any private party challenging any such transactions or otherwise brought under antitrust law or Exon-Florio that would prohibit or materially impair or materially delay the consummation of the transactions, we, BAE Systems and Jaguar Acquisition Sub will take all actions that may be reasonably necessary to resolve any objections as may be asserted under Exon-Florio and such applicable antitrust law with respect to the merger.

Notwithstanding the previous paragraph, the merger agreement does not require BAE Systems and its affiliates (i) to agree to any prohibition, limitation or restriction on our or our affiliates’ operations or the operations of BAE Systems or any of its affiliates, or any material portion of our or our affiliates’ business or assets or a material portion of the business and assets of BAE Systems or any of its affiliates’, as a result of the merger or any of the transactions contemplated by the merger agreement, or (ii) to compel us or our affiliates, or BAE Systems or any of its affiliates, to dispose of or hold separate any portion of their respective business or assets that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of (x) us and our subsidiaries, taken as a whole, or (y) BAE Systems and its subsidiaries, taken as a whole (measured against our financial condition, results of operations and assets of our and our subsidiaries’ business, taken as a whole) as a result of the merger or any of the transactions contemplated by the merger agreement.

We further agree that we will:

•	deliver to BAE Systems a certificate certifying that the sale of our stock is exempt from withholding under Section 1445 of the Code;

•	reasonably cooperate with BAE Systems to satisfy all outstanding obligations under our senior secured credit agreement and cause all liens securing obligations thereunder to be released; and

•	take reasonable steps to ensure we engage in good faith consultation with BAE Systems prior to entering into any contract that materially restricts the conduct of our or our subsidiaries’ business or our or their ability to compete or engage in any material line of business or to develop, market, or distribute any material products or services in any geographic territory.

Stockholder Approval

As promptly as practicable following the date of the merger agreement, we agree, through our board of directors, to duly call, establish a record date for, give notice of, convene and hold an annual or special meeting of our stockholders to consider and adopt the merger agreement, except to the extent that the board of directors shall have made a change of recommendation for the merger pursuant to the terms and conditions of the merger agreement.

Proxy Statement

The merger agreement provides that we will use our reasonable best efforts to have this proxy statement promptly cleared by the SEC. Any filing of, amendment to, or written correspondence with the SEC with respect to this proxy statement is subject to BAE Systems’ review and comment. We agreed to provide BAE Systems with written copies of any comments by the SEC or its staff to this proxy statement promptly upon receipt and copies or notification of our or our counsel’s responses to the SEC or its staff. Each of us, BAE Systems and Jaguar Acquisition Sub will use its reasonable best efforts, after consultation with the other parties to the merger agreement, to respond promptly to comments of or requests from the SEC and to mail, at the earliest practicable time, the proxy statement and all amendments and supplements thereto to stockholders entitled to vote at the special meeting.

Publicity

We and BAE Systems have agreed to consult with the other party before issuing any press release or other public statement or public filing with respect to or that describe the merger or the merger agreement and not issue any such press release, public statement or public filing without the prior written consent of the other party, except that such consent is not necessary if the press release or public statement or filing is required by applicable law or securities exchange rules.

Access to Information

From the date of the merger to the effective time, subject to applicable law, we will (and cause our subsidiaries to) allow BAE Systems, its representatives and its accountants reasonable access to the books, records, contracts, personnel and properties and to such other information as BAE Systems may reasonably request, provided that such access does not unreasonably disrupt our operations.

No Solicitation

We have agreed that we will not, directly or indirectly, and shall not permit any of our subsidiaries or our or our subsidiaries’ representatives to:

•	initiate, solicit or facilitate inquiries or proposals with respect to an alternative acquisition proposal (as defined below); or

•	enter into or participate in discussions or negotiations concerning any alternative acquisition proposal.

The merger agreement defines an alternative ‘‘acquisition proposal’’ to mean any inquiry, proposal or offer with respect to:

•	any direct or indirect acquisition or purchase of an equity interest in one or a series of transactions representing more than 15% of the voting power in, or any class of equity securities of us or any of our significant subsidiaries;

•	a merger, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation, share exchange or similar transaction involving us or any of our significant subsidiaries; or

•	any direct or indirect acquisition, purchase or other disposition in one or a series of transactions of assets, businesses, securities or ownership interests (including the securities of any of our subsidiaries) representing more than 15% of our and our subsidiaries’ consolidated revenues, net income or assets.

in each case other than the transactions contemplated by the merger agreement.

We may, however, at any time prior to obtaining stockholder approval of the merger, furnish information to, or enter into discussions or negotiations with, any person that has made an unsolicited bona fide written acquisition proposal if and only to the extent that:

•	such acquisition proposal is a bona fide binding written acquisition proposal that if consummated would result in such party acquiring, directly or indirectly, more than 50% of the voting power of our common stock or all or substantially all of our and our subsidiaries’ assets, taken as a whole;

•	such acquisition proposal is for, or a majority of our board of directors, after consulting with outside legal counsel and our financial advisors, determines in good faith would reasonably be expected to result in, consideration that has a higher value than the consideration to be received by our stockholders in the merger agreement (as determined by our board of directors in good faith after consultation with our financial and legal advisors) and such acquisition proposal is reasonably capable of being completed; and

•	we first obtain an executed confidentiality agreement from such party on substantially the same confidentiality terms as our confidentiality agreement with BAE Systems, provided that it does not contain any exclusivity provisions in favor of such party or have the effect of prohibiting our obligations under the merger agreement and to the extent not already provided, all information provided to a third party must also be provided to BAE Systems and Jaguar Acquisition Sub.

We have agreed to promptly (but in no event later than 24 hours after receipt) notify BAE Systems orally or in writing of the receipt of any alternative acquisition proposal, or related inquiry or request for information, of the identity of the party making any such acquisition proposal, inquiry or request and the material terms and conditions thereof, including price, and any material modification of or amendment to any alternative acquisition proposal, and to take all reasonable steps to keep BAE Systems fully apprised on a current basis of any material related developments, discussions and negotiations.

We agreed to immediately terminate any existing discussions or negotiations relating to any alternative acquisition proposal with any parties, other than BAE Systems, conducted prior to the date of the merger agreement. Additionally, we agreed to request the prompt return or destruction of all confidential information furnished to such party or its representatives by us or on our behalf and terminate access by each such party and its representatives to any online or other electronic data rooms containing any information in respect of us or our subsidiaries.

Neither our board of directors or any committee of our board of directors shall (1) withdraw, qualify or modify in a manner adverse to BAE Systems or Jaguar Acquisition Sub the recommendation or declaration of advisability of the merger agreement, the merger or any of the other related transactions, (2) recommend that the stockholders reject the merger agreement or the merger or any of the other related transactions, (3) resolve, agree or publicly propose to take any such action referenced in the foregoing clauses (1) or (2), (4) recommend the approval or adoption of, or adopt or approve any alternative acquisition proposal or agreement, or withdraw its approval of the merger agreement or publicly propose to take any such actions or (5) cause or permit us or our subsidiaries to enter into any letter of intent, memorandum of understanding or other agreement which is intended to or could reasonably be expected to result in any alternative acquisition proposal; provided, that, at any time prior to obtaining stockholder approval, our board of directors may take any of the actions described in items (1) through (3) above (referred to as a change in recommendation), if it determines in good faith, following consultation with outside legal counsel, that failure to take such action could reasonably be expected to result in a breach of the board of directors’ fiduciary obligations under applicable law. Notwithstanding such change in recommendation, unless the merger agreement is terminated pursuant to the terms of the merger agreement, the merger agreement must be submitted to our stockholders for the purpose of seeking adoption of the merger agreement. At least 4 business days prior to changing its recommendation, we have agreed to notify BAE Systems in writing of our board of directors’ intention to make such a change of recommendation and we and our financial and legal advisors will negotiate with BAE Systems and Jaguar Acquisition Sub in good faith to make adjustments in the terms and conditions of the merger agreement and our board of directors will take into account any changes to the financial and other terms of the merger agreement proposed by BAE Systems that would avoid a change of recommendation.

Takeover Laws and Provisions

Each party to the merger agreement has agreed that it will not take any action that will cause the transactions contemplated by the merger agreement to become subject to any takeover laws (which includes any ‘‘moratorium’’, ‘‘control share’’, ‘‘fair price’’, ‘‘affiliate transaction’’, ‘‘business combination’’ or other anti-takeover laws and regulations of any state) and will take all reasonable steps within its control to exempt such transactions from, or if necessary, challenge the validity or applicability of, any applicable takeover law. Each party to the merger agreement has agreed that it will not take any action that will cause the transactions contemplated by the merger agreement not to comply with the takeover provisions in our and our subsidiaries’ applicable organizational documents and will take all reasonable steps within its control to make such transactions comply with such takeover provisions.

Regulatory Applications

We and BAE Systems agreed to (and to cause each of our respective subsidiaries to):

•	use all reasonable best efforts and cooperate with one another to prepare as promptly as possible all documentation, to effect all filings and to obtain, subject to the terms and conditions of the merger agreement, all authorizations of all third parties and governmental authorities necessary to consummate the transactions contemplated by the merger agreement as promptly as practicable and make all necessary filings in connection with Exon-Florio and the HSR Act as soon as practicable;

•	upon request, furnish the other party with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as reasonably necessary or advisable in connection with such filing, notice or application made on behalf of such other party or its subsidiaries with or to any third party or governmental authority in connection with the transactions contemplated by the merger agreement;

•	to the extent permitted, give the other party the opportunity to attend and participate in any meetings and conferences with any governmental authority or party objecting to the transactions;

•	promptly file a joint filing and any requested supplemental information to CFIUS in respect of the transaction contemplated by the merger agreement with BAE Systems agreeing to take responsibility for the preparation and submission of the joint filing. We agreed to promptly provide to BAE Systems all necessary information and otherwise assist with the preparation and submission of the filing;

•	promptly take all actions reasonably necessary to file the notification and report form required for the merger pursuant to the HSR Act, and provide any supplemental information required therefor, as well as to make any filings required under any other applicable antitrust laws; and

•	keep the other party apprised of the status of any inquiries or requests for additional information from any governmental authority, and participate in any interviews or meeting reasonably requested by any governmental authority in connection with obtaining approval under such applicable antitrust laws for the merger.

Indemnification

The merger agreement provides that the provisions relating to indemnification, advancement of expenses and exculpation of our present and former directors and present officers in the certificate of incorporation and bylaws of the surviving corporation (which shall be in a form substantially similar to the provisions existing as of the date of the merger agreement in our restated certificate of incorporation and amended and restated bylaws, as amended immediately prior to the completion of the merger) shall not be amended, repealed or otherwise modified for six years and one day after the effective time of the merger in any manner that would adversely affect the rights thereunder of any individual who was one of our directors or officers either at the effective time of the merger or the date of the merger agreement.

Pursuant to the merger agreement, the surviving corporation agreed to indemnify, defend and hold harmless our present and former directors, and the present officers against all costs or expenses (including reasonable attorneys’ fees and costs of investigation), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether asserted or claimed prior to, at, or after the effective time of the merger, arising out of actions or omissions in their capacity as our directors or officers before or at the effective time of the merger, to the fullest extent permitted by law, other than actions or omissions constituting criminal conduct or any violation of federal, state or foreign securities laws.

Under the merger agreement, on or prior to the date of the merger agreement, either we or BAE Systems will purchase ‘‘run-off’’ or ‘‘tail’’ insurance for directors’ and officers’ liability insurance and fiduciary liability coverage with respect to matters existing or occurring at or before the effective time of the merger, with a claims period of at least six years from the effective time of the merger. Such insurance shall contain coverage in an amount and scope no less favorable to the indemnified individuals than those provided in the director’s and officer’s liability insurance currently provided by us as of the date of the merger agreement; however, none of BAE Systems, the surviving corporation or Armor Holdings is obligated to pay an annual premium for such coverage in excess of 300% of the most recent annual premium paid by us as of the date of the merger agreement, in which event the obligation shall be only to provide the maximum coverage available for an annual premium not in excess of such amount.

If BAE Systems or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity or transfers all or substantially all of its assets to any entity, the surviving or transferee entity shall assume the indemnification and insurance obligations discussed above.

Employee Matters

From and after the effective time of the merger until December 31, 2008, BAE Systems has agreed to provide our employees as of the effective time of the merger and former employees (and those of our subsidiaries), which we refer to in this proxy statement as ‘‘Covered Employees’’, with employee benefits and compensation plans, programs and arrangements (including base salary and annual bonus opportunities) substantially comparable, in the aggregate (but excluding the value of equity awards), to those provided by us or our subsidiaries to such persons immediately prior to the effective time of the merger. Nothing in the merger agreement prevents BAE Systems from terminating any employee subject to applicable severance obligations or agreements or benefit arrangements in accordance with their terms.

From and after the effective time of the merger, BAE Systems shall provide all Covered Employees with service credit (for purposes of eligibility, participation, vesting, levels of benefits and benefit accruals (other than benefit accruals under any defined benefit pension plan) under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by BAE Systems or any of its subsidiaries in which Covered Employees are eligible to participate) for all periods of employment with us or any of our subsidiaries prior to the completion of the merger to the extent credited by us for purposes of a comparable plan (provided that there will be no duplication of benefits) and cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of BAE Systems or any of its subsidiaries to be waived with respect to the Covered Employees and their eligible dependents to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the completion of the merger. If our medical and/or dental benefit plans for Covered Employees are terminated prior to the end of a plan year, Covered Employees and their dependents who are then participating in a deductible-based medical and/or dental plan sponsored by us will be given credit for deductibles and eligible out-of-pocket maximums during the portion of the plan year preceding the termination date in a comparable deductible-based medical and/or dental plan of BAE Systems or any of its subsidiaries for the corresponding benefit plan year.

We and BAE Systems shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, Covered Employees of our company and our subsidiaries, including any benefits or rights arising as a result of the merger.

We and BAE Systems have also agreed that each of our Covered Employees will be eligible to participate in a bonus plan maintained by BAE Systems for the remainder of the fiscal year ending December 31, 2007 on substantially the same terms and conditions in the aggregate and pursuant to substantially the same targets and performance measures similar to those established for our fiscal year ending December 31, 2007. Our performance in respect of calculations made under the 2007 bonus plan will be calculated without taking into account any expenses or costs associated with or arising as a result of the merger or any transactions contemplated by the merger agreement that would not reasonably be expected to have been incurred had the transactions contemplated by the merger agreement not occurred.

Conditions to the Merger

The merger agreement contains customary conditions to each party’s obligation to consummate the merger, including the following:

•	adoption of the merger agreement by the holders of at least a majority of the outstanding shares of our common stock entitled to vote;

•	expiration or termination of any waiting period applicable to the merger under the HSR Act and the rules and regulations thereunder;

•	the period of time for any applicable review process under Exon-Florio shall have expired and the President of the United States shall not have taken action to prevent the consummation of the merger or the transactions contemplated by the merger agreement;

•	the absence of any injunction, order, judgment or other legal restraint or law, in each case that has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting its consummation;

•	the other party’s representations and warranties in the merger agreement (other than the representations and warranties relating to our capitalization and outstanding securities) must be true and correct both as of the date of the merger agreement and at and as of the closing date of the merger, as if they were made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of that date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or material adverse effect qualifiers set forth in the merger agreement) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party and our representations and warranties relating to our capitalization and outstanding securities must be true and correct in all respects, except for de minimus variations; and

•	the other party’s performance in all material respects of all agreements and covenants required to be performed by the other party under the merger agreement at or before the effective time of the merger.

In addition, the merger agreement contains important conditions to BAE Systems’ obligation to consummate the merger, including the following:

•	we shall have delivered to BAE Systems and Jaguar Acquisition Sub a certificate signed by one of our executive officers certifying to the accuracy of our representations and warranties and that we shall have performed in all material respects under the terms of the merger agreement;

•	no event, change, circumstance or effect has occurred after the date of the merger agreement that, individually or in the aggregate, has had, or would reasonably be expected to have a ‘‘material adverse effect’’ (as defined below); and

•	there shall not be pending or threatened any suit, proceeding, or other action by any governmental authority (1) explicitly challenging the acquisition by BAE Systems or Jaguar Acquisition Sub of our stock, (2) seeking to restrain or prohibit the consummation of the merger, (3) seeking to prohibit, limit or impose restrictions on our or our affiliates’ operations or the operations of BAE Systems or its affiliates, or any material portion of the business or assets of such parties as a result of the merger or any of the transactions contemplated by the merger agreement or (4) seeking to compel us, our affiliates, BAE Systems or their affiliates to dispose of or hold separate any portion of their respective businesses or assets that would reasonably be expected to have a material adverse affect on us or our subsidiaries, taken as a whole, or BAE Systems and its subsidiaries, taken as a whole, as a result of the merger or any of the transactions contemplated by the merger agreement.

Definition of ‘‘Material Adverse Effect’’

As used in the merger agreement, a ‘‘material adverse effect’’ with respect to us includes any event, change, circumstance or effect that individually, or in the aggregate, is material and adverse to the financial condition, results of operations, assets or business of Armor Holdings and its subsidiaries, taken as a whole, or would materially impair or delay our ability to perform our obligations under the merger agreement or consummate the transactions contemplated by the merger agreement.

In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard events, changes, circumstances or effects resulting from or in connection with the following:

•	any adoption, proposal, implementation or change in laws, rules, or regulations or interpretations thereof by any governmental authority, unless such event, change, circumstance or effect has a materially disproportionate effect on us and our subsidiaries, taken as a whole, compared with other companies operating in the same industry;

•	any change in appropriations arising from any U.S. fiscal year or supplemental budget or from any foreign government budget;

•	changes in global, national or regional political conditions (including any outbreak, escalation, or diminishment of hostilities or war or any act of terrorism) or in general economic, business, regulatory, financial, capital market or political conditions, unless such event, change, circumstance or effect has a materially disproportionate effect on us and our subsidiaries, taken as a whole, compared with other companies operating in the same industry;

•	any change affecting any of the industries in which we and our subsidiaries operate, unless such event, change, circumstance or effect has a materially disproportionate effect on us and our subsidiaries, taken as a whole, compared with other companies operating in the same industry;

•	changes in GAAP or changes in its interpretation;

•	changes in our market price or the trading volume of our securities or any suspension of trading in securities generally on any securities exchange on which our equity securities trade (however, any underlying event causing or contributing to the change in market price or trading volume will not be excluded in making a determination);

•	certain changes resulting from the announcement or the existence of the merger agreement and the transactions contemplated thereby;

•	our failure or inability to meet any internal or public projections, forecasts or estimates of revenues or earnings (however, any underlying event causing such failure will not be excluded in making a determination); or

•	any action taken by us or our subsidiaries which is required by the merger agreement.

In addition, the merger agreement specifically provides that any event, change, circumstance or effect that was not known to BAE Systems as of the date of the merger agreement that, individually or in the aggregate (together with all other facts or circumstances whether or not known to BAE Systems as of the date of the merger agreement), has resulted in, or could reasonably be expected to result in, the suspension or debarment (as those terms are generally used in connection with government contracts) of us or any of our subsidiaries, affiliates or divisions (or any portion of the foregoing), from participation in the award of any contract with, or grant of any authorization from, any United States (whether Federal, state or local) governmental authority, in each case will be deemed to constitute a material adverse effect.

As used in the merger agreement, a ‘‘material adverse effect’’ with respect to BAE Systems or Jaguar Acquisition Sub means any effect that would materially impair or delay the ability of BAE Systems or Jaguar Acquisition Sub to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement by the close of business on September 4, 2007 (as such date may be extended pursuant to the merger agreement).

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger and the transactions contemplated by the merger agreement may be abandoned as follows:

•	by mutual written consent of us and BAE Systems;

•	by us or BAE Systems if any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making the consummation of the merger illegal or otherwise prevents or prohibits the consummation of the merger; provided that the party seeking to terminate the merger agreement has used its reasonable best efforts (subject to certain limitations), to remove or lift such injunction, order, decree or ruling;

•	by us or BAE Systems if there has been a material breach of any of the covenants or agreements or any of the representations or warranties in the merger agreement and such breach is not cured within 30 days of notice, provided that such termination right will not be available to any party whose failure to comply with any provision of the merger agreement has resulted in a material breach of the agreement;

•	by us or BAE Systems if the merger is not consummated by September 4, 2007, provided that if any of the requisite approvals have not been received, we or BAE Systems may extend the termination date for an additional period of up to 90 days in order to obtain the requisite approvals by providing written notice to the other party, and provided further that such termination right will not be available to any party whose material breach of its obligations under the merger agreement is the principal cause of, or has resulted in, the failure to consummate the merger;

•	by us or BAE Systems if our stockholders do not adopt the merger agreement by reason of the failure to obtain a required vote at the stockholders meeting;

•	by us if at any time prior to obtaining stockholder approval, solely in response to a superior acquisition proposal that was unsolicited that did not otherwise result in a breach of the no-solicitation provisions of the merger agreement, provided that (a) no termination of the merger agreement may be made in each case until after the 4th business day following BAE Systems’ receipt of written notice from us that our board of directors intends to terminate the merger agreement and specifying all material terms and conditions and the identity of the person making the superior acquisition proposal, during which period we shall negotiate with BAE Systems in good faith to adjust the terms and conditions of the merger agreement and our board of directors will take into account any changes to the financial and other terms of the merger agreement proposed by BAE Systems, so that the pending alternative acquisition proposal ceases to constitute a superior acquisition proposal and (b) we cannot terminate the merger agreement unless (i) we have complied with all applicable requirements of the no solicitation provisions of the merger agreement and have paid the termination fee under the merger agreement, (ii) the alternative acquisition proposal continues to be a superior acquisition proposal and (iii) we concurrently enter into a binding acquisition agreement with respect to such superior acquisition proposal; and

•	by BAE Systems if our board of directors (A) (1) withdraws, qualifies or modifies in a manner adverse to BAE Systems or Jaguar Acquisition Sub the recommendation or declaration of advisability of the merger agreement, the merger or any of the other related transactions, (2) recommends that the stockholders reject the merger agreement or the merger or any of the other related transactions, (3) resolves, agrees or publicly proposes to do (2) or (3), or (B) fails to reaffirm its recommendation of the merger agreement or merger within 10 business days of receipt of BAE Systems’ written request at any time when an alternative acquisition proposal had been made and not rejected by our board of directors, provided that BAE Systems terminates the merger agreement by providing written notice to us within 10 days after our board of directors’ change of recommendation or failure to reaffirm.

Termination Fee

We have agreed to pay BAE Systems a fee of $140 million in cash in the event that:

•	an alternative acquisition proposal has been made to us or our stockholders or an alternative acquisition proposal has otherwise become publicly known and thereafter:

•	the merger agreement is terminated by either BAE Systems or us due to (1) failure to consummate by September 4, 2007 or, if the termination date has been extended in order to obtain the required approvals from governmental authorities, 90 days after such date or (2) failure to obtain stockholder approval at the special meeting; and

•	at any time on or prior to 12 months after the date of termination, we or our subsidiaries enter into any acquisition agreement with respect to an alternative acquisition proposal or the transactions contemplated by any alternative acquisition proposal are consummated;

•	the merger agreement is terminated by us in response to a superior acquisition proposal that was unsolicited and:

•	we complied in all respects with the termination, no solicitation, and fees provisions of the merger agreement and those provisions requiring us to notify and negotiate in good faith with BAE Systems following the receipt of a superior acquisition proposal;

•	the alternative acquisition proposal continues to constitute a superior acquisition proposal; and

•	we shall concurrently enter into a binding acquisition agreement for such superior acquisition proposal;

•	the merger agreement is terminated by BAE Systems due to the fact that our board of directors (A) (1) withdraws, qualifies or modifies in a manner adverse to BAE Systems or Jaguar Acquisition Sub the recommendation or declaration of advisability of the merger agreement, the merger or any of the other related transactions, (2) recommends that the stockholders reject the merger agreement or the merger or any of the other related transactions, (3) resolves, agrees or publicly proposes to do (1) or (2), or (B) fails to reaffirm its recommendation of the merger agreement or merger within 10 business days of receipt of BAE Systems’ written request at any time when an alternative acquisition proposal had been made and not rejected by our board of directors, provided that BAE Systems terminates the merger agreement by providing written notice to us within 10 days after our board of directors’ change of recommendation or failure to reaffirm.

The amount of the termination fee payable by us was the result of arm’s length negotiations with BAE Systems, wherein we resolved other remaining issues, including, for example, deleting a provision in the merger agreement that would have required us to enforce the standstill provisions in the confidentiality agreements that were entered into with other bidders for our company.

BAE Systems has agreed to reimburse us for our transaction expenses up to $25,000,000 in the event that the merger agreement is terminated by us due to BAE Systems’ or Jaguar Acquisition Subs’ material breach of any of the covenants, agreements or any representations or warranties set forth in the merger agreement, provided that we are not then in material breach of any of the same, and provided further that the breach by BAE Systems or Jaguar Acquisition Sub is not cured within 30 days after notice.

Amendment

At any time prior to the effective time of the merger, any provision of the merger agreement may be waived in writing by the party benefited by such provision or amended or modified by written agreement of the parties to the merger agreement, except to the extent such amendment would violate applicable law or require submission or resubmission of the merger agreement to our stockholders.

MARKET PRICE AND DIVIDEND INFORMATION

Our common stock is traded under the symbol ‘‘AH’’ on The New York Stock Exchange, referred to in this proxy statement as the ‘‘NYSE’’. The closing sale price per share of our common stock, as reported by the NYSE on May 4, 2007, the last full trading day before the public announcement of the proposed merger, was $82.15. On June 25, 2007, the last full trading day before the date of this proxy statement, the closing price for shares of our common stock, as reported by the NYSE, was $86.88. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

The following table sets forth the range of high and low trading prices for our common stock on the NYSE for the years ended December 31, 2006, 2005 and 2004 and for the first quarter of 2007.

	High	Low
2007
2nd Quarter (through June 25, 2007)	$87.75	$66.98
1st Quarter	68.25	54.16
2006
4th Quarter	$60.20	$50.16
3rd Quarter	58.44	49.85
2nd Quarter	65.11	50.63
1st Quarter	61.69	41.06
2005
4th Quarter	$45.59	$40.93
3rd Quarter	43.86	38.88
2nd Quarter	39.93	33.03
1st Quarter	47.85	36.05
2004
4th Quarter	$49.49	$36.10
3rd Quarter	41.67	32.01
2nd Quarter	40.35	31.60
1st Quarter	33.45	24.80

We have not previously paid dividends to our stockholders and we have no plans to pay dividends in the immediate future.

Following the merger there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on June 26, 2007, we had outstanding 35,591,765 shares of common stock. The following table lists the beneficial ownership of shares of our common stock by:

•	all persons and groups known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each director;

•	each person who held the office of Chief Executive Officer during the last fiscal year and the four additional highest compensated executive officers who were serving as executive officers on December 31, 2006;

•	two additional persons each of whom would have been one of such four highest compensated executive officers except that he was not serving as an executive officer on December 31, 2006; and

•	all current directors and executive officers as a group.

None of our directors or officers owned any equity security issued by our subsidiaries other than director’s qualifying shares. Information with respect to current and former officers, directors and their families is as of June 26, 2007 and is based on our books and records and information obtained from each individual. All stockholders set forth below have our principal business address (except as indicated). Additionally, unless otherwise indicated, the owner has sole voting and investment power with respect to the shares indicated.

Name	Amount and nature of beneficial ownership(1)	Percentage(14)
Warren B. Kanders and Kanders Florida Holdings, Inc.(2)	3,545,999	9.6%
T. Rowe Price Associates, Inc.(3)	2,446,050	6.9%
FleetBoston Financial Corporation(4)	2,065,005	5.8%
Robert R. Schiller(5)	697,454	1.9%
Robert F. Mecredy(6)	233,049	*
Nicholas Sokolow(7)	219,916	*
Glenn J. Heiar(8)	207,928	*
Dennis M. Dellinger(9)	60,000	*
Burtt R. Ehrlich(10)	113,880	*
Deborah A. Zoullas(11)	77,794	*
David R. Haas(12)	50,000	*
All directors, nominees for directors and executive officers as a group (9 persons)(13)	5,206,020	13.6%

*	Less than 1%.
(1)	As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of June 26, 2007.
(2)	The amount of securities reported as beneficially owned includes: 1,859,775 shares held by Kanders Florida Holdings, Inc., of which Mr. Kanders is the sole stockholder and sole director. The amount of securities reported as beneficially owned also includes presently exercisable stock options to purchase: (i) 328,800 shares at an exercise price of $37.90 per share; sales of common stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: 100,000 shares will be restricted from sale until January 1, 2008; 128,800 shares will be restricted from sale until January 1, 2009; and 50,000 shares will be restricted from sale until January 1, 2010; in addition, upon Mr. Kanders’ voluntary termination of employment with us or his termination by us for cause, if the foregoing lock-up periods have not yet expired, they shall each be extended for an additional five year period; (ii) 12,300 shares at an exercise price of $24.07 per share; (iii) 250,000 shares at an exercise price of $24.07 per share; (iv) 286,034 shares at an exercise price of $14.32 per share; (v) 8,125 shares at an exercise price of $14.44 per share; (vi) 250,000 shares at an exercise price of $28.90 per share; (vii) 50,000 shares at an exercise price of $45.93 per share; sales of common stock issued upon an exercise of any such options will be restricted from sale until January 3, 2008; in addition, upon Mr. Kanders’ voluntary termination of employment with us or his termination by us for cause, if the foregoing lock-up period has not yet expired it shall be extended for an additional five year period; and (viii) 100,000 shares at an exercise price of $45.93 per share. The amount of securities reported as beneficially owned excludes: 3,724 shares of common stock awarded to the reporting person by the issuer as a restricted stock award vest on January 1, 2008.

(3)	This information has been obtained from Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 13, 2007. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(4)	This information has been obtained from the Schedule 13G filed by FleetBoston Financial Corporation on February 13, 2004. The address of FleetBoston Financial Corporation is 100 Federal Street, Boston, MA 02110.
(5)	The amount of securities reported as beneficially owned also includes presently exercisable stock options to purchase: (i) 219,200 shares at an exercise price of $37.90 per share; sales of common stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: 66,666 shares will be restricted from sale until January 1, 2008; 85,867 shares will be restricted from sale until January 1, 2009; and 33,334 shares will be restricted from sale until January 1, 2010; in addition, upon Mr. Schiller’s voluntary termination of employment with us or his termination by us for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period; (ii) 134,000 shares at an exercise price of $17.12 per share; (iii) 53,406 shares at an exercise price of $15.05 per share; and (iv) 100,000 shares at an exercise price of $45.93 per share; sales of common stock issued upon an exercise of any such options are subject to the following lock-up restrictions: 33,334 shares will be restricted from sale until January 3, 2008; in addition, upon Mr. Schiller’s voluntary termination of employment with us or his termination by us for cause, the foregoing lock-up period which has not yet expired shall be extended for an additional five year period. The amount of securities reported as beneficially owned excludes 3,724 shares of restricted stock which vest on January 1, 2008.
(6)	Includes stock options to purchase: (i) 8,334 shares at an exercise price of $23.09 which are presently exercisable; (ii) 66,666 shares at an exercise price of $17.12 which are presently exercisable; (iii) 75,000 shares at an exercise price of $44.76 which are presently exercisable; sales of common stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: all of the shares will be restricted from sale for two years from February 10, 2005, 75% of the shares will be restricted from sale for three years from February 10, 2005, 50% of the shares will be restricted from sale for four years from the February 10, 2005, and 25% of the shares will be restricted from sale for five years from February 10, 2005; and (iv) 75,000 shares at an exercise price of $37.90 which are presently exercisable; sales of common stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: 6,250 shares will be restricted from sale until January 1, 2008; 12,500 shares will be restricted from sale until January 1, 2009; 18,750 shares will be restricted from sale until January 1, 2010; 18,750 shares will be restricted from sale until January 1, 2011; 12,500 shares will be restricted from sale until January 1, 2012; and 6,250 shares will be restricted from sale until January 1, 2013; in addition, upon Mr. Mecredy’s voluntary termination of employment with us or his termination by us for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period. Excluded are the following unvested grants of restricted stock: (i) 1,117 shares which vest on January 1, 2008; and (ii) 25,000 shares which will vest upon a change of control of our company.
(7)	The amount of securities reported as beneficially owned also includes presently exercisable stock options to purchase: (i) 10,000 shares at an exercise price of $9.6875 per share; (ii) 10,000 shares at an exercise price of $13.1875 per share; (iii) 12,500 shares at an exercise price of $14.44 per share; (iv) 12,500 shares at an exercise price of $24.07 per share; (v) 15,000 shares at an exercise price of $14.32 per share; (vi) 12,500 shares at an exercise price of $35.40 per share; and (vii) 37,500 shares at an exercise price of $39.20; sales of common stock issued upon an exercise of any such options are subject to lock-up restrictions; such lock-up restrictions will be released in accordance with the following schedule: on each calendar quarter beginning on September 30, 2005 and ending on June 30, 2008, 3,125 shares will be released from such lock-up restrictions; in addition, upon Mr. Sokolow’s voluntary resignation from our board of directors or his removal from our board of directors for cause, if any of the foregoing lock-up periods have not yet expired, they shall be extended for an additional five year period and, upon a change in control of our company, any lock-up release periods that are still in effect with respect to shares shall terminate upon the occurrence of such change in control. Also includes 67,000 shares owned by S.T. Investors Fund, LLC, a limited liability company of which Mr. Sokolow is a general manager, 10,000 shares owned by Mr. Sokolow’s profit sharing plan and 11,200 shares held for the benefit of Mr. Sokolow’s children and of which Mr. Sokolow disclaims beneficial ownership.
(8)	The amount of securities reported as beneficially owned also includes presently exercisable stock options to purchase: (i) 75,000 shares at an exercise price of $37.90 per share; sales of common stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: 6,250 shares will be restricted from sale until January 1, 2008; 12,500 shares will be restricted from sale until January 1, 2009; 18,750 shares will be restricted from sale until January 1, 2010; 18,750 shares will be restricted from sale until January 1, 2011; 12,500 shares will be restricted from sale until January 1, 2012; and 6,250 shares will be restricted from sale until January 1, 2013; in addition, upon Mr. Heiar’s voluntary termination of employment with us or his termination by us for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period; (ii) 60,000 shares at an exercise price of $28.46; (iii) 40,000 shares at an exercise price of $28.46; sales of common stock issued upon an exercise of any such options are subject to the following lock-up restrictions: 20,000 shares will be restricted from sale until March 11, 2008; and 20,000 shares will be restricted from sale until March 11, 2009; in addition, upon Mr. Heiar’s voluntary termination of employment with us or his termination by us for cause, any of the foregoing lock-up periods which have not yet expired shall be extended for an additional five year period; and (iv) 25,000 shares at an exercise price of $44.76; sales of common stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: all of the shares will be restricted from sale for two years from February 10, 2005, 75% of the shares will be restricted from sale for three years from February 10, 2005, 50% of the shares will be restricted from sale for four years from February 10, 2005, and 25% of the shares will be restricted from sale for five years from February 10, 2005. The amount of securities reported as beneficially owned excludes: (i) 652 shares of restricted stock which will vest on January 1, 2008; and (ii) 25,000 shares of restricted stock which will vest upon a change of control of our company.
(9)	Includes stock options to purchase: (i) 50,000 shares at an exercise price of $57.12 which are presently exercisable; sales of common stock issued upon an exercise of any such options will be subject to the following lock-up restrictions: 10,000 shares will be restricted from sale until May 31, 2007; 10,000 shares will be restricted from sale until May 31, 2008; 10,000 shares will be restricted from sale until May 31, 2009; 10,000 shares will be restricted from sale until May 31, 2010; and 10,000 shares will be restricted from sale until May 31, 2011. Excluded are the following unvested grants of restricted stock: (i) 2,000 shares of restricted stock of which vest on May 31, 2008; (ii) 2,000 shares of restricted stock of which vest on May 31, 2009; (iii) 2,000 shares of restricted stock of which vest on May 31, 2010; and (iv) 2,000 shares of restricted stock of which vest on May 31, 2011.

(10)	The amount of securities reported as beneficially owned also includes presently exercisable stock options to purchase: (i) 3,500 shares at an exercise price of $24.07 per share; (ii) 12,500 shares at an exercise price of $35.40 per share; and (iii) 37,500 shares at an exercise price of $39.20; sales of common stock issued upon an exercise of any such options are subject to lock-up restrictions; such lock-up restrictions will be released in accordance with the following schedule: on each calendar quarter beginning on September 30, 2005 and ending on June 30, 2008, 3,125 shares will be released from such lock-up restrictions; in addition, upon Mr. Ehrlich’s voluntary resignation from our board of directors or his removal from our board of directors for cause, if any of the foregoing lock-up periods have not yet expired, they shall be extended for an additional five year period and, upon a change in control of our company, any lock-up release periods that are still in effect with respect to shares shall terminate upon the occurrence of such change in control. The amount of securities reported as beneficially owned excludes: (i) 11,500 shares owned by Mr. Ehrlich’s son; and (ii) 400 shares owned by Mr. Ehrlich’s spouse’s individual retirement account of which Mr. Ehrlich disclaims beneficial ownership.
(11)	The amount of securities reported as beneficially owned also includes presently exercisable stock options to purchase: (i) 15,794 shares at an exercise price of $13.98; (ii) 12,000 shares at an exercise price of $14.32 per share, (iii) 12,500 shares at an exercise price of $35.40 per share; and (iv) 37,500 shares at an exercise price of $39.20 which are presently exercisable; sales of common stock issued upon an exercise of any such options are subject to lock-up restrictions; such lock-up restrictions will be released in accordance with the following schedule: on each calendar quarter beginning on September 30, 2005 and ending on June 30, 2008, 3,125 shares will be released from such lock-up restrictions; in addition, upon Ms. Zoullas’s voluntary resignation from our board of directors or her removal from our board of directors for cause, if any of the foregoing lock-up periods have not yet expired, they shall be extended for an additional five year period and upon a change in control of our company, any lock-up release periods that are still in effect with respect to such shares shall terminate upon the occurrence of such change in control.
(12)	The amount of securities reported as beneficially owned includes presently exercisable stock options to purchase: (i) 12,500 shares at an exercise price of $35.40; and (ii) 37,500 shares at an exercise price of $39.20; sales of common stock issued upon an exercise of any such options are subject to lock-up restrictions; such lock-up restrictions will be released in accordance with the following schedule: on each calendar quarter beginning on September 30, 2005 and ending on June 30, 2008, 3,125 shares will be released from such lock-up restrictions; in addition, upon Mr. Haas’s voluntary resignation from our board of directors or his removal from our board of directors for cause, if any of the foregoing lock-up periods have not yet expired, they shall be extended for an additional five year period and, upon a change in control of our company, any lock-up release periods that are still in effect with respect to shares shall terminate upon the occurrence of such change in control.
(13)	See footnotes (2) and (5) through (12).
(14)	Percent is based on 35,591,765 shares of common stock outstanding as of June 26, 2007.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements, including statements that include the words ‘‘believes,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘estimates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘projects’’ or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this proxy statement are forward-looking statements. These statements are not guarantees of future performance and involve a number of risks, uncertainties, and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Many factors, including those discussed more fully elsewhere herein, in our most recent annual report on Form 10-K, and in our quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated.

Specific important factors that could cause actual results, performance, or achievements to differ materially from such forward-looking statements include, but are not limited to, adverse effects on the market price of the our common stock and on our operating results because of failure to complete the transactions contemplated by the merger agreement (due to failure to obtain stockholder or regulatory approvals or to satisfy all of the other conditions to the transaction), risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of supply interruptions to Tactical Vehicle Systems segment, risks associated with Distributed Energy Solutions segment, risks of fixed-price contracts, risks as to rising steel prices, risks as to cost controls, risks of general economic conditions, risk of competition, risks relating to technology, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to acquisitions and restructuring activities, risks as to currency fluctuations, risks as to environmental and safety matters, and credit risks, all as more specifically outlined in our latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more of our stockholders who share an address, unless we have received contrary instructions from one or more of such stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to us at Armor Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218 or by calling us at (904) 741-5400. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

OTHER BUSINESS AT THE SPECIAL MEETING

Our board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of shareholders properly come before the meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the persons named as proxies in the enclosed proxy card will vote in accordance with their judgment.

FUTURE STOCKHOLDER PROPOSALS

We held our 2007 annual meeting of stockholders on June 19, 2007. If the merger is consummated, there will be no public participation in any future meetings of our stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. In addition, you may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100F Street, Room 2521
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room.

Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

In addition, we incorporate by reference any future filings we make with the SEC after the date of this proxy statement and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information between those documents and this proxy statement, the information in the latest filed document should be considered correct.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to us at Armor Holdings, Inc., 13386 International Parkway, Jacksonville, Florida 32218, telephone: (904) 741-5400 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

You should rely only on the information contained in this proxy statement or incorporated by reference. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 26, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of the proxy statement to stockholders does not create any implication to the contrary.

ADDITIONAL INFORMATION

To vote your shares, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact:

D.F. King & Co., Inc.
48 Wall Street — 22nd Floor
New York, NY 10005
(800) 769-4414
AHinfo@dfking.com

You may also wish to consult your own legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

If you would like to request additional information from us, please do so by July 14, 2007 in order to receive the information before the special meeting.

Appendix A

Execution Version

AGREEMENT AND PLAN OF MERGER

 dated as of May 7, 2007

 by and among

BAE SYSTEMS, INC.,

JAGUAR ACQUISITION SUB INC.

 and

ARMOR HOLDINGS, INC.

i

(continued)

Article VIII MISCELLANEOUS		A-38
8.01	Survival	A-38
8.02	Waiver; Amendment	A-38
8.03	Counterparts	A-38
8.04	Governing Law; Jurisdiction; Venue	A-38
8.05	Notices	A-39
8.06	Entire Understanding; No Third Party Beneficiaries	A-39
8.07	Severability	A-39
8.08	Assignment; Successors	A-40
8.09	Remedies	A-40

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this ‘‘Agreement’’), dated as of May 7, 2007, is by and among BAE SYSTEMS, INC., a Delaware corporation (‘‘Parent’’), JAGUAR ACQUISITION SUB INC., a Delaware corporation (‘‘Purchaser’’), and ARMOR HOLDINGS, INC., a Delaware corporation (the ‘‘Company’’).

RECITALS

WHEREAS, the parties intend to effect a strategic business combination through the merger of Purchaser with and into the Company in accordance with the DGCL (the ‘‘Merger’’), with the Company being the surviving corporation (the ‘‘Surviving Corporation’’), upon the terms and subject to the conditions set forth herein; and

WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have each determined that the Merger and the other transactions contemplated hereby are in the best interests of their respective stockholders and, therefore, have approved and declared its advisability of the Merger and this Agreement and the plan of merger contained in this Agreement (the ‘‘Plan of Merger’’), and the respective Boards of Directors of Purchaser and the Company have each recommended that this Agreement and the Merger be approved by their respective stockholders.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, Parent, Purchaser and the Company agree as follows:

Article I

 Definitions; Interpretation

1.01    Definitions.    For purposes of this Agreement, the following terms will have the following meanings when used herein:

‘‘2007 Bonus Plan’’ has the meaning assigned in Section 5.10(d).

‘‘Acquisition Agreement’’ has the meaning assigned in Section 5.06(e).

‘‘Acquisition Proposal’’ means any inquiry, proposal or offer with respect to (a) any direct or indirect acquisition or purchase of an equity interest (including by means of a tender or exchange offer) in one or a series of transactions representing more than 15% of the voting power in, or any class of equity securities of, the Company or any of its Significant Subsidiaries, (b) a merger, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation, share exchange or similar transaction involving the Company or any of its Significant Subsidiaries or (c) any direct or indirect acquisition, purchase or other disposition in one or a series of transactions of assets, businesses, securities or ownership interests (including the securities of any Subsidiary of the Company) representing more than 15% of the consolidated revenues, net income or assets of the Company and its Subsidiaries, other than the Transactions.

‘‘Affiliate’’ of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

‘‘Affiliated Group’’ has the meaning assigned in Section 4.03(n)(1).

‘‘Agreement’’ has the meaning assigned in the Preamble to this Agreement.

‘‘Aircraft Synthetic Lease’’ means that certain Synthetic Aircraft Lease (S/N 258679) between Fleet Capital Corporation and Armor Holdings Aircraft, LLC, dated as of September 24, 2004.

‘‘Anti-Bribery Laws’’ has the meaning assigned in Section 4.03(j)(5).

‘‘Applicable Antitrust Law’’ shall mean the HSR Act, and each other comparable United States or foreign antitrust or competition law that is applicable to Purchaser, any Subsidiary of the Purchaser, the Company, any Company Subsidiary or any of their respective Affiliates in connection with the consummation of the Transactions.

‘‘Benefit Arrangement’’ means, with respect to the Company, each of the following under which any Employee or any of its current or former directors has any present or future right to benefits, or that is sponsored or maintained by it or its Subsidiaries or its ERISA Affiliates, or under which it or its Subsidiaries or its ERISA Affiliates has had or has any present or future liability: each ‘‘employee benefit plan’’ (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, equity-based grants, severance, employment, change-in-control, retention, retirement, welfare or fringe benefit, bonus, incentive, deferred compensation, employee, officer or director indemnification, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of the preceding, whether or not subject to ERISA).

‘‘Benefits Transition Date’’ has the meaning assigned in Section 5.10(a).

‘‘Bid’’ has the meaning assigned in Section 4.03(k)(3).

‘‘Break-Up Fee’’ has the meaning assigned in Section 7.03(c).

‘‘Business Day’’ means any day other than a day on which banks in the State of Delaware, New York, New York, or London, England are required or authorized to be closed.

‘‘Certificate’’ has the meaning assigned in Section 2.07(b).

‘‘Certificate of Merger’’ has the meaning assigned in Section 2.03.

‘‘CFIUS’’ means the Committee on Foreign Investment in the United States.

‘‘Closing’’ has the meaning assigned in Section 2.02.

‘‘Closing Date’’ has the meaning assigned in Section 2.02.

‘‘Code’’ has the meaning assigned in Section 2.08(f).

‘‘Company’’ has the meaning assigned in the Preamble to this Agreement.

‘‘Company Board’’ means the Board of Directors of the Company.

‘‘Company Board Change of Recommendation’’ has the meaning assigned in Section 5.06(e).

‘‘Company Board Recommendation’’ has the meaning assigned in Section 4.03(e).

‘‘Company Common Stock’’ means the shares of common stock, par value $0.01, of the Company.

‘‘Company Credit Agreement’’ means the Credit Agreement dated as of May 25, 2006, among the Company, the lending institutions party thereto, Wachovia Bank, National Association, as Administrative Agent, Bank of America, N.A. and Suntrust Bank, as Co-Syndication Agents, Key Bank National Association and JPMorgan Chase Bank as Co-Documentation Agents and Wachovia Capital Markets, LLC, as Sole Lead Arranger and Sole Book Runner.

‘‘Company Government Contract’’ has the meaning assigned in Section 4.03(k)(3).

‘‘Company Government Subcontract’’ has the meaning assigned in Section 4.03(k)(3).

‘‘Company Preferred Stock’’ has the meaning assigned in Section 4.03(b).

‘‘Company Stockholder Approval’’ has the meaning assigned in Section 4.03(e).

‘‘Company Stock Award’’ has the meaning assigned in Section 2.09.

‘‘Company Stock Plans’’ has the meaning assigned in Section 2.09.

‘‘Confidentiality Agreement’’ means that certain Confidentiality Agreement dated as of March 22, 2007, between Parent and the Company.

‘‘Consents’’ has the meaning assigned in Section 4.03(f)(1).

‘‘Constituent Documents’’ means the charter or articles or certificate of incorporation and bylaws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust or the comparable documents of such entities or other entities.

‘‘Contract’’ means any written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, understanding, concession, franchise, commitment or other agreement.

‘‘Convertible Notes’’ means the Company’s 2.00% Senior Subordinated Convertible Notes due November 1, 2024.

‘‘Covered Employees’’ has the meaning assigned in Section 5.10(a).

‘‘Delaware Courts’’ has the meaning assigned in Section 8.04.

‘‘DGCL’’ means the General Corporation Law of the State of Delaware.

‘‘Disbursing Agent’’ has the meaning assigned in Section 2.08(a).

‘‘Disclosure Schedule’’ has the meaning assigned in Section 4.01.

‘‘Dissenting Stockholder’’ has the meaning assigned in Section 2.10(a).

‘‘Dissenting Shares’’ means shares of Company Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to such shares under Section 262 of the DGCL.

‘‘DOJ’’ has the meaning assigned in Section 5.08(c)(2).

‘‘Effective Time’’ has the meaning assigned in Section 2.03.

‘‘Employees’’ means current and former employees of the Company and its Subsidiaries.

‘‘Environmental Laws’’ means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local and any other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of human health and safety or of the environment, in every case as in effect on or prior to the date of this Agreement.

‘‘ERISA’’ means the U.S. Employee Retirement Income Security Act of 1974, as amended.

‘‘ERISA Affiliate’’ has the meaning assigned in Section 4.03(o)(3).

‘‘Exception Shares’’ means, collectively, shares of Company Common Stock owned or held by any of the Company, Parent or Purchaser and/or any of their respective Subsidiaries.

‘‘Exchange Act’’ means the U.S. Securities Exchange Act of 1934 and the rules and regulations thereunder.

‘‘Existing Regulatory Filings’’ means any Regulatory Filings filed by the Company or Stewart & Stevenson Services, Inc. with, or furnished by the Company or Stewart & Stevenson Services, Inc. to, the SEC and publicly available prior to the date of this Agreement, excluding, in the case of Stewart & Stevenson Services, Inc., any exhibits thereto.

‘‘Exon-Florio’’ means the Exon-Florio Statute, Sec. 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. App. 2170).

‘‘Export Control Laws’’ has the meaning assigned in Section 4.03(j)(4).

‘‘FTC’’ has the meaning assigned in Section 5.08(c)(2).

‘‘GAAP’’ means generally accepted accounting principles in the United States.

‘‘Governmental Authority’’ means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including multinational bodies.

‘‘Grant Date’’ has the meaning assigned in Section 4.03(o)(11).

‘‘HSR Act’’ means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

‘‘Indemnified Party’’ has the meaning assigned in Section 5.09(b).

‘‘Indemnification Provisions’’ has the meaning assigned in Section 5.09(a).

‘‘Intellectual Property Rights’’ means all of the following (i) patents, patent rights, patent applications and patent disclosures and all equivalent or similar rights anywhere in the world in inventions and discoveries, (ii) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, logos, corporate names and Internet domain names and applications therefor, together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works and applications therefor, (iv) computer software (including source code, object code, data, databases and documentations), (v) mask works and applications therefor, (vi) trade secrets, confidential information and know-how and (vii) other proprietary information and intellectual property.

‘‘IRS’’ has the meaning assigned in Section 4.03(n)(3).

‘‘Joint Filing’’ has the meaning assigned in Section 5.08(c)(1).

‘‘Judgment’’ means any judgment, decree, order, ruling, award, assessment, writ, injunction, stipulation or determination, in each case whether temporary, preliminary or final, of a Governmental Authority.

‘‘Knowledge’’, ‘‘knowingly’’ or ‘‘Known’’ means or has reference to the actual knowledge of (a) with respect to the Company, Warren B. Kanders, Robert R. Schiller, Glenn J. Heiar, Ian T. Graham, Ken Fredericks, Robert F. Mecredy, Scott T. O’Brien, and Dennis M. Dellinger; and (b) with respect to the Parent or Purchaser, Walter P. Havenstein, Sheila C. Cheston, Robert Murphy, Mark Baker, Terry Shaw, Curt Gray and Suki Dicker.

‘‘law’’ means any law, statute, ordinance, order or regulation.

‘‘Lien’’ means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than, with respect to the Company or its Subsidiaries, (a) any such charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance disclosed in the consolidated financial statements of the Company and its Subsidiaries or the notes thereto or securing liabilities reflected on such financial statements or incurred in the ordinary course of business since the date of the most recent consolidated financial statements, (b) any such charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance for Taxes not yet delinquent or that are being contested in good faith and reserved for in accordance with GAAP, or (c) any such charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance which is a carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, in the case of each of clauses (b) and (c), to the extent such items have not had and would not reasonably be expected to have a Material Adverse Effect.

‘‘Material Adverse Effect’’ means

(a)    with respect to the Company, any event, change, circumstance or effect that, individually or in the aggregate, (i) is material and adverse to the financial condition, results of operations, assets or business of the Company and its Subsidiaries, taken as a whole, or (ii) would materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Transactions by the Termination Date, excluding in each case any such event, change, circumstance or effect resulting from or in connection with (1) any adoption, proposal, implementation or change in laws, rules or regulations or interpretations thereof by any Governmental Authority, unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry, (2) any change in appropriations arising from any U.S. Fiscal Year or Supplemental Budget or from any foreign government budget, (3) changes in global, national or regional political conditions (including any outbreak, escalation or diminishment of hostilities, war or any act of terrorism), or in general economic, business, regulatory, financial, capital market, or political conditions, unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry, (4) any change affecting any of the industries in which the Company or any of its Subsidiaries operate, unless such event, change, circumstance or effect has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the same industry, (5) changes in GAAP or changes in the interpretation thereof, (6) changes in the market price or trading volume of securities of the Company or any suspension of trading in securities generally on any securities exchange on which the equity securities of the Company trade (provided that any underlying change, effect, event or occurrence that may have caused or contributed to such change in market price or trading volume shall not be excluded), (7) changes resulting from the announcement or the existence of, this Agreement and the Transactions (including any resulting Contract cancellations or restructurings, delays in Contract awards, failures to receive pending Contract awards, or commercial relationships that are materially and adversely changed with customers, prime contractors, subcontractors, suppliers, or teaming, development or joint venture partners), (8) the failure or inability of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (including due to any (i) Contract cancellations or restructurings, delays in Contract awards, failures to receive pending Contract awards, or (ii) material adverse changes in commercial relationships with customers, prime contractors, subcontractors, suppliers, or teaming, development or joint venture partners which did not primarily result, in the case of each of clause (i) and (ii), from (A) any actions or omissions by or (B) any binding obligations that were not fulfilled by, the Company or its Subsidiaries; provided, that any other underlying change, effect, event or occurrence that may have caused or contributed to such failure or inability to meet any internal or public projections, forecasts or estimates of revenue or earnings volume shall not be excluded) or (9) any action taken by the Company or any of its Subsidiaries which is required pursuant to this Agreement; provided that, without limiting the generality of the foregoing, any event, change, circumstance or effect that was not Known to Parent as of the date of this Agreement (whether or not relating to facts, events and circumstances that were Previously Disclosed) that, individually or in the aggregate (together with all other facts or circumstances whether or not Known to Parent as of the date of this Agreement), has resulted in, or could reasonably be expected to result in, the suspension or debarment (as those terms are generally used in connection with government contracts) of the Company or any of its Subsidiaries, Affiliates or divisions (or any portion of any of the foregoing), from participation in the award of any Contract with, or grant of any authorization from, any United States (whether Federal, State or local) Governmental Authority, in each case shall be deemed to constitute a Material Adverse Effect (it being understood that, with respect to this proviso only, information shall not be deemed Previously Disclosed if it relates to facts or circumstances not Known by Parent as of the date of this Agreement, even if the subject matter to which such facts or circumstances relate have been Previously Disclosed), and

(b)    with respect to Parent or Purchaser, any effect that would materially impair or delay the ability of Parent or Purchaser to perform its obligations under this Agreement or to consummate the Transactions by the Termination Date.

‘‘Material Contract’’ has the meaning assigned in Section 4.03(k)(1).

‘‘Materials of Environmental Concern’’ means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including those defined or regulated as such under any Environmental Law, and any other substance the presence of which could reasonably be expected to give rise to liability under any Environmental Law.

‘‘Merger’’ has the meaning assigned in the Recitals.

‘‘Merger Consideration’’ has the meaning assigned in Section 2.07(a).

‘‘NYSE’’ means New York Stock Exchange, Inc.

‘‘Parent’’ has the meaning assigned in the Preamble to this Agreement.

‘‘Parent Board’’ means the Board of Directors of Parent.

‘‘Party’’ means Parent, Purchaser or the Company.

‘‘Pension Plan’’ has the meaning assigned in Section 4.03(o)(2).

‘‘Permits’’ has the meaning assigned in Section 4.03(j)(2).

‘‘Per Share Amount’’ shall mean $88.00 per Share.

‘‘Person’’ shall mean any individual, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

‘‘Plan of Merger’’ has the meaning assigned in the Recitals.

‘‘Post-Signing Returns’’ has the meaning assigned in Section 5.12(a).

‘‘Previously Disclosed’’ means (i) information set forth by the Company in the applicable Section of the Disclosure Schedule, or any other Section of the Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other Section of the Disclosure Schedule is also applicable to the Section of this Agreement in question), or (ii) specific information disclosed in the Company’s Existing Regulatory Filings (including any schedules and exhibits thereto, in the case of filings by the Company), to the extent the qualifying nature of such disclosure is reasonably clear from its context, but, in any event, excluding disclosure of risks generally faced by participants in the industry in which the Company operates, descriptions of general risks not related to specifically disclosed information or any other disclosure that is predictive or forward-looking in nature (such as risk factors set forth under the heading ‘‘Risk Factors’’ or the heading ‘‘Forward Looking Statements’’ or similar disclosure under other headings).

‘‘Proxy Statement’’ has the meaning assigned in Section 4.03(u)(1).

‘‘Purchaser’’ has the meaning assigned in the Recitals.

‘‘Purchaser Bylaws’’ means the Bylaws of Purchaser.

‘‘Purchaser Common Stock’’ means the common stock, $0.01 par value, of Purchaser.

‘‘Regulatory Filings’’ has the meaning assigned in Section 4.03(g)(1).

‘‘Related Persons’’ has the meaning assigned in Section 4.03(v).

‘‘Representatives’’ means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, legal or financial advisors or any representatives of such legal or financial advisors or other representatives.

‘‘Requisite Approvals’’ has the meaning assigned in Section 6.01(b).

‘‘Rights’’ means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, warrants, performance awards, units, dividend equivalent awards, deferred rights, ‘‘phantom’’ stock rights or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of or which has the right to vote with, shares of capital stock, or other voting securities or equity interests of such first Person.

‘‘Run-Off Policy’’ has the meaning assigned in Section 5.09(c).

‘‘Sarbanes-Oxley Act’’ means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

‘‘SEC’’ means the U.S. Securities and Exchange Commission.

‘‘Securities Act’’ means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder.

‘‘Senior Notes’’ means the Company’s 8.25% Senior Subordinated Notes due 2013.

‘‘Stockholders’ Meeting’’ has the meaning assigned in Section 5.02.

‘‘Shares’’ means all issued and outstanding shares of Company Common Stock.

‘‘Subsidiary’’ and ‘‘Significant Subsidiary’’ have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

‘‘Superior Proposal’’ means any bona fide binding written Acquisition Proposal made by any Person that if consummated would result in such Person (or in the case of a direct merger between such Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, more than fifty percent (50%) of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities, which the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, to have a higher value than the consideration to be received by the Company’s stockholders in connection with the Merger and to be reasonably capable of being completed, considering, among other things, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal or otherwise and such factors as the Company Board considers to be appropriate (including the conditionality and the timing and likelihood of success of such proposal).

‘‘Surviving Corporation’’ has the meaning assigned in the Recitals.

‘‘Takeover Laws’’ has the meaning assigned in Section 4.03(p).

‘‘Takeover Provisions’’ has the meaning assigned in Section 4.03(p).

‘‘Tax’’ and ‘‘Taxes’’ means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority.

‘‘Tax Returns’’ means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

‘‘Taxing Authority’’ means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising regulatory authority with respect to Taxes.

‘‘Termination Date’’ has the meaning assigned in Section 7.01(b)(iii).

‘‘Transaction Expenses’’ means duly documented out-of-pocket expenses incurred by the Company, on the one hand, or Parent and Purchaser, on the other hand, in connection with the negotiation, preparation, execution and performance of this Agreement; provided, however, that the amount to be reimbursed in respect thereof to the Company, on the one hand, or Parent and Purchaser, on the other hand, shall not exceed $25,000,000.00.

‘‘Transactions’’ has the meaning assigned in Section 4.03(e).

1.02    Interpretation.

(a)    In this Agreement, except as the context may otherwise require, references:

(1)    to the Preamble, Recitals, Articles, Sections, Annexes or Schedules are to the Preamble to, a Recital, Article, Section of, or Annex or Schedule to, this Agreement;

(2)    to this Agreement are to this Agreement and the Annexes and Schedules to it taken as a whole;

(3)    to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof);

(4)    to any section of any statute or regulation include any successor to the section;

(5)    to any Person or Governmental Authority include any successor or assign to that Person or Governmental Authority; and

(6)    to the date of this Agreement or the date hereof are to May 7, 2007.

(b)    The table of contents and Article and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c)    The words ‘‘include’’, ‘‘includes’’ or ‘‘including’’ are to be deemed followed by the words ‘‘without limitation’’.

(d)    The words ‘‘herein’’, ‘‘hereof’’ or ‘‘hereunder’’, and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e)    This Agreement is the product of negotiation by the Parties, which have had the assistance of counsel and other advisers. The Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to another.

(f)    No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate an applicable statute or regulation.

(g)    The term ‘‘or’’ is not exclusive.

(h)    The word ‘‘extent’’ in the phrase ‘‘to the extent’’ shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply ‘‘if’’.

(i)    The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

Article II

 The Merger

2.01    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the DGCL, Purchaser will merge with and into the Company at the Effective Time. At the Effective Time the separate corporate existence of Purchaser will terminate. The Company will be the Surviving Corporation and will continue its corporate existence under the laws of the State of Delaware.

2.02    Closing.     The closing of the Merger (the ‘‘Closing’’) will take place in the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, 26th Floor, New York, New York, at 10:00 a.m. on the fourth (4th) Business Day (unless the Parties agree to another time or date) after satisfaction or waiver (by the Party entitled to the benefits thereof) of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions (the ‘‘Closing Date’’).

2.03    Effective Time.     Subject to the terms and conditions of this Agreement, at the Closing the Parties shall cause the Merger to be consummated by executing and delivering a certificate of merger (the ‘‘Certificate of Merger’’) to the Secretary of State of the State of Delaware for filing under Section 251 of the DGCL. The Parties will make all other filings or recordings required under the DGCL, and the Merger will become effective when the Certificate of Merger is filed in the office of the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company shall agree in writing and specify in the Certificate of Merger in accordance with the DGCL (the time the Merger becomes effective being the ‘‘Effective Time’’).

2.04    Effects of the Merger.     The Merger will have the effects prescribed by the DGCL and other applicable law.

2.05    Certificate of Incorporation and Bylaws.

(a)    The certificate of incorporation of the Company, as amended and in effect immediately before the Effective Time, shall be amended and restated at the Effective Time to read in the form of Exhibit A, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation as of the Effective Time.

(b)    The Purchaser Bylaws, as in effect immediately before the Effective Time, will be the Bylaws of the Surviving Corporation as of the Effective Time except that the Purchaser Bylaws shall, to the extent that they do not do so, be amended (and be deemed to be so amended) as of the Effective Time to effectuate the obligations of Parent and the Surviving Corporation provided in Sections 5.09(a) and (b).

2.06    Directors and Officers.     The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation, subject to the right of the board of directors of the Surviving Corporation to appoint or replace officers.

2.07    Conversion or Cancellation of Shares.     At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder:

(a)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares (which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto) and Dissenting Shares (which shares shall be treated in accordance with Section 2.10) shall be converted into and constitute the right to receive cash in an amount equal to the Per Share Amount, without interest (the ‘‘Merger Consideration’’);

(b)    All shares of Company Common Stock (other than Exception Shares) shall no longer be outstanding and shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a ‘‘Certificate’’) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate in accordance with Section 2.08 (in which case Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock), or as otherwise provided in Section 2.07(a); and

(c)    Each issued and outstanding share of Purchaser Common Stock shall be converted into one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

2.08    Exchange of Certificates; Payment of the Merger Consideration.

(a)    Appointment of Disbursing Agent.    Immediately prior to the Effective Time, Parent shall deposit with the Company’s current transfer agent or a disbursing agent mutually agreed upon by Parent and the Company (the ‘‘Disbursing Agent’’) cash in an amount sufficient to allow the Disbursing Agent to make all payments that may be required pursuant to this Article II. Parent shall be obligated to, from time to time, deposit any additional funds necessary to make all payments that may be required by this Article II. Upon the first (1st) anniversary of the Effective Time, any such cash remaining in the possession of the Disbursing Agent (together with any earnings in respect thereof) shall be delivered to Parent and any holder of Certificates who has not theretofore exchanged such Certificates pursuant to this Article II shall thereafter be entitled to look exclusively to Parent and/or the Surviving Corporation, and only as a general creditor thereof, for the consideration to which such holder may be entitled upon exchange of such Certificates pursuant to this Article II. Notwithstanding the foregoing, neither the Disbursing Agent nor any Party hereto shall be liable to any holder of Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b)    Exchange Procedures.    Promptly after the Effective Time, but in no event later than four (4) Business Days thereafter, Parent shall cause the Disbursing Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such certificates to the Disbursing Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the consideration to which such Person is entitled pursuant to this Article II. Upon surrender to the Disbursing Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor cash in the amount to which such holder is entitled pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any consideration to be delivered upon surrender of Certificates.

(c)    Transfer to Holder other than Existing Holder.    If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Disbursing Agent that such Tax has been paid or is not payable.

(d)    Transfers.    At or after the Effective Time, there shall be no transfers registered on the stock transfer books of the Surviving Corporation of Company Common Stock or Certificates that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Disbursing Agent for any reason, they shall be exchanged as provided in this Article II.

(e)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Disbursing Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation or the Disbursing Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of Company Common Stock formerly represented by such Certificate pursuant to this Article II.

(f)    Withholding Rights.    Parent, the Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or any holder of a Company Stock Award pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), or under any other applicable provision of law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Disbursing Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of a Company Stock Award in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Disbursing Agent, as applicable.

2.09    Stock Awards.    The Company shall (a) terminate the stock incentive plans set forth on Schedule 2.09 hereto and any other arrangements governing or providing for the grant of equity awards, including stock options, restricted stock or restricted stock units (collectively, the ‘‘Company Stock Plans’’), immediately prior to the Effective Time without prejudice to the rights of the holders of options, restricted stock grants or other awards previously made thereunder, (b) following such termination, grant no additional stock options, restricted stock grants, restricted stock units or other equity awards (each, a ‘‘Company Stock Award’’) under the Company Stock Plans or otherwise or permit the receipt of shares of Company Common Stock or Rights pursuant thereto, and (c) cause each Company Stock Award that is outstanding immediately prior to the consummation of the Merger to become fully vested and exercisable with all restrictions removed. Prior to the Effective Time, the Company will take all actions reasonably necessary to provide that, upon the Effective Time, each outstanding Company Stock Award shall be cancelled automatically, and at the Effective Time, Parent or the Surviving Corporation shall provide such holder with a lump sum cash payment (less any applicable withholding) equal to (A) with respect to stock option awards, the product of (1) the total number of shares of Company Common Stock subject to such holder’s Company Stock Award or Awards immediately prior to the Effective Time and (2) the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock subject to such Company Stock Award or Awards and (B) with respect to awards of restricted stock, the product of (1) the total number of shares of Company Common Stock subject to such holder’s Company Stock Award immediately prior to the Effective Time and (2) the Per Share Amount.

2.10    Dissenting Stockholders.

(a)    Each Dissenting Share shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. The Company shall give Parent notice as promptly as reasonably practicable upon receipt by the Company of any demand for payment pursuant to Section 262 of the DGCL and of withdrawals of such notice (any stockholder duly making such demand being hereinafter called a ‘‘Dissenting Stockholder’’), and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by Parent and/or the Surviving Corporation; provided, that prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(b)    If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to dissent under Section 262 of the DGCL, each of such holder’s shares of Company Common Stock shall be converted solely into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

Article III

 Conduct of Business Pending the Merger

3.01    Agreements of the Company.    The Company agrees that from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed on Schedule 3.01 of the Disclosure Schedule, except as may be required by applicable law or the requirements of the NYSE (including any listing agreement with the NYSE), without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), it will not, and will cause each of its Subsidiaries not to:

(a)    Ordinary Course.    Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course (consistent with past practice) in all material respects or fail to use commercially reasonable efforts to preserve intact, in all material respects, their business organizations.

(b)    Operations.    Enter into any new material line of business.

(c)    Capital Stock and Other Securities.    Other than pursuant to Rights Previously Disclosed and outstanding on, and in accordance with their existing terms, as of the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any other securities (including long-term debt) or any Rights with respect to its stock or any other securities, or (2) permit any additional shares of its stock or Rights to become subject to new grants under Company Stock Plans or otherwise, except for issuances, grants or awards pursuant to existing agreements providing for the issuance of up to 20,000 shares of Company Common Stock or options to purchase Company Common Stock, in the aggregate.

(d)    Dividends, Distributions, Repurchases.    (1) Make, declare, pay or set aside for payment any dividend or dividend equivalent on or in respect of, or declare or make any distribution on any shares of its stock or on Rights, other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (2) directly or indirectly adjust, split, combine, redeem or reclassify, or effect any reorganization or recapitalization of, any shares of its stock or (3) purchase, redeem or otherwise acquire any shares of its stock or any Rights.

(e)    Dispositions.    Sell, lease (as lessor), transfer, mortgage, encumber or otherwise dispose of any of its assets (including Intellectual Property Rights), business or properties, except for sales, leases, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice of (1) inventory or (2) that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(f)    Acquisitions.    Acquire all or any portion of the assets, business, properties or shares of stock or other securities or Rights of any other Person (including by merger, consolidation or otherwise), other than (1) the purchase of inventory in the ordinary course of business consistent with past practice, (2) the purchase of real property in the ordinary course of business consistent with past practice or (3) capital expenditures in accordance with the Company’s 2007 Budget previously provided to Parent at the Company’s management presentation made to Parent.

(g)    Constituent Documents.    Amend the Company’s Constituent Documents in any manner, or amend any of its Subsidiaries’ Constituent Documents in any manner that would reasonably be expected to have an adverse effect on the consummation of the Transactions or the Company.

(h)    Accounting Methods.    Implement or adopt any change in its financial accounting principles, practices or methods, or revalue any assets that are material to the Company and its Subsidiaries, in each case other than as may be required by GAAP or regulatory accounting requirements applicable to U.S.-publicly owned business organizations generally.

(i)    Compensation; Employment Agreements; Etc.    Enter into, amend, modify or renew any employment, collective bargaining agreement, consulting, change in control, severance or similar Contract, agreement or arrangement with any director or executive, or grant any salary or wage increase, equity awards or incentive or bonus payments, except (1) to make changes that are required by applicable law or the terms of a Benefit Arrangement as in effect on the date hereof, (2) to grant merit-based or annual salary increases in the ordinary and usual course of business and in accordance with past practice, other than to executive officers of the Company, (3) for employment arrangements for newly hired or promoted employees who are not officers of the Company in the ordinary and usual course of business consistent with past practice, (4) for employment arrangements for newly hired or promoted employees who are officers (but not executive officers) of the Company in the ordinary and usual course of business consistent with past practice after good faith consultation with Parent, or (5) the granting and payment of certain cash bonuses to the employees, directors and officers of the Company as set forth on Schedule 3.01 of the Disclosure Schedule.

(j)    Benefit Plans.    Enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option (or other equity award), stock purchase, savings, profit sharing, deferred compensation, retention, bonus, group insurance, indemnification or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, except (1) as may be required by applicable law or the terms of a Benefit Arrangement as in effect on the date hereof, (2) amendments that do not increase benefits or result in increased administrative costs, or (3) for employment arrangements for newly hired employees or promoted employees who are officers (but not executive officers) of the Company in the ordinary and usual course of business consistent with past practice after good faith consultation with Parent or (4) for employment arrangements for newly hired employees who are not officers of the Company in the ordinary and usual course of business consistent with past practice.

(k)    Indebtedness.    (1) Repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any ‘‘keep well’’ or other agreement to maintain any financial statement condition of another third party or enter into any arrangement having the economic effect of any of the foregoing, except for (A) prepayments of revolving loans under the Company Credit Agreement, (B) revolving loans incurred in the ordinary course of business consistent with past practice under the Company Credit Agreement (including pursuant to commercial and standby letters of credit thereunder) in an aggregate amount not to exceed the sum of (i) the aggregate principal amount outstanding under the Company Credit Agreement as of March 31, 2007, plus (ii) $95,000,000.00, (C) an additional aggregate principal amount of short-term borrowings under foreign credit facilities in an aggregate principal amount not to exceed $5,000,000.00, and (D) additional short-term indebtedness not exceeding $5,000,000.00; or (2) make any loans, advances or capital contributions to, or investments in, any other Person, except for loans or advances to customers and suppliers in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $5,000,000.00, and except that the Company and its Subsidiaries can make loans, advances, capital contributions or investments in the Company or its Subsidiaries, as the case may be, without limit.

(l)    Proceedings.    Settle any material claim, action or proceeding involving (i) the payment of sums in excess of $5,000,000.00 net of insurance (individually and not in the aggregate) by the Company or any of its Subsidiaries, or (ii) the imposition of material restrictions on the operations of the Company or its Subsidiaries or terms which materially impair the ability of the Company or its Subsidiaries to do business in the ordinary course consistent with past practice.

(m)    Liquidation or Dissolution.    Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

(n)    Adverse Actions.    Take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied in a timely manner.

(o)    Commitments.    Enter into any Contract with respect to, or otherwise agree or commit to do, directly or indirectly, any of the foregoing.

3.02    Agreements of Parent.    Parent agrees that, from the date hereof until the Effective Time, without the prior written consent of the Company, it will not, and will cause each of its Subsidiaries not to:

(a)    Adverse Actions.    Take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied in a timely manner, including enter into agreements with respect to any acquisitions, mergers, consolidations or business combinations which would reasonably be expected to have the legal or practical effect of materially delaying or preventing the consummation of the Merger or the other Transactions or the obtaining of any regulatory or other consent or approval contemplated hereby.

(b)    Commitments.    Enter into any Contract with respect to, or otherwise agree or commit to do, directly or indirectly, any of the foregoing.

Article IV

 Representations and Warranties

4.01    Disclosure Schedules.    The Company has delivered to Parent a schedule (the ‘‘Disclosure Schedule’’), dated the date of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 4.03 or to one or more of its covenants contained in Article III; provided, that the inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by the Company that such item is material or was required to be disclosed therein.

4.02    Standard for Breach of Representations and Warranties.    For all purposes of this Agreement other than Sections 6.02 and 6.03 hereof (which are subject to the standards set forth therein), no representation or warranty of the Company or Parent contained in Section 4.03 or Section 4.04 (other than the representations and warranties contained in Section 4.03(b), which shall be true in all respects except for de minimus variations and Section 4.03(g)(5)(C), which shall be true in all respects) will be deemed untrue, and no Party will be deemed to have breached a representation or warranty, where such failure to be true or breach of such representation or warranty, has not had, and would not reasonably be expected to have a Material Adverse Effect with respect to the Company or Parent, as the case may be.

4.03    Representations and Warranties of the Company.    Except as Previously Disclosed, the Company hereby represents and warrants to Parent as follows:

(a)    Organization and Standing; Documents.

(1)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(2)    The Company has made available to Parent true and complete copies of the Company’s Constituent Documents, each as amended to the date of this Agreement. The Company has also made available to Parent true and complete copies of the minutes of all meetings of the stockholders of the Company, the Company Board and the committees thereof, in each case held from January 1, 2004 through December 31, 2006.

(b)    Capitalization.

(1)    The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (‘‘Company Preferred Stock’’). As of May 1, 2007, no shares of Company Preferred Stock were issued and outstanding and 35,591,765 shares of Company Common Stock were issued and outstanding, and 6,043,222 shares of Company Common Stock were held by the Company in treasury. As of May 1, 2007, 3,645,175 shares of Company Common Stock are issuable upon exercise of options (at a weighted-average strike price of $32.89) underlying Company Stock Awards. As of May 1, 2007, 712,390 shares of Company Common Stock were issuable upon exercise of any other Rights under Company Stock Plans and 3,291,311 shares of Company Common Stock were issuable upon conversion of the Company’s Convertible Notes. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights or similar rights). Except as set forth above and except for (x) shares of Company Common Stock issued upon the exercise of options underlying Company Stock Awards exercised prior to the date of this Agreement or upon the conversion of Convertible Notes prior to the date of this Agreement and (y) 2,133,500 shares reserved for issuance pursuant to Company Stock Plans, there are no shares of capital stock or Rights of the Company issued or outstanding, held in treasury or reserved for issuance. The Company does not have, nor do any of its Subsidiaries have, any Rights outstanding with respect to Company Common Stock and the Company does not have any commitment to authorize, issue or sell any Company Common Stock, Company Preferred Stock or Rights, except pursuant to this Agreement, the Convertible Notes, outstanding Company Stock Awards and Company Stock Plans. The Company has no commitment to redeem, repurchase or otherwise acquire any shares of Company Common Stock. None of the Company’s Subsidiaries owns or holds any Company Common Stock. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or Rights of the Company.

(2)    As of the date of this Agreement, (i) the only outstanding indebtedness for borrowed money (other than indebtedness incurred in the ordinary course of business pursuant to the revolving credit facility of the Company Credit Agreement not in excess of $25,000,000 in the aggregate) of the Company and its Subsidiaries is (A) $151,500,000 in aggregate principal amount of the Senior Notes (fully accreted and assuming repurchase at 101% of face value), (B) $345,000,000 in aggregate principal amount of the Convertible Notes (fully accreted), (C) $240,000,000 in aggregate principal amount under the revolving credit facility, (D) $100,000,000 in aggregate principal amount of term loans, (E) $19,000,000 under outstanding letters of credit, in each case, under the Company Credit Agreement, (F) $11,400,000 in respect of amounts owing under the Aircraft Synthetic Lease and (G) no more than $7,000,000 of other indebtedness for borrowed money in the aggregate, and (ii) there are no guarantees by the Company or any of its Subsidiaries of indebtedness of any party other than the Company and its Subsidiaries for borrowed money.

(c)    Subsidiaries.

(1)    (A) The Company owns, directly or indirectly, all the outstanding equity securities and Rights of each of its Significant Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no Contracts or arrangements by which any of such Significant Subsidiaries is, or may be, bound to sell or otherwise transfer any equity securities or Rights of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (D) there are no contracts, commitments, understandings or arrangements relating to its rights to vote or to dispose of such securities or Rights and (E) all the equity securities and Rights of each Subsidiary (other than dormant or inactive Subsidiaries) held by it or its Subsidiaries have been, in the case of United States Subsidiaries, duly authorized and are validly issued and outstanding, fully paid and nonassessable, and, in the case of Subsidiaries organized outside the United States, have been issued in accordance with applicable law.

(2)    Each of the Significant Subsidiaries of the Company has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(3)    Schedule 4.03(c)(3) of the Disclosure Schedule lists each of the Company’s Subsidiaries and its jurisdiction of organization. As of the date of this Agreement, except for its interests in the Company’s Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

(d)    Power.    The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on their respective businesses as they are now being conducted and to own all of its respective properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.

(e)    Authority.    The Company has duly authorized, executed and delivered this Agreement. Subject only to receipt of the affirmative vote of the holders of more than fifty percent (50%) of the Shares to adopt the Plan of Merger (the ‘‘Company Stockholder Approval’’), this Agreement and the Transactions have been authorized by all necessary respective corporate action or proceedings and the Company Stockholder Approval is the only vote or consent of holders of capital stock of the Company necessary to consummate the Merger. At a meeting duly called and held, the Company Board has unanimously (1) determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the ‘‘Transactions’’), are fair to, and in the best interests of, the holders of Shares, (2) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL, including Section 251 thereof), (3) directed that this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (4) recommended that the Merger and this Agreement be adopted by the stockholders of the Company (the ‘‘Company Board Recommendation’’) and such resolutions have not been subsequently withdrawn, modified or qualified in any way; provided, however, that any withdrawal, modification or qualification of such recommendation in accordance with Section 5.06 shall not be deemed a breach of this Section 4.03(e). This Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)    Regulatory Approvals; No Defaults.

(1)    No consents, approvals, licenses, permits, orders or authorizations (‘‘Consents’’) of, or filings, registrations or declarations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods required by Governmental Authorities, (B) compliance with, filing of notices, and expiration of the related waiting period, under each Applicable Antitrust Law, (C) compliance with any applicable provision of Exon-Florio, including filing a notice under Exon-Florio with CFIUS, (D) filings as may be required by the Securities Act, the Exchange Act and the New York Stock Exchange, (E) receipt of the Company Stockholder Approval, and (F) the filing and issuance of the Certificate of Merger.

(2)    Subject to receipt of the Consents referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings with U.S. federal or foreign Governmental Authorities, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default (with or without notice or lapse of time, or both) under, or give rise to any Lien or any right of acceleration of remedies or obligations, penalty, increase in material benefit payable or material reduction of benefit received under, or right of termination or cancellation under, any law or Judgment, governmental Permit or license, or, to the Knowledge of the Company, Contract that is material to the Company or any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, any provision of the Constituent Documents of the Company or any of its Significant Subsidiaries or (C) require any consent or approval under any such law, Judgment, governmental Permit, license or, to the Knowledge of the Company, Contract that is material to the Company or any of its Subsidiaries.

(g)    Financial Reports and Regulatory Filings; Material Adverse Effect.

(1)    Since December 31, 2003, the Company has filed with, or furnished to, as applicable, the SEC in a timely manner all forms, statements, reports and schedules required to be filed or furnished by it under the Exchange Act and the Securities Act. Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2004, 2005 and 2006 and all other reports, registration statements, definitive proxy statements or information statements (including all amendments thereto) filed or furnished by it subsequent to December  31, 2003 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (collectively, its ‘‘Regulatory Filings’’) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated financial statements contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules) fairly presented in all material respects the financial position of it and its Subsidiaries on a consolidated basis as of the date of such statement and the results of their operations and cash flows on a consolidated basis for the period shown, complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and the absence of footnotes and as permitted by SEC Form 10-Q promulgated under the Exchange Act in the case of unaudited statements.

(2)    Neither the Company nor its Subsidiaries is subject to any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are reasonably possible (as defined in Statement of Financial Accounting Standards No. 5, Accounting for Contingencies) and if the relevant event occurs would reasonably be expected to have a Material Adverse Effect on the Company.

(3)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any ‘‘off-balance sheet arrangements’’ (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s audited financial statements or Regulatory Filings.

(4)    Other than Stewart & Stevenson Services, Inc. and Simula, Inc., none of the Company’s Subsidiaries is, or has at any time since January 1, 2005, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(5)    Since December 31, 2006, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transactions), (B) neither the Company nor any of its Subsidiaries has taken, or committed to take, any action that, if taken after the date of this Agreement, would constitute a breach of clauses (d), (e), (h), (i) or (j) of Section 3.01, clauses (D) or (E) of Section 5.12(a), or Section 5.12(b), and (C) no event, change, circumstance or effect has occurred or circumstance has arisen that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company.

(h)    Litigation.    As of the date hereof, there is no material suit, action, investigation or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, nor is there any material Judgment of any Governmental Authority or arbitration outstanding against it or any of its Subsidiaries.

(i)    Regulatory Matters.    Neither the Company nor any of its Subsidiaries (but in the case of Subsidiaries organized outside of the United States, to the Knowledge of the Company) is subject to, or has been advised by any Governmental Authority, that it is likely to become subject to, any Judgment that is material to the Company and its Subsidiaries taken as a whole and, in the case of Subsidiaries organized outside of the United States, which is reasonably expected to result in liability in excess of $5,000,000.00, or any other similar agreement from or with any Governmental Authority charged with the regulation of, or enforcement of matters concerning, Persons in businesses engaged in the contracting with Governmental Authorities as to the supply of products and services. There is no material audit, inquiry or investigation involving the Company or any of its Subsidiaries by any Governmental Authority pending, or to the Knowledge of the Company, threatened.

(j)    Compliance with Laws.    The Company and each of its Subsidiaries:

(1)    conducts its business in compliance with all applicable federal, state, local and foreign laws and Judgments applicable thereto or to the employees conducting such businesses;

(2)    has all material permits, licenses, authorizations, orders, approvals, certificates, filings and franchises required by Governmental Authorities (collectively ‘‘Permits’’), and has made all material filings, applications and registrations with all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such Permits are in full force and effect, and to the Knowledge of the Company, there has occurred no default under, or violation of any Permit and the Merger and the Transactions will not cause the revocation or cancellation of any Permit, and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened;

(3)    has not received, to the Company’s Knowledge, since December 31, 2004, written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not, or may not be, in compliance with any of the laws which such Governmental Authority enforces or (B) threatening to revoke any Permit or governmental authorization;

(4)    are in compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R.

§ 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.) and associated executive orders, the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury, and the equivalent laws in any jurisdiction in which the Company or any of its Subsidiaries operate (collectively, the ‘‘Export Control Laws’’). Neither the Company nor any of its Subsidiaries has received any communication that alleges, nor does it have Knowledge, that the Company or one of its Subsidiaries is not, or may not be, in compliance with, or has, or may have, any material liability under, the Export Control Laws; and

(5)    are in compliance with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd 1, et seq) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (ii) international anti-bribery conventions (other than the convention described in clause (i)) and local anti corruption and bribery laws, in each case, in jurisdictions in which the Company and its Subsidiaries are operating (collectively, the ‘‘Anti-Bribery Laws’’). Neither the Company nor any of its Subsidiaries has received any communication that alleges, nor does it have Knowledge, that the Company, one of its Subsidiaries or any agent thereof is not, or may be, in compliance with, or has, or may have, any liability under, the Anti-Bribery Laws.

(k)    Material Contracts; Defaults.

(1)    As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract (A) that is a ‘‘material contract’’ within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or is a Contract that the Company otherwise deems material, (B) that restricts in any material respect the conduct of business by it or any of its Subsidiaries or its or their ability (or, to the Knowledge of the Company, which, following the consummation of the Merger, could materially restrict the ability of Parent or any of its Affiliates, including the Company and its Subsidiaries) to compete or engage in any material line of business, or to develop, market or distribute any material products or material services, in each case, in any geographic territory, (C) that have an aggregate value, or involve payments by or to the Company or any of its Subsidiaries, of more than $50,000,000.00 in any twelve-month period, or (D) that are material joint venture, partnership, teaming or other similar agreements (the Contracts referred to in the foregoing clauses (A) through (D) being referred to collectively as ‘‘Material Contracts’’).

(2)    Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to any Material Contract, is in default or material breach of (and, to the Knowledge of the Company, no event has occurred which with notice or the lapse of time or both would constitute a default or material breach by the Company or any of its Subsidiaries of) any Material Contract.

(3)    With respect to each Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, for which (A) performance has not been or was not completed or (B) final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this Agreement, and each outstanding bid, quotation or proposal by the Company or any of its Subsidiaries (each, a ‘‘Bid’’) that if accepted or awarded could lead to a Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand (each such Contract or Bid, a ‘‘Company Government Contract’’) and each Contract between the Company or any of its Subsidiaries, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Authority for which (A) performance has not been or was not completed or (B) final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this Agreement, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or its Subsidiaries, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Authority (each such Contract or Bid, a ‘‘Company Government Subcontract’’):

(i)    to the Knowledge of the Company, no reasonable basis exists to give rise to a claim for fraud (as such concept is defined under the state or federal laws of the United States) in connection with any Company Government Contract or Company Government Subcontract or under the United States False Claims Act, the United States Truth in Negotiations Act or the United States Procurement Integrity Act;

(ii)    neither the United States Government nor any prime contractor, subcontractor or other Person or entity has notified the Company or any of its Subsidiaries, in writing, that the Company or any of its Subsidiaries has, or may have, breached or violated in any material respect any law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and all facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any of its Subsidiaries in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission;

(iii)    to the Company’s Knowledge, with respect to any Contract that is material to the Company, neither the Company nor any of its Subsidiaries has, within the past two years, received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice that related to a material non-performance that was not properly resolved and withdrawn (or, in the case of Contracts governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any) pertaining to such Company Government Contract or Company Government Subcontract, and to its Knowledge, the Company is not aware of any basis for any such notice;

(4)    Neither the Company nor any of its Subsidiaries, nor any of the respective directors, officers, employees, consultants or agents, is, or within the past three years has been, to the Knowledge of the Company, (i) under any material administrative, civil or criminal investigation, audit, indictment or information by any Governmental Authority, (ii) the subject of any material audit or investigation by the Company or any of its Subsidiaries, in the case of each of clauses (i) and (ii), with respect to any alleged act or omission arising under or relating to any Company Government Contract or Company Government Subcontract or (iii) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension (or for purposes of this clause (iii), in the case of Contracts governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any), from participation in the award of any Contract with, or grant of any authorization from, any Governmental Authority. There exist no facts or circumstances that, to the Knowledge of the Company, would warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility or ineligibility with respect to the Company, any of its Subsidiaries or any of their respective directors, officers or managers, in any such case, for purposes of doing business with any Governmental Authority.

(5)    To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received written notice of any material (i) outstanding claims (including claims relating to bid or award protest proceedings (or, in the case of Contracts governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any)) against the Company or any of its Subsidiaries, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Company Government Contract or Company Government Subcontract, and (ii) outstanding claims or requests for equitable adjustment (or, in the case of Contracts governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any) or disputes (including claims, requests and formal disputes relating to bid or award protest proceedings) between the Company or any of its Subsidiaries, on the one hand, and the United States government, on the other hand, under the United States Contract Disputes Act, as amended, or any other law or between the Company or any of its Subsidiaries, on the one hand, and any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any Company Government Contract or Company Government Subcontract.

(l)    Title to Properties.    The Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all their respective assets, except assets that are no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business. To the Knowledge of the Company, the assets owned by the Company or its Subsidiaries are not subject to Liens. Each of the Company and each of its Subsidiaries has complied in all material respects with the terms of each material lease, sublease, license and other contract relating to real property to which it is a party and each such lease, sublease, license and other Contract relating to real property is in full force and effect.

(m)    Intellectual Property.    The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all material Intellectual Property Rights that are used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted free and clear of all Liens. No claims, suits, actions, investigations or proceedings are pending or, to the Knowledge of the Company, threatened (i) with regard to the Company’s or any of its Subsidiaries use or ownership of any of their respective material Intellectual Property Rights or (ii) alleging that the Company or any of its Subsidiaries is infringing on, misappropriating or otherwise adversely affecting the rights of any Person with regard to any material Intellectual Property Right. To the Knowledge of the Company, no Person is infringing on the rights of the Company or any of its Subsidiaries with respect to any material Intellectual Property Right. Immediately following the Closing, to the Knowledge of the Company, all software, hardware, systems and applications used by the Company or any of its Subsidiaries in the operation of their businesses will be available for use by the Company or such Subsidiary on substantially the same terms and conditions under which the Company or such Subsidiary used such software, hardware, systems and applications immediately prior to the Closing.

(n)    Taxes.

(1)    All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or aggregate group of which the Company or any of its Subsidiaries is a member (an ‘‘Affiliated Group’’) have been duly filed, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, and all Taxes otherwise owed, have been duly paid in full. All Taxes that the Company, any of its Subsidiaries or any Affiliated Group is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and paid over to the proper Taxing Authority, to the extent due and payable. No extensions or waivers of statutes of limitation have been given by or requested with respect to any of the U.S. federal income taxes of the Company, its Subsidiaries or any Affiliated Group. The Company has either paid or made provision in accordance with GAAP, in the consolidated financial statements included in the Existing Regulatory Filings of the Company, for all Taxes of the Company, its Subsidiaries and any Affiliated Group that accrued on or before the end of the most recent Tax period covered by its Existing Regulatory Filings. No Liens for Taxes exist with respect to any of the assets or properties of the Company, its Subsidiaries or any Affiliated Group.

(2)    Except as otherwise disclosed to Parent, (A) no deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company, any of its Subsidiaries or any Affiliated Group and (B) no audit, examination, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes is in progress, pending or threatened in writing against the Company, any of its Subsidiaries or any Affiliated Group.

(3)    The material Tax Returns of the Company, each of its Subsidiaries and any Affiliated Group have been examined by and settled with the United States Internal Revenue Service (the ‘‘IRS’’) or other applicable Taxing Authority or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 2002. All assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(4)    No jurisdiction in which the Company, any of its Subsidiaries or any Affiliated Group do not file tax returns has asserted in writing that any such entity may be liable for tax in such jurisdiction.

(5)    There are no requests for rulings or determinations relating to Taxes pending between (A) either the Company, any of its Subsidiaries or any Affiliated Group and (B) any Taxing Authority.

(6)    None of the Company, any of its Subsidiaries and any Affiliated Group (A) is bound by any agreement with respect to Taxes other than agreements between any of the Company and its Subsidiaries or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) as a transferee or successor, by contract or otherwise.

(7)    Neither the Company nor any of its Subsidiaries has constituted either a ‘‘distributing corporation’’ or a ‘‘controlled corporation’’ (in each case within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a ‘‘plan’’ or ‘‘series of related transactions’’ (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(8)    None of the Company, any of its Subsidiaries and any Affiliated Group has participated in any ‘‘listed transaction,’’ as defined in Treasury Regulation Section 1.6011-4.

(9)    All material related party transactions involving the Company, any of its Subsidiaries or any Affiliated Group are at arm’s length and in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of Tax law.

(o)    Employee Benefit Plans.

(1)    All of the Benefit Arrangements of the Company are Previously Disclosed, other than those Benefit Arrangements that (i) are not material or (ii) are government mandated benefit plans required by Governmental Authorities other than the United States of America or any state thereof.

(2)    All of the Benefit Arrangements of the Company, other than ‘‘multiemployer plans’’ within the meaning of Section 3(37) of ERISA, have been administered in all material respects in accordance with their terms and are in substantial compliance with ERISA (to the extent applicable), the Code (including Sections 4976, 4980B, 4980D, 4980E and 4980F) and other applicable laws. Each of the Benefit Arrangements of the Company which is an ‘‘employee pension benefit plan’’ within the meaning of Section 3(2) of ERISA (‘‘Pension Plan’’), and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service, and to the Knowledge of the Company there are no circumstances reasonably likely to result in revocation of any such favorable determination letter or which would result in material costs under the U.S. Internal Revenue Service’s Employee Plans Compliance Resolution System.

(3)    None of the Company, any of its Subsidiaries or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an ‘‘ERISA Affiliate’’) has, either contributed to or had any liability with respect to a ‘‘multiemployer plan’’, within the meaning of Section 3(37) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA at any time within the last six (6) years.

(4)    All contributions required to be made under the terms of any of the Benefit Arrangements of the Company have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. None of its Pension Plans or any single-employer plan of any of the ERISA Affiliates of the Company has an ‘‘accumulated funding deficiency’’ (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver.

Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code. No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title (other than liability for the payment of premiums to the Pension Benefit Guaranty Corporation (or any successor entity), which have been or will be paid when due). To the Knowledge of the Company, no reportable event under Section 4043 of ERISA has occurred or will occur with respect to any Benefit Arrangement on or before the Closing Date other than any reportable event occurring by reason of the Transactions.

(5)    Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement, other than for benefits required by applicable law or the cost of which is borne by the participant.

(6)    None of the execution and delivery of this Agreement by the Company, the consummation of the Transactions nor the Company Stockholder Approval, alone or in conjunction with another event (such as termination of employment), will (A) entitle any director, officer, employee or consultant, or any former director, officer, employee or consultant, of the Company or any of its Subsidiaries to change of control, severance or termination compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Arrangement (or any grant or award thereunder) or (C) result in any breach or violation of, or a default under, any Benefit Arrangement (or any grant or award thereunder). No amount or benefit that could be received by any ‘‘disqualified individual’’ (as defined in Treasury Regulation Section 1.280G 1) with respect to the Company in connection with the transactions contemplated by this Agreement (alone or in combination with any other event) would be characterized as an ‘‘excess parachute payment’’ (as defined in Section 280G(b)(1) of the Code), and no such Person is entitled to any additional payment or benefit in the event the excise tax under Section 4999 of the Code is imposed on such Person.

(7)    None of the Company and the Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Authority with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Arrangements), suits, proceedings or other actions against or involving any Benefit Arrangement or asserting any rights or claims to benefits under any Benefit Arrangement.

(8)    To the Knowledge of the Company, with respect to each Benefit Arrangement subject to ERISA, there has not occurred any ‘‘prohibited transaction’’ (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any trustee, administrator or other fiduciary of any trust created under any Benefit Arrangement, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or to any liability for breach of fiduciary duty under ERISA or any other applicable law.

(9)    Each Benefit Arrangement that is an ‘‘employee welfare benefit plan’’ within the meaning of Section 3(1) of ERISA may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than liability for benefits then payable under such plan without regard to such amendment or termination) to the Company or any of its Subsidiaries at any time after the Effective Time.

(10)    To the Knowledge of the Company, each Benefit Arrangement that is subject to 409A of the Code has been operated in good faith compliance with Section 409A of the Code and no person has a right to any gross up from the Company with respect to any 409A arrangement.

(11)    With respect to the options underling the Company’s Stock Awards, (i) to the Company’s Knowledge, each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective (the ‘‘Grant Date’’) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof and any required stockholder approval by the necessary number of votes, and the award agreement governing such grant (if any) was duly delivered by the Company to the recipient, (ii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange, (iii) to the Company’s Knowledge, the per share exercise price of each option was no less than the fair market value of a share of Company Common Stock on the applicable Grant Date and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Regulatory Filings in accordance with the Exchange Act and all other applicable laws. The Company has not Knowingly timed the grant of, and there is no and has been no policy or practice of the Company of timing the grant of, any option with the purpose of benefiting the recipient thereof by specifically taking advantage of the release or other public announcement of material non-public information regarding the Company or its Subsidiaries or their results of operations or prospects.

(p)    Takeover Laws and Provisions.    To the Company’s Knowledge, no other Takeover Laws other than Section 203 of the DGCL apply or purports to apply to the Company with respect to this Agreement, the Merger or the Transactions. The Company has taken all action required to be taken by it in order to exempt this Agreement and the Transactions from, and this Agreement and the Transactions are exempt from, the requirements of any ‘‘moratorium,’’ ‘‘control share’’, ‘‘fair price’’, ‘‘affiliate transaction’’, ‘‘business combination’’ or other anti-takeover laws and regulations of any state (collectively, ‘‘Takeover Laws’’), including Section 203 of the DGCL. It has taken all action required to be taken by it in order to make this Agreement and the Transactions comply with, and this Agreement and the Transactions do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning ‘‘business combination’’, ‘‘fair price’’, ‘‘voting requirement’’, ‘‘constituency requirement’’ or other related provisions (collectively, ‘‘Takeover Provisions’’).

(q)    Financial Advisors.

(1)    None of the Company or its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s or financial advisory fees in connection with the Transactions, except that, in connection with this Agreement, the Company has retained Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisors, the arrangements with which have been disclosed to Parent prior to the date hereof.

(2)    The Company has received the opinion of Goldman, Sachs & Co., to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view, a signed copy of which will be delivered to Parent by the Company promptly after receipt by the Company.

(r)    Sarbanes-Oxley Act.

(1)    The Company is in compliance with the provisions of the Sarbanes -Oxley Act and the rules and regulations enacted by the SEC thereunder, including Section 404 of such Act and Rule 13(a)-15(e) of the Exchange Act, and to the Knowledge of the Company, the certifications provided pursuant to Sections 302 and 906 thereof with each Regulatory Filing of the Company, at the time of filing or submission of each such certification, were accurate.

(2)    Consistent with the requirements of Sarbanes-Oxley, the Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorizations;

(B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(3)    Since December 31, 2006, neither the chief executive officer nor the chief financial officer of the Company has become aware of, and neither the Company’s auditors nor the Company Board has been advised of, (i) any fact, circumstance or change that is reasonably likely to result in a ‘‘significant deficiency’’ or a ‘‘material weakness’’ (each as defined in PCAOB Auditing Standard 2) in the Company’s internal controls over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since the date of the filing of the Annual Report on Form 10-K for the year ended December 31, 2006, there have been no material changes in internal control over financial reporting.

(s)    Labor Matters.    Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, Contract, works council agreement or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor has there been in the three years prior to the date of this Agreement any strike, slowdown, work stoppage, lockout or other labor dispute involving it or any of its Subsidiaries nor are any such disputes pending or, to the best of its Knowledge, threatened, nor is it aware, as of the date of this Agreement, of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(t)    Environmental Matters.    There are no material proceedings, claims, actions or investigations of any kind pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries in any court, agency or other Governmental Authority or in any arbitral body, arising under any Environmental Law; the Company and its Subsidiaries have conducted their respective operations, and such operations are currently, in compliance with their respective environmental permits and the limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of applicable Environmental Laws; all permits required under Environmental Laws in connection with the business and operations of the Company and its Subsidiaries are in full force and effect; there have been no releases of Materials of Environmental Concern or other conditions at any property owned or operated by the Company or its Subsidiaries that would require remediation under Environmental Laws; and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in any liabilities under Environmental Law or common law against the Company or its Subsidiaries, either in connection with the current operations or facilities of the Company or its Subsidiaries or with any former operations of the Company, its Subsidiaries or any of their respective former subsidiaries or Affiliates, as a result of (1) any violation of any Environmental Law by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other Person, or (2) the release, storage, handling, treatment, transportation or disposal of any Materials of Environmental Concern generated by the operations of the Company or its Subsidiaries or, to the Knowledge of the Company, by any other Person.

(u)    Proxy Statement.

Subject to the accuracy of the representations of Parent in Section 4.04(i):

(1)    The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting, including any information incorporated by reference therein (such proxy statement, as amended or supplemented, being referred to herein as the ‘‘Proxy Statement’’), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading.

(2)    Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent’s or Purchaser’s Representatives for inclusion in the Proxy Statement.

(3)    The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

(v)    Transactions with Related Persons.    All Contracts, promises, commitments and understandings in effect as of the date of this Agreement with Related Persons have been Previously Disclosed, true and complete copies of which have been made available to Parent prior to the date of this Agreement. Since December 31, 2006, neither the Company nor any of its Subsidiaries has engaged in any transaction with any officer, director or Affiliate of the Company or any of its Subsidiaries or any Person who has a family relationship (as defined in Item 401(d) of Regulation S-K) with any officer, director or Affiliate of the Company or any of its Subsidiaries (collectively, ‘‘Related Persons’’).

(w)    Insurance.    The Company and its Subsidiaries maintain all such policies in such amounts, with such deductibles and against such risks and losses as are in the Company’s judgment, reasonable for the assets of the Company and its Subsidiaries. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation, termination or material premium increase has been received with respect to any such policy. To the Knowledge of the Company, there is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.

4.04    Representations and Warranties of Parent and Purchaser.    Parent and Purchaser hereby jointly and severally represent and warrant to the Company as follows:

(a)    Organization and Standing.    Parent and Purchaser are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser are duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b)    Purchaser Stock.    The authorized capital stock of Purchaser consists of 1,000 shares of Purchaser Common Stock. All of the issued and outstanding capital stock of Purchaser is owned by Parent as its sole stockholder. The outstanding shares of Purchaser Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights).

(c)    Power.    Parent and Purchaser each have the corporate power and authority to (i) carry on its respective business as it is now being conducted and to own its respective properties and assets, and (ii) to execute, deliver and perform its respective obligations under this Agreement and to consummate the Transactions.

(d)    Authority.    Parent and Purchaser have each duly authorized, executed and delivered this Agreement, and this Agreement and the Transactions have been authorized by all other necessary corporate actions of Parent and Purchaser, including the necessary approval of Parent as the sole stockholder of Purchaser. This Agreement is the valid and legally binding obligation of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(e)    Funds.    Parent or Purchaser has, or will have prior to the Effective Time, sufficient funds available to satisfy the obligation to pay the Merger Consideration in the Merger.

(f)    Regulatory Approvals; No Defaults.

(1)    No Consents of, or filings, registrations or declarations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or Purchaser in connection with the execution, delivery or performance by Parent and Purchaser of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods, required by Governmental Authorities, (B) compliance with, filing of notices, and expiration of the related waiting period, under each Applicable Antitrust Law, (C) compliance with any applicable provision of Exon-Florio, including filing a notice under Exon-Florio with CFIUS, (D) filings as may be required by the Securities Act or the Exchange Act, (E) the filing and issuance of the Certificate of Merger and (F) the requirements under any Environmental Laws.

(2)    Subject to receipt of the Consents referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings with U.S. federal or foreign Governmental Authorities, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (A) constitute a breach or violation of, or a default under, the respective Constituent Documents of Parent and Purchaser or (B) require any Consent under any such Judgment, governmental Permit, license or Contract that is material.

(g)    Financial Advisors.    Neither Parent nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s or financial advisor fees in connection with the Transactions, except that, in connection with this Agreement, Parent has retained UBS Securities LLC as its financial advisor.

(h)    Knowledge Regarding Representations; Satisfaction of Conditions; No Additional Representations.

(1)    As of the date hereof, neither Parent nor Purchaser has Knowledge of any material inaccuracy or misstatement in, or breach of, any representation or warranty of the Company contained herein.

(2)    As of the date hereof, neither Parent nor Purchaser has Knowledge of any reason why the conditions set forth in Article VI hereof would not be timely satisfied.

(3)    Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in this Agreement.

(i)    Proxy Statement.    Subject to the accuracy of the representations of the Company in Section 4.03(u):

(1)    The information supplied by Parent for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading.

(2)    Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Proxy Statement.

(j)    Company Securities. Parent, its ultimate parent company, and each of their respective Affiliates do not hold or own any securities of the Company as of the date hereof, directly or indirectly, either beneficially or of record, other than any Shares that may be owned, for investment purposes only, by a pension or other plan for the benefit of the employees of Parent, its ultimate parent company, or their respective Affiliates.

Article V

 Covenants

5.01    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, Parent, Purchaser and the Company will each use its reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the Transactions, including the taking of all actions set forth in Schedule 5.01(a) and providing each other Party cooperation reasonably necessary in connection therewith, and each will cooperate fully with, and furnish information to, the other Party to that end; provided, that if any objections are asserted with respect to the Transactions under Exon-Florio or any Applicable Antitrust Law, or if any suit is threatened to be instituted, by any Governmental Authority or any private party challenging any of the Transactions or otherwise brought under Exon-Florio or any Applicable Antitrust Law that would prohibit or materially impair or materially delay the consummation of the Transactions, the Parties each agree to take actions that may be reasonably necessary to resolve any objections as may be asserted under Exon-Florio (including by CFIUS) and such Applicable Antitrust Law with respect to the Merger (including disposing of or holding separate any businesses or assets of the Company, Parent or any of their respective Affiliates under the HSR Act); provided, that notwithstanding any provision of this Agreement to the contrary, this Agreement shall not require Parent or any of its Affiliates (i) to agree to any prohibition, limitation or restriction on the operations of the Company, Parent or any of their respective Affiliates, or any material portion of the business or assets of the Company, Parent or any of their respective Affiliates, as a result of the Merger or any of the other Transactions or (ii) to compel the Company, Parent or any of their respective Affiliates to dispose of or hold separate any portion of the business or assets of the Company, Parent or any of their respective Affiliates that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of (x) the Company and its Subsidiaries, taken as a whole, or (y) Parent and its Subsidiaries taken as a whole (measured against the financial condition, results of operations, assets and business of the Company and its Subsidiaries, taken as a whole), as a result of the Merger or any of the other Transactions. Notwithstanding anything in this Agreement to the contrary, no action taken by Parent, Purchaser or any of their respective Affiliates pursuant to this Section 5.01 shall entitle Parent or Purchaser to any diminution of the Merger Consideration.

(b)    The Company shall deliver to Parent at the Closing a duly executed and acknowledged certificate, in a form and substance acceptable to Parent and in compliance with the Code and Treasury regulations, certifying such facts as to establish that the sale of Company Common Stock is exempt from withholding under Section 1445 of the Code.

(c)    The Company shall, simultaneously with the Effective Time, reasonably cooperate with Parent to satisfy all outstanding obligations (including all loans and letter of credit reimbursement obligations) under the Company Credit Agreement and cause all Liens (for this purpose without giving effect to the exceptions in clauses (a), (b) and (c) in the definition thereof) securing obligations thereunder to be released.

(d)    Promptly following the date of this Agreement, the Company shall take reasonable steps to ensure that it engages in good faith consultation with Parent prior to entering into any Contract that restricts in any material respect the conduct of business by it or any of its Subsidiaries or its or their ability (or, to the Knowledge of the Company, which following the consummation of the Merger, could materially restrict the ability of Parent or any of its Affiliates, including the Company and its Subsidiaries) to compete or engage in any material line of business, or to develop, market or distribute any material products or material services, in each case, in any geographic territory.

5.02    Stockholder Approvals.    The Company, acting through the Company Board, shall, in accordance with applicable law and the Company’s Certificate of Incorporation and Bylaws, duly call, establish a record date for, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the date hereof for the purpose of considering and taking action on this Agreement and the Merger (the ‘‘Stockholders’ Meeting’’), and except to the extent that the Company Board shall have made a Company Board Change of Recommendation as expressly permitted by Section 5.06(e), include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company adopt this Agreement. Notwithstanding the foregoing, if the Company properly exercises its right to terminate this Agreement pursuant to and in accordance with Section 7.01(c), the Company’s obligations pursuant to the first sentence of this Section 5.02 shall terminate.

5.03    Proxy Statement.    As promptly as practicable after the date hereof (but in no event later than ten (10) Business Days after the date hereof), the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly. The Company shall (i) provide Parent and its counsel a reasonable opportunity to review and comment upon the Proxy Statement prior to the filing with the SEC and (ii) shall reasonably consider all comments reasonably proposed by Parent in writing. In addition, the Company shall provide Parent and its counsel a written copy of any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments and with copies of any written responses to such comments, other correspondence and telephonic notification of any verbal responses to such comments by the Company or its counsel. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time.

5.04    Publicity.    Parent and the Company will consult with each other before issuing any press release or other public statement or public filing (including with respect to the offering of debt or equity securities) with respect to, or that describe, the Merger or this Agreement and will not issue any such press release, public statement or public filing without the prior written consent of the other Party, which will not be unreasonably withheld, delayed or conditioned; provided, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances), issue any such press release or a public statement or file any required documents with the SEC or any listing authority as may be required by applicable law or securities exchange or listing authority rules. Parent and the Company will cooperate to develop all public communications and make appropriate members of management available at presentations related to the Transactions as reasonably requested by the other Party.

5.05    Access; Information.

(a)    Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford Parent, and Parent’s Representatives and accountants, such access during normal business hours throughout the period before the Effective Time to its books, records (including Tax Returns and work papers of independent auditors), Contracts, personnel and properties and to such other information as Parent may reasonably request; provided, however, that such access shall not unreasonably disrupt the operations of the Company. All requests for such access shall be made exclusively to Representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Parent nor any of Parent’s Representatives shall contact any of the employees, customers or suppliers of the Company in connection with the Transactions, whether in Person or by telephone, mail or other means of communication, without the specific prior written authorization of such Representatives of the Company as the Company may designate. The Company will not be required to afford access or disclose information that would jeopardize attorney-client privilege, contravene any binding agreement with any third party or violate any law or regulation. The Parties will make reasonable appropriate substitute arrangements in circumstances where the previous sentence applies.

(b)    Each Party will treat any information provided in connection with this Agreement or the Transactions as ‘‘Evaluation Material’’ in accordance with the Confidentiality Agreement.

5.06    No Solicitation.

(a)    From the date hereof until the Effective Time or the earlier termination of this Agreement, the Company shall not, directly or indirectly, and shall not permit any of its Subsidiaries or its or its Subsidiaries’ Representatives to, (i) initiate, solicit or facilitate (including by way of furnishing or disclosing nonpublic information or permitting access to personnel or facilities) inquiries or proposals with respect to an Acquisition Proposal or (ii) enter into or participate in discussions or negotiations regarding any Acquisition Proposal; provided, that at any time prior to obtaining Company Stockholder Approval the Company may furnish information to, or enter into discussions or negotiations with, any Person that has made an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 5.06, in each case in respect of such Acquisition Proposal, if, subject to further compliance with this Section 5.06: (1) (A) such Acquisition Proposal constitutes a Superior Proposal or (B) a majority of the Company Board, after consulting with and having considered the advice of outside legal counsel and its financial advisor, determines in good faith that such Acquisition Proposal, after furnishing such information and entering into such discussions or negotiations, would reasonably be expected to result in a Superior Proposal, and (2) prior to taking such action, the Company receives from such Person an executed confidentiality agreement on terms with respect to confidentiality substantially similar in the aggregate to the Confidentiality Agreement (provided that such confidentiality agreement and any related agreement shall not contain any exclusivity provision in favor of the Person making such Acquisition Proposal or having the effect of prohibiting the Company from satisfying its obligations under this Agreement, provided, further, that all information provided to a third party under this Section 5.06 is provided on a prior or substantially concurrent basis to Parent and Purchaser if such information has not previously been provided to Parent or Purchaser). Unless in connection with the Company terminating this Agreement in order to concurrently enter into a binding Acquisition Agreement for a Superior Proposal in accordance with Section 7.01(c), neither the Company nor the Company Board shall approve or take any action to render inapplicable to any Acquisition Proposal, Section 203 of the DGCL or any similar takeover statute.

(b)    The Company shall promptly (but in no event later than twenty-four (24) hours after receipt) notify Parent orally or in writing of the receipt of any Acquisition Proposal, or related inquiry or request for information of the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms and conditions thereof, including price, and any material modification of or amendment to any Acquisition Proposal, and will take all reasonable steps to keep Parent fully apprised on a current basis of any material related developments, discussions, and negotiations.

(c)    The Company shall immediately (i) cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to each such Person or its Representatives and (iii) terminate access by each such Person and its Representatives to any online or other electronic data rooms containing any information in respect of the Company or any of its Subsidiaries.

(d)    Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to take such action would be inconsistent with applicable law; provided, however, that neither the Company Board nor any committee thereof shall make a Company Board Change of Recommendation except in compliance with Section 5.06(e).

(e)    Except as expressly permitted by this Section 5.06(e), neither the Company Board nor any committee thereof shall (i)(A) withdraw, qualify or modify in a manner adverse to Parent or Purchaser the recommendation or declaration of advisability of this Agreement, the Merger or any of the other Transactions, (B) recommend that the stockholders of the Company reject this Agreement, the Merger or any of the Transactions or (C) resolve, agree or publicly propose to take any such actions (each such action set forth in this Section 5.06(e)(i) being referred to herein as a ‘‘Company Board Change of Recommendation’’), (ii) recommend the approval or adoption of, or adopt or approve, any Acquisition Proposal or Acquisition Agreement or withdraw its approval of this Agreement, or resolve, agree or propose publicly to take any of the foregoing actions or (iii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an ‘‘Acquisition Agreement’’) constituting or related to, or which is intended to or could reasonably be expected to result in, any Acquisition Proposal (other than a confidentiality agreement referred to in, and in accordance with, Section 5.06(a)), or resolve, agree or propose to take any such actions. Notwithstanding anything in this Section 5.06(e) to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith, following consultation with outside legal counsel, that failure to take such action could reasonably be expected to result in a breach of the Company Board’s fiduciary obligations under applicable law, make a Company Board Change of Recommendation. Notwithstanding any Company Board Change of Recommendation, this Agreement shall be submitted to the stockholders for the purpose of seeking the Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation prior to the termination of this Agreement pursuant to Article VII hereof. At least four (4) Business Days prior to making a Company Board Change of Recommendation, the Company shall notify Parent in writing of the Company Board’s intention to make such a Company Board Change of Recommendation (which notice shall include the reasonable details regarding the cause for, and nature of, the Company Board Change of Recommendation) and shall, and shall cause its financial and legal advisors to, during such period, negotiate with Parent and Purchaser in good faith (to the extent Parent and Purchaser desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Company Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise, that would avoid such Company Board Change of Recommendation.

5.07    Takeover Laws and Provisions.    No Party will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Law and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) such Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No Party will take any action that would cause the Transactions not to comply with any Takeover Provisions and each of them will take all reasonable steps within its control to make such Transactions comply with (or continue to comply with) the Takeover Provisions.

5.08    Regulatory Applications.

(a)    Parent and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and, subject to Section 5.01, to obtain all material permits, consents, waivers, approvals, actions or nonactions and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions as promptly as practicable, and will make all necessary filings in respect of those Requisite Approvals as soon as practicable. Each of Parent and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Approvals. In exercising the foregoing right, each of the Parties will act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to obtaining all Requisite Approvals and each Party will keep the other Party apprised of the status of material matters relating to completion of the Transactions, including with respect to any material communication with the FTC, the DOJ, CFIUS or any other Governmental Authority (or any of their respective representatives).

(b)    Parent and the Company will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the Transactions and to the extent permitted by the applicable Governmental Authority or any Person objecting to the Transactions, give the other Party the opportunity to attend and participate in any meetings and conferences with such Governmental Authority or Person objecting to the Transactions.

(c)    In connection with and without limiting the foregoing,

(1)    the Company and Parent shall promptly submit a joint filing and any requested supplemental information (collectively, the ‘‘Joint Filing’’) to CFIUS pursuant to 31 C.F.R. Part 800 with regard to the Transactions, (ii) Parent shall take responsibility for preparation and submission of the Joint Filing and (iii) the Company hereby agrees promptly to provide to Parent all necessary information and otherwise to assist Parent promptly in order for Parent to complete preparation and submission of the Joint Filing in accordance with this Section 5.08(c)(1) and respond to any inquiries from CFIUS or any other interested Governmental Authority, and

(2)    each Party shall (i) promptly take all actions reasonably necessary to (a) file the notification and report form required for the Transactions and provide any supplemental information in connection therewith pursuant to the HSR Act and (b) make any filings required under any Applicable Antitrust Laws, and shall furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any filing with, or submission or response to, inquires from the Federal Trade Commission (the ‘‘FTC’’), the Antitrust Division of the Department of Justice (the ‘‘DOJ’’) or any other Governmental Authority in connection with obtaining approval under the HSR Act and any other Applicable Antitrust Laws, (ii) keep the other Party apprised of the status of any inquiries or requests for additional information from the FTC, or the DOJ or any Governmental Authority in connection with obtaining approval under any such Applicable Antitrust Laws and take all reasonable steps to comply promptly with any such inquiry or request and (iii) participate in any interviews or meetings reasonably requested by the FTC or the DOJ or any Governmental Authority in connection with obtaining approval under any such Applicable Antitrust Laws in connection with the consummation of the Transactions.

5.09    Indemnification.

(a)    The Constituent Documents of the Surviving Corporation as at the Effective Time shall contain the provisions with respect to indemnification, advancement of expenses, and exculpation of the Company’s present and former directors and present officers (collectively, ‘‘Indemnification Provisions’’) in a form substantially similar to such provisions as presently set forth in the Company’s Constituent Documents to the extent applicable to actions or omissions before or at the Effective Time. The Indemnification Provisions of the Constituent Documents of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six (6) years and one day from the Effective Time in any manner that would adversely affect the rights thereunder of any individual who at the date hereof or at the Effective Time was a director or officer of the Company. Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.09.

(b)    Without limiting Section 5.09(a) or any additional rights that an employee, officer or director may have under any agreement or Benefit Arrangement, following the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the present and former directors and the present officers of the Company (each, an ‘‘Indemnified Party’’) against all costs or expenses (including reasonable attorneys’ fees and costs of investigation), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether asserted or claimed prior to, at or after the Effective Time, arising out of actions or omissions in their capacity as directors or officers before or at the Effective Time (including as to, or arising out of or pertaining to, the

Transactions), to the fullest extent permitted by applicable law (including and subject to Sections 145(a) and (b) of the DGCL), other than actions or omissions constituting (i) criminal conduct or (ii) any violation of federal, state or foreign securities laws.

(c)    On or prior to the date of this Agreement, the Company or Parent shall purchase ‘‘run-off’’ insurance policies for directors’ and officers’ liability insurance and fiduciary liability coverage with respect to matters existing or occurring at or prior to the Effective Time providing such coverages that are no less favorable than the policies maintained by the Company as of the date hereof, with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to all such coverage in an amount and scope at least as favorable as the Company’s existing policies (the ‘‘Run-Off Policy’’). Prior to the Effective Time, the Company shall obtain and fully pay for the Run-Off Policy. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any Company Subsidiary set forth in Section 5.09(c) of the Company Disclosure Schedule. In the event that the carriers do not make the Run-Off Policy available to the Company for any reason, the Company shall endeavor to (and if the Company is unable to, Parent shall cause the Surviving Corporation to (after the Effective Time) obtain and fully pay for ‘‘tail’’ insurance policies with a claims period of at least six (6) years from the Effective Time from the Company’s current insurance carriers or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to all such coverage in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time. Notwithstanding anything herein to the contrary, none of Parent, the Surviving Corporation or the Company shall or shall be obligated to make annual premium payments for such Run-Off Policy or ‘‘tail’’ policy or, in the alternative, annual renewals of existing or comparable coverages, which exceed 300% of the most recent annual premium paid by the Company for such coverage prior to the date of this Agreement. If such Run-Off Policy, ‘‘tail’’ policy or such other coverages cannot be obtained at all, or can only be obtained at cost in excess of such maximum premium, then the Company or the Surviving Corporation, as applicable, shall obtain the most advantageous insurance obtainable for an aggregate premium equal to the maximum premium.

(d)    Any Indemnified Party wishing to claim indemnification under this Section 5.09, upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided, that failure so to notify will not affect the obligations of Parent under this Section 5.09 unless and to the extent that Parent is actually and materially prejudiced as a consequence.

(e)    Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any of the Indemnified Parties covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.09 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(f)    If Parent or any of its successors or assigns (1) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or (2) transfers all or substantially all of its assets to any other entity, then and in each case, Parent shall cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 5.09.

(g)    The provisions of this Section 5.09 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an indemnified officer or director is entitled, whether pursuant to law, contract or otherwise.

(h)    Parent shall pay all reasonable expenses, including reasonable attorneys’ fees and reasonable costs of investigation, that may be incurred by any Indemnified Party in enforcing all obligations provided in this Section 5.09 in the event such Indemnified Party prevails in connection with enforcing such obligations.

5.10    Employee Matters.

(a)    From the Effective Time until December 31, 2008 (such date being referred to herein as the ‘‘Benefits Transition Date’’), Parent shall provide the employees and former employees of the Company and its Subsidiaries as of the Effective Time (the ‘‘Covered Employees’’) with employee benefits and compensation plans, programs and arrangements (including base salary and annual bonus opportunities) substantially comparable, in the aggregate (excluding the value of equity awards), to those provided by the Company or its Subsidiaries, as the case may be, to such Covered Employees immediately prior to the Effective Time. Nothing provided in this Section 5.10(a) shall prevent Parent from terminating any employee subject to applicable severance obligations or agreements or Benefit Arrangements in accordance with their terms. Parent acknowledges that consummation of the Merger shall constitute a ‘‘change in control’’ or ‘‘change of control’’ within the meaning of the agreements set forth in Schedule 5.10 and in any Benefit Arrangement to the extent that such Benefit Arrangement includes that or any similar term.

(b)    From and after the Effective Time, Parent shall (1) provide all Covered Employees with service credit (for purposes of eligibility (including eligibility for retirement), participation, vesting, levels of benefits and benefit accruals (other than benefit accrual under any defined benefit pension plan) under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or any of its Subsidiaries in which Covered Employees are eligible to participate), for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by the Company for purposes of a comparable plan (provided that there will be no duplication of benefits) and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Parent or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time. If the Company’s medical and/or dental benefit plans for Covered Employees are terminated prior to the end of a plan year, Covered Employees and their dependents who are then participating in a deductible-based medical and/or dental plan sponsored by the Company will be given credit for deductibles and eligible out-of-pocket expenses incurred towards deductibles and out-of-pocket maximums during the portion of the plan year preceding the termination date in a comparable deductible-based medical and/or dental plan of Parent or any of its Subsidiaries for the corresponding Parent benefit plan year.

(c)    Parent and the Company shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, Covered Employees of the Company and its Subsidiaries, including any benefits or rights arising as a result of the Merger (either alone or in combination with any other event).

(d)    Parent shall maintain a bonus plan for Covered Employees for the remainder of the fiscal year ending December 31, 2007, on substantially the same terms and conditions in the aggregate and pursuant to substantially the same targets and performance measures in the aggregate as were in effect for the Company so adopted for the fiscal year ending December 31, 2007 (the ‘‘2007 Bonus Plan’’). The Company’s performance in respect of calculations made under the 2007 Bonus Plan shall be calculated without taking into account any expenses or costs associated with or arising as a result of the Transactions or any nonrecurring charges that would not reasonably be expected to have been incurred had the Transactions not occurred and shall not be subject to reduction or negative discretion by the administrator of the 2007 Bonus Plan.

5.11    Notification of Certain Matters.    Parent and the Company will give prompt notice to the other of any fact, event or circumstance known to it that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that would be reasonably likely to cause a condition in Article VI not to be capable of being satisfied by the Termination Date.

5.12    Certain Tax Matters.

(a)    From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) timely prepare and file all material Tax Returns required to be filed for any taxable period that ends on or before the Effective Time (‘‘Post-Signing Returns’’) consistent with past practice; (B) timely pay all material Taxes due and payable with respect to the taxable periods covered by such Post-Signing Returns; (C) accrue a reserve in the books and records and financial statements consistent with past practice for all Taxes payable by the Company and each of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (D) promptly notify Parent of any material claim, audit, suit, proceeding or other action pending against or with respect to the Company or any of its Subsidiaries in respect of any material Tax; and (E) not make or change any material Tax election, enter into any closing agreement with respect to Taxes, file any amended Tax Return, change any method of Tax accounting, request any ruling relating to Taxes, or surrender any right to claim a Tax refund, in each case, without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(b)    The Company shall not and shall not permit any of its Subsidiaries to enter into or effect any transaction that would result in the recognition of material taxable income or gain by the Company or any of its Subsidiaries, other than the transactions expressly required or allowed by this Agreement or transactions entered into or effected in the ordinary course of business consistent with past practice, without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

5.13    Stockholder Litigation; Investigations

(a)    The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the Transactions; provided, however, that no such settlement shall be proposed or agreed to without Parent’s consent, which shall not be unreasonably withheld, delayed or conditioned.

(b)    The Company shall promptly advise Parent and keep it reasonably informed on a current basis of the status or progress of any material investigation or proceeding against or involving the Company or any of its Subsidiaries, or the directors, officers or employees thereof, conducted by any Governmental Authority or the Company Board (or any committee thereof) and shall (i) permit Parent or its counsel to participate (at Parent’s option) in the conduct of such investigation (including document review and interviews), in the review of the results thereof and in any related meetings and the communications with any Governmental Authority subject to advice of counsel that such participation will not adversely affect the Company’s attorney-client privilege and (ii) not agree to any settlement or other restriction, requirement or material action by, or applicable to, the Company (or any portion thereof) for any of its Subsidiaries (or any portion thereof) without prior advance good faith consultation with Parent.

Article VI

 Conditions to the Merger

6.01    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each Party to consummate the Merger is subject to the fulfillment or written waiver by the parties before the Effective Time of each of the following conditions:

(a)    Company Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

(b)    Exon-Florio and HSR Act.    (i) Any applicable waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and, (ii) the period of time for any applicable review process under Exon-Florio shall have expired and the President of the United States shall not have taken action to prevent the consummation of the Merger or the Transactions. The items referred to in this Section 6.01(b) are defined as the ‘‘Requisite Approvals’’.

(c)    No Injunctions or Restraints.     No Judgment or any other legal restraint or law, in each case that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, shall be in effect.

6.02    Conditions to the Company’s Obligation.    The Company’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:

(a)    Parent and Purchaser’s Representations and Warranties.    The representations and warranties of Parent and Purchaser in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or ‘‘Material Adverse Effect’’ qualifiers set forth therein or in Section 4.02) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Purchaser.

(b)    Performance of Parent and Purchaser’s Obligations.    Parent and Purchaser shall have performed in all material respects all agreements and covenants to be performed by them under this Agreement at or before the Effective Time.

6.03    Conditions to Parent and Purchaser’s Obligation.    Parent and Purchaser’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Parent and Purchaser, before the Effective Time of each of the following conditions:

(a)    Company’s Representations and Warranties.    (i) the representations and warranties of the Company in this Agreement (other than the representations or warranties in Section 4.03(b)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or ‘‘Material Adverse Effect’’ qualifiers set forth therein or in Section 4.02) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) the representations and warranties of the Company set forth in Section 4.03(b) shall be true and correct in all respects, except for de minimus variations.

(b)    Performance of Company’s Obligations.    The Company shall have performed in all material respects all agreements and covenants to be performed by it under this Agreement at or before the Effective Time.

(c)    Certificate.    The Company shall have delivered to Parent and Purchaser a certificate, dated the Closing Date and signed on behalf of the Company by an executive officer of the Company,

certifying (i) to the matters set forth in Section 6.03(a) and (ii) that the Company shall have performed in all material respects all agreements and covenants to be performed by it under this Agreement at or before the Effective Time.

(d)    No Material Adverse Effect.    There shall not have occurred at any time after the date of this Agreement any event, change, circumstance or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company.

(e)    No Litigation.    There shall not be pending or threatened any suit, proceeding or other action by any Governmental Authority (i) explicitly challenging the acquisition by Parent or Purchaser of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions, (ii) seeking to prohibit, limit or impose restrictions on the operations of the Company, Parent or any of their respective Affiliates, or any material portion of the business or assets of the Company, Parent or any of their respective Affiliates, as a result of the Merger or any of the other Transactions or (iii) seeking to compel the Company, Parent or any of their respective Affiliates to dispose of or hold separate any portion of the business or assets of the Company, Parent or any of their respective Affiliates that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of (x) the Company and its Subsidiaries, taken as a whole, or (y) Parent and its Subsidiaries taken as a whole (measured against the financial condition, results of operations, assets and business of the Company and its Subsidiaries, taken as a whole), as a result of the Merger or any of the other Transactions.

Article VII

 Termination

7.01    Termination.    This Agreement may be terminated at any time prior to the Effective Time and the Transactions may be abandoned for any reason provided in paragraphs (a) through (d) below, whether before or after the approval of this Agreement and the Merger by the stockholders of the Company:

(a)    By mutual written consent of the Parent and the Company;

(b)    By either Parent or the Company:

(i)    if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, that the Party seeking to terminate this Agreement shall have used its reasonable best efforts (subject to the limitations set forth in the proviso to the first sentence of Section 5.01(a)) to remove or lift such injunction, order, decree or ruling and has otherwise complied in all respects with Section 5.01 hereof;

(ii)    if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Purchaser, on the one hand, or the Company, on the other hand (provided that the terminating Party (and, if Parent is the terminating Party, Purchaser) is not then in material breach of any representation, warranty, covenant or other agreement contained herein), such that the terminating Party would be entitled to not consummate the Merger pursuant to Article VI, which breach is not cured within thirty (30) days after giving written notice to the breaching Party;

(iii)    if the Merger shall not have occurred on or before the one hundred twentieth (120th) day after the date hereof (the ‘‘Termination Date’’); provided, that if any of the Requisite Approvals have not been received (and are still pending with applicable Governmental Authorities), Parent or the Company may extend the Termination Date for an additional period of up to ninety (90) days in order to obtain the Requisite Approvals by providing written notice thereof to the other; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(iii) shall not be available to any Party that has breached in any material respect its obligations under this Agreement which breach shall have been a principal cause of, or resulted in, the failure to consummate the Merger by such date; or

(iv)    if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting duly convened for the purpose of obtaining the Company Stockholder Approval or any adjournment or postponement thereof.

(c)    By the Company, at any time prior to obtaining the Company Stockholder Approval, solely in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of Section 5.06; provided, however, that (A) no such termination of this Agreement by the Company may be made, in each case until after the fourth (4th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to terminate this Agreement pursuant to this Section 7.01(c) and specifying in writing all material terms and conditions of, and the identity of any Person making, the Superior Proposal (which notice shall include a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents), during which period the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent and Purchaser in good faith (to the extent Parent and Purchaser desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Company Board shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise, so that such Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other term of such Superior Proposal shall require a new written notice by the Company and a new five Business Day period) and (B) the Company shall not terminate this Agreement pursuant to this Section 7.01(c), and any purported termination pursuant to this Section 7.01(c) shall be void and of no force or effect, unless (x) the Company shall have complied with all applicable requirements of Section 5.06 (including the notice provisions thereof) and Section 7.03 (including the payment of the Break-Up Fee in accordance with the requirements thereof), (y) such Acquisition Proposal continues to constitute a Superior Proposal and (z) the Company shall concurrently enter into a binding Acquisition Agreement for such Superior Proposal.

(d)    By Parent if (i) the Company Board has made a Company Board Change of Recommendation or (ii) the Company Board shall fail to reaffirm its recommendation of this Agreement, the Merger and the Transactions within ten (10) Business Days of receipt of Parent’s written request at any time when an Acquisition Proposal shall have been made and not rejected by the Company Board; provided Parent terminates this Agreement by providing written notice thereof to the Company within ten (10) days after such Company Board Change of Recommendation or failure to reaffirm.

7.02    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto or any of its Affiliates, directors, officers or stockholders except that the Company or Parent, as the case may be, may have liability or obligations as set forth in Sections 4.03(q)(1), 4.04(g), 5.04, 5.05(b), 7.02 and 7.03 and as set forth in or contemplated by Section 7.01 hereof and except that Article VIII shall remain in effect. Nothing in this Section 7.02 shall relieve any Party from liability for any material and intentional breach of this Agreement.

7.03    Fees and Expenses.

(a)    Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Merger is consummated.

(b)    In the event that this Agreement is terminated by the Company pursuant to Section 7.01(b)(ii), then Parent shall promptly reimburse the Company (but in no event later than three (3) Business Days after the date of such termination) for its Transaction Expenses by payment made by wire transfer of same day funds to an account designated by the Company.

(c)    In the event that

(i) (A) an Acquisition Proposal has been made to the Company or its stockholders or an Acquisition Proposal shall have otherwise become publicly known, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(iii) or 7.01(b)(iv) and (C) at any time on or prior to twelve (12) months after the date of such termination, the Company or any of its Subsidiaries (x) enters into any Acquisition Agreement with respect to any Acquisition Proposal or (y) the transactions contemplated by any Acquisition Proposal are consummated, or

(ii)    this Agreement is terminated by the Company pursuant to Section 7.01(c); or

(iii)    this Agreement is terminated by Parent pursuant to Section 7.01(d)(i) or (ii),

then, in each case, the Company shall pay Parent a fee equal to $140,000,000.00 (the ‘‘Break-Up Fee’’) by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to Section 7.01(c), prior to or simultaneously with such termination, (y) in the case of a termination by Parent pursuant to Section 7.01(d)(i) or (ii), within three (3) Business Days after such termination and (z) in the case of a payment as a result of any event referred to clause (x) or (y) of Section 7.03(c)(i)(C), upon the earlier of execution of such Acquisition Agreement or consummation of the transactions contemplated by such Acquisition Proposal.

(d)    The Parties acknowledge that the agreements contained in Sections 7.03(b) and 7.03(c) are an integral part of the Transactions, and that, without these agreements, they would not enter into this Agreement; accordingly, if a Party fails to pay in a timely manner any amount due pursuant to Section 7.03(b) or 7.03(c), as applicable, and, in order to obtain such payment, the other Party commences a claim, suit, proceeding or other action that results in a judgment against such first Party, such first Party shall pay to the other Party interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 1%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.

Article VIII

 Miscellaneous

8.01    Survival.    The representations, warranties, agreements and covenants contained in this Agreement, including any rights arising out of any breach of such representations, warranties, agreements and covenants, will not survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

8.02    Waiver; Amendment.    At any time prior to the Effective Time, any provision of this Agreement may be (a) waived by the Party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require submission or resubmission of this Agreement or the Plan of Merger contained herein to the stockholders of the Company. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.03    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

8.04    Governing Law; Jurisdiction; Venue.    This Agreement shall be governed by, and will be interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of Parent, Purchaser, and the Company hereby irrevocably and unconditionally; (i) consents to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware (‘‘Delaware Courts’’) for any litigation arising out of or relating to this

Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts, (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum or attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

8.05    Notices.    All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given upon receipt by the Parties at the following addresses set forth below or such other address as such Party may specify by like notice.

If to the Company, to:

Armor Holdings, Inc.
        13386 International Parkway
        Jacksonville, Florida 32218
        Phone: (904) 741-5400
        Fax: (904) 741-5403
        Attention:    Robert R. Schiller

With a copy to.

Kane Kessler, P.C.
        1350 Avenue of the Americas, 26th Floor
        New York, New York 10019
        Phone: (212) 519-5103
        Fax: (212) 245-3009
        Attention:    Robert L. Lawrence, Esq.

If to Parent or Purchaser, to:

BAE Systems, Inc.
        1601 Research Boulevard
        Rockville, MD 20850
        Phone:    (301) 838-6000
        Fax:    (301) 838-6925
        Attention:    Sheila C. Cheston, Esq.

With a copy to.

Cravath, Swaine & Moore LLP
        825 Eighth Avenue
        New York, NY 10019
        Phone: (212) 474-1000
        Fax: (212) 474-3700
        Attention:    Sarkis Jebejian, Esq.

8.06    Entire Understanding; No Third Party Beneficiaries.    This Agreement, taken together with the Disclosure Schedule and the Confidentiality Agreement constitutes the entire agreement and understanding among the Parties regarding the Transactions and supersedes any and all other oral or written agreements and understandings previously made or purported to be made with respect thereto. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement. Except for Article II, and Section 5.09, which is intended to benefit the Indemnified Parties, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any Person other than Parent and the Company.

8.07    Severability.    If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

8.08    Assignment; Successors.    No Party may assign either this Agreement or any of the rights, interests or obligations under this Agreement, or delegate any of its duties hereunder, in whole or in part, without the prior written consent of the other Parties, except that Purchaser may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Any purported assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns.

8.09    Remedies.    The Parties agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and the Parties further agree they shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this remedy being in addition to any other remedy to which the Parties are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

BAE SYSTEMS, INC.
By: /s/ Sheila C. Cheston Name: Sheila C. Cheston Title: Senior Vice President, General Counsel & Secretary
JAGUAR ACQUISITION SUB INC.
By:/s/ Sheila C. Cheston Name: Sheila C. Cheston Title: Vice President & Secretary
ARMOR HOLDINGS, INC.
By: /s/ Robert R. Schiller Name: Robert R. Schiller Title: President

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the ‘‘Corporation’’) is [    ].

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

(1)    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’

EXHIBIT-A-1

fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The right to indemnification conferred upon such persons by this Article IX shall be a contract right.

(2)    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(3)    To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this Article IX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)    Any indemnification under Sections (1) and (2) of this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders of the Corporation.

(5)    Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer at the commencement of such action, suit or proceeding to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors of the Corporation deems appropriate.

(6)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(7)    The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the

EXHIBIT-A-2

Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the General Corporation Law.

(8)    For purposes of this Article IX, references to ‘‘the Corporation’’ shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he would have with respect to such consistent corporation if its separate existence had continued.

(9)    For purposes of this Article IX, references to ‘‘other enterprises’’ shall include employee benefit plans; references to ‘‘fines’’ shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to ‘‘serving at the request of the Corporation’’ shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner ‘‘not opposed to the best interests of the Corporation’’ as referred to in this Article IX.

(10)    The indemnification and advance of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EXHIBIT-A-3

Appendix B

PERSONAL AND CONFIDENTIAL

May 7, 2007

Board of Directors
Armor Holdings, Inc.
13386 International Parkway
Jacksonville, FL 32218

Lady and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the ‘‘Shares’’), of Armor Holdings, Inc. (the ‘‘Company’’) of the $88.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of May 7, 2007 (the ‘‘Agreement’’), between BAE Systems, Inc. (‘‘BAE’’), Jaguar Acquisition Sub Inc., a wholly owned subsidiary of BAE, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the ‘‘Transaction’’). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as lead manager with respect to a public offering of 4,000,000 Shares in June 2004 and as lead manager with respect to a public offering of the Company’s 2% Senior Subordinated Convertible Notes due November 1, 2024 (aggregate principal amount $300,000,000) in October 2004. We have provided certain investment banking services to BAE from time to time, including having acted as BAE’s financial advisor in connection with the acquisition of Boeing Commercial Electronics in August 2004; as BAE’s financial advisor in connection with the acquisition of Alvis plc in August 2004; as book runner with respect to BAE’s $3,000,000,000 term loan in March 2005; as BAE’s financial advisor in connection with the acquisition of United Defense Industries, Inc. in June 2005; as co-manager in a public offering of BAE’s Floating Rate Notes due 2008, 2010 and 2015 in July 2005; and having acted as BAE’s financial advisor in connection with the divestiture of BAE’s minority interest in Airbus in October 2006. We also may provide investment banking services to BAE in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, BAE and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and BAE for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In

B-1

Board of Directors
Armor Holdings, Inc.
May 7, 2007
Page Two

addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the defense industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $88.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

APPENDIX C

DELAWARE GENERAL CORPORATION LAW

SECTION 262

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word ‘‘stockholder’’ means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words ‘‘stock’’ and ‘‘share’’ mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words ‘‘depository receipt’’ mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given,

provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ARMOR HOLDINGS, INC.

SPECIAL MEETING

JULY 25, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Warren B. Kanders and Robert R. Schiller, or either of them, each with power to appoint his substitute, as proxies of the undersigned and authorizes them to represent and vote, as designated below, all the shares of Common Stock of Armor Holdings, Inc. that the undersigned would be entitled to vote if personally present, and to act for the undersigned at the special meeting to be held on July 25, 2007, or any adjournment or postponement thereof.

This proxy will be voted in the manner directed herein and in accordance with the accompanying Proxy Statement. Receipt of the Proxy Statement is hereby acknowledged. If no direction is made, the undersigned grants the Proxies discretionary authority with respect to, and this proxy will be voted FOR, proposals 1 and 2 which are being proposed by the Board of Directors of Armor Holdings, Inc.

(Continued and to be signed on the reverse side)

14475

SPECIAL MEETING OF STOCKHOLDERS OF

ARMOR HOLDINGS, INC.

JULY 25, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

▀ 00030300000000000000	072507

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	AB STAIN
1.	To adopt the Agreement and Plan of Merger dated as of May 7, 2007, among Armor Holdings, Inc., BAE Systems, Inc. and Jaguar Acquisition Sub Inc.
2.

To approve the postponement or adjournment of the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting.

3.	In accordance with their discretion, to consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

▀	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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SPECIAL MEETING OF STOCKHOLDERS OF

ARMOR HOLDINGS, INC.

JULY 25, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -

IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on July 24, 2007.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00030300000000000000	072507

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	AB STAIN
1.	To adopt the Agreement and Plan of Merger dated as of May 7, 2007, among Armor Holdings, Inc., BAE Systems, Inc. and Jaguar Acquisition Sub Inc.
2.

To approve the postponement or adjournment of the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting.

3.	In accordance with their discretion, to consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

▀	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

▀